      As filed with the Securities and Exchange Commission on July 18, 1997
                                                      REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       AMERICAN REAL ESTATE PARTNERS, L.P.
             (Exact Name of Registrant as Specified in its Charter)
           DELAWARE                                         13-3398766
 (State of Organization)                   (IRS Employer Identification Number)

                             100 SOUTH BEDFORD ROAD
                               MT. KISCO, NY 10549
                                 (914) 242-7700
    (Address and Telephone Number of Registrant's Principal Executive Office)

                               JOHN P. SALDARELLI
                       AMERICAN REAL ESTATE PARTNERS, L.P.
                             100 SOUTH BEDFORD ROAD
                               MT. KISCO, NY 10549
                                 (914) 242-7700
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             CRAIG S. MEDWICK, ESQ.
                             G. DAVID BRINTON, ESQ.
                                 ROGERS & WELLS
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: With respect to the Depositary Units (as defined herein) and the Preferred Units (as defined herein) to be issued upon exercise of the Rights (as defined herein), as soon as practicable after this Registration Statement has been declared effective and with respect to the Depositary Units issuable upon conversion of the Preferred Units and the Preferred Units which may be issued from time to time as distributions on the Preferred Units, from time to time after this Registration Statement has been declared effective.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                        Proposed Maximum            Amount of
                                      Title of Securities             Aggregate Offering          Registration
                                        to be Registered                    Price                     Fee
---------------------------------------------------------------------------------------------------------------------
Depositary Units representing Limited Partner Interests..............      $240,000,000(1)          $72,728
---------------------------------------------------------------------------------------------------------------------
Cumulative Pay-in-Kind Redeemable Preferred Units
representing Limited Partner Interests...............................       $60,000,000(2)          $18,182
---------------------------------------------------------------------------------------------------------------------
Depositary Units representing Limited Partner Interests issuable
upon redemption of the Preferred Units...............................        (3)                      (3)
---------------------------------------------------------------------------------------------------------------------
Cumulative Pay-in-Kind Redeemable Preferred Units
representing Limited Partner Interests, which may be issued from
time to time as distributions on the Preferred Units.................        (4)                      (4)

================================================================================
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act").
(2)  Estimated solely for purposes of calculating the registration fee.
(3) Issuable upon conversion of the Preferred Units without payment of any additional consideration. Accordingly, pursuant to Rule 457(i) of the Act, no registration fee is payable.
(4) No additional consideration is payable in connection with the issuance of these securities.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Dated July 18, 1997

                       AMERICAN REAL ESTATE PARTNERS, L.P.

      SUBSCRIPTION RIGHTS, EXPIRING _________, 1997, TO PURCHASE DEPOSITARY UNITS REPRESENTING LIMITED PARTNER INTERESTS AND 5% CUMULATIVE PAY-IN-KIND
        REDEEMABLE PREFERRED UNITS REPRESENTING LIMITED PARTNER INTERESTS

         American Real Estate Partners, L.P., a Delaware limited partnership ("AREP" or the "Partnership"), is distributing at no cost to holders of record as of the close of business on __________, 1997 (the "Record Date") of depositary units representing limited partner interests in the Partnership (the "Depositary Units") one transferable subscription right (each, a "Right") for each five Depositary Units held. Each Right entitles the holder thereof ("Rights Holders") to purchase, at any time prior to 5:00 p.m., New York City time, on ________, 1997 (as such date may be extended by the Partnership as herein provided, the "Expiration Date"), at a subscription price of $__ (the "Subscription Price"), the following securities (the "Basic Subscription Right"): (i) four Depositary Units and (ii) one 5% cumulative pay-in- kind redeemable preferred unit (the "Preferred Unit"), each representing a limited partner interest in the Partnership. The Subscription Price is allocable $__ to the Depositary Units and $__ to the Preferred Unit. The portion of the Subscription Price allocable to the Depositary Units represents a discount to the last reported sales price for the Depositary Units on the New York Stock Exchange, Inc. (the "NYSE") which was $____ on __________, 1997. The portion of the Subscription Price allocable to the Preferred Unit represents the liquidation preference of the Preferred Unit of $10, plus accrued interest thereon of _____; the last reported sales price on the NYSE for the Preferred Units was $___ on __________, 1997. Each Rights Holder who exercises any portion of his Basic Subscription Rights (an "Exercising Rights Holder") will be entitled to exercise an over-subscription privilege (the "Over-Subscription Privilege") for all or any portion of the Depositary Units and Preferred Units that are not purchased through the exercise of Basic Subscription Rights. If all Basic Subscription Rights are exercised, there will be no Over-Subscription Privilege. There is no limit on the number of Depositary Units and Preferred Units that Exercising Rights Holders may seek to subscribe for pursuant to the Over-Subscription Privilege. The available Preferred Units and Depositary Units will be allocated pro rata (according to the aggregate number of Basic Subscription Rights exercised) among those Rights Holders who exercise the Over-Subscription Privilege. The Depositary Units and Preferred Units purchased through the exercise of Basic Subscription Rights and the Over-Subscription Privilege must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately. See "The Offering."

         EXERCISING RIGHTS HOLDERS WILL HAVE NO RIGHT TO MODIFY OR RESCIND A PURCHASE AFTER THE SUBSCRIPTION AGENT HAS RECEIVED A COMPLETED SUBSCRIPTION CERTIFICATE. EXCEPT FOR THE GUARANTOR (DEFINED BELOW), ALL EXERCISING RIGHTS HOLDERS MUST REMIT PAYMENT IN FULL WITH THEIR COMPLETED SUBSCRIPTION CERTIFICATE FOR ALL DEPOSITARY UNITS AND PREFERRED UNITS SUBSCRIBED FOR THROUGH THE EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND THE OVER-SUBSCRIPTION PRIVILEGE. SEE "THE OFFERING -- PAYMENT FOR SECURITIES."

         High Coast Limited Partnership, a Delaware limited partnership (the "Guarantor") whose general partner is American Property Investors, Inc. (the "General Partner"), the general partner of the Partnership, has agreed, subject to certain conditions contained in the Subscription Guaranty Agreement (as defined herein), (i) to subscribe for and purchase ________ Depositary Units and _____ Preferred Units through the exercise of its Basic Subscription Rights and
(ii) to subscribe for all other Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege, and, subject to proration as described above, to purchase such additional Depositary Units and Preferred Units (the "Subscription Guaranty"). Therefore, assuming the conditions in the Subscription Guaranty Agreement are satisfied, the Partnership is assured of receiving an amount equal to the amount it would have raised had all Basic Subscription Rights been exercised in full, approximately $___________ assuming the issuance of _________ Rights (the "Guaranteed Amount"). No fee is being paid to the Guarantor for the Subscription Guaranty, although any Units (as defined herein) held by the Guarantor will be subject to a registration rights agreement. The Guarantor may purchase Rights during the Offering. See "The Rights Offering -- Subscription Guaranty."

         Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of 5% per annum of the liquidation preference (which is equal to $.50 per annum per Preferred Unit) payable annually on March 31 of each year (each, a "Payment Date"). The Preferred Units are subject to (i) redemption at the option of the Partnership on any Payment Date commencing with the Payment Date on March 31, 2000 and (ii) mandatory redemption by the Partnership on March 31, 2010. The redemption price is payable at the option of the Partnership either in all cash or by issuance of additional Depositary Units in an amount equal to the redemption price. See "Description of Securities -- The Preferred Units -- Redemption." Holders of Preferred Units and Depositary Units may incur taxable income each year even though no cash is distributed. See "Description of Securities" and "Income Tax Considerations."

         The Rights are freely transferable and the Partnership will seek to list the Rights on the NYSE. There can be no assurance, however, that the Rights will be accepted for listing on such exchange or that a market for the Rights will develop. The Depositary Units currently outstanding are, and those issued on exercise of the Rights will be, listed on the NYSE under the symbol "ACP." The Preferred Units currently outstanding are, and those issued on exercise of the Rights will be, listed on the NYSE under the symbol "ACP.Pr."


             THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                      FACTORS" BEGINNING ON PAGE 13 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                             Subscription       Proceeds to
                                             Price            Partnership(1)(2)
Per Unit...................................  $_____           $_____
Total(3)...................................  $___________     $__________
(Footnotes on following page)

_____________, 1997

(Footnotes from prior page)

(1) Before deducting offering expenses of the Partnership estimated to be $________.

(2) No underwriting discounts or commissions will be paid in connection with the offering.

(3) Assumes issuance and exercise of ___________ Rights. The number of Rights actually issued may vary due to rounding. See "The Offering -- Terms of the Offer."


                          AVAILABLE INFORMATION

              The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the
     Commission: Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the world-wide-web at http://www.sec.gov that contains reports and other information regarding the Partnership. The Depositary Units and Preferred Units of the Partnership are listed on the NYSE. Reports and other information concerning the Partnership may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

              The Partnership has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Partnership and the securities offered hereby, reference is hereby made to such Registration Statement and to the exhibits filed as part thereof. The Registration Statement may be examined without charge, and copies thereof may be obtained upon payment of a prescribed fee, at the principal office of the Commission in Washington, D.C.


                  INFORMATION INCORPORATED BY REFERENCE

              The following documents filed by the Partnership with the Commission are incorporated in and made a part of this Prospectus by reference:

              (1) the Partnership's annual report on Form 10-K for the year ended December 31, 1996;

              (2) the Partnership's quarterly report on Form 10-Q for the quarterly period ended March 31, 1997; and

              (3) the Partnership's Current Report on Form 8-K dated March 26, 1997.

              All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby (the "Offering") shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

              Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or contained in any other document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              The Partnership will furnish without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to the Partnership, 100 South Bedford Road, Mt. Kisco, New York 10549, (914) 242-7700 or (800) 255-2737.

                               PROSPECTUS SUMMARY

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Partnership's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

         As used in this Prospectus, unless the context otherwise indicates, "AREP" or the "Partnership" means American Real Estate Partners, L.P. and its direct and indirect subsidiaries. All references in this Prospectus to "Unitholders" shall refer to holders of Depositary Units and holders of Preferred Units, unless the context otherwise indicates. All references in this Prospectus to "Units" shall refer to the Depositary Units and the Preferred Units, unless the context otherwise indicates. All references in this Prospectus to the aggregate number of Rights, Depositary Units and Preferred Units issued and to numbers derived therefrom are based on the assumption that ___________ Rights are issued. The number of Rights actually issued is subject to change based on the number of Depositary Units held by each record holder or beneficial owner due to rounding (described below).

                   THE PARTNERSHIP AND PURPOSE OF THE OFFERING

         AREP was formed under the laws of the State of Delaware on February 17, 1987 and its general partner is American Property Investors, Inc. (the "General Partner"), a Delaware corporation which is wholly owned by Carl C. Icahn ("Icahn"). AREP's business is conducted through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership (the "Subsidiary"), in which AREP owns a 99% limited partnership interest. The General Partner also acts as the general partner for the Subsidiary. The General Partner has a 1% general partnership interest in each of AREP and the Subsidiary, and, upon completion of the offering made hereby, the General Partner will contribute additional capital to the Partnership in the amount necessary to maintain its 1% general partner interest in AREP.

         AREP is primarily engaged in the business of acquiring and managing real estate and activities related thereto. Historically, the properties owned by AREP have been primarily office, retail, industrial, residential and hotel properties. As of June 30, 1997, AREP owned 218 separate real estate assets primarily consisting of fee and leasehold interests in 35 states. On August 16, 1996, an amendment (the "Amendment") to AREP's Amended and Restated Limited Partnership Agreement (the "Partnership Agreement") became effective which permits AREP to make non-real estate related investments.

         The Partnership is seeking to raise funds in the offering to increase its available liquidity so that it will be in a better position to take advantage of investment opportunities and to further diversify its portfolio. Additionally, the Partnership may determine to reduce the debt of certain properties where the interest rate is considered to be in excess of current market rates. In light of AREP's view of current market conditions and the rise in the trading price of AREP's Depositary Units, AREP believes that this is an opportune time to raise additional capital. The Partnership believes that the strengthening of the real estate market and the stock market over recent years has permitted AREP and others to sell properties at increasingly favorable prices. However, AREP believes the markets may be due for a downward correction which could result in purchasing opportunities from sellers who may seek to liquidate assets when their expected returns decrease; also, the trading prices of securities issued by such companies could decline, providing additional investment opportunities. In the real estate markets, which historically have been cyclical, this may be especially true due to the unprecedented high volume of securities issued by real estate operating companies. This may present opportunities for companies with strong cash positions to acquire large portfolios of assets at possible discounts to their implicit values and for the acquisition or recapitalization of operating companies, including those with significant real estate assets.

         The types of investments AREP will pursue include residential/ commercial development, acquiring debt or equity securities of companies which may be undergoing restructuring and subperforming properties that may require active asset management and significant capital improvements. These investments may not be readily financeable and may not generate immediate positive cash flow for the Partnership. As such, they require AREP to maintain a strong capital base in order to react quickly to these market opportunities as well as to allow AREP the financial strength to develop or reposition these assets.

         AREP believes that the Partnership will benefit from diversification of its real estate portfolio. By the end of the year 2000, net leases representing approximately 23% of AREP's net annual rentals from its portfolio will be due for renewal, and by the end of the year 2002, net leases representing approximately 41% of AREP's net annual rentals will be due for renewal. Since most of the Partnership's properties are net-leased to single corporate tenants, it may be difficult and time consuming to re-lease or sell those properties that existing tenants decline to re-let or purchase and that AREP may be required to incur expenditures to renovate such properties for new tenants. In addition, AREP may become responsible for the payment of certain operating expenses, including maintenance, utilities, taxes, insurance and environmental compliance costs associated with such properties which are presently the responsibility of the tenant. As a result, AREP could experience an adverse impact on net cash flow from such properties in the future.

         In selecting future real estate investments, AREP intends to focus on assets that it believes are undervalued in the real estate market, which investments may require substantial liquidity to maintain a competitive advantage. Despite the substantial capital pursuing real estate opportunities, AREP believes that there are still opportunities available to acquire investments that are undervalued. This may include commercial properties, residential and commercial development projects, land, non-performing loans and the securities of entities which own, manage or develop significant real estate assets, including limited partnership units and securities issued by real estate investment trusts ("REITS"). To further these investment objectives, AREP may consider the acquisition or seek effective control of land development companies and other real estate operating companies which may have a significant inventory of quality assets under development, as well as experienced personnel. This may enhance AREP's ability to further diversify its portfolio of properties and gain access to additional operating and development capabilities. Such acquisitions may include those from affiliates of the General Partner, provided the terms thereof are fair and reasonable and are approved by the Audit Committee of the Board of Directors of the General Partner (the "Audit Committee"). See "Risk Factors -- Substantial Fees to General Partner and its Affiliates" and "Use of Proceeds -- Fees to the General Partner and its Affiliates."

         Pursuant to the Amendment, AREP, while continuing to pursue suitable investments in the real estate markets as mentioned above, may invest a portion of its funds in securities of issuers that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate. Such investments may include equity and debt securities of domestic and foreign issuers. The investment objective of AREP with respect to such investments will be to purchase undervalued securities, so as to maximize total return consisting of current income and/or capital appreciation. Undervalued securities are those which AREP believes may have greater inherent value than indicated by their then current trading price and/or may lend themselves to "activist" shareholder involvement. The equity securities in which AREP may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase such securities. The debt securities in which AREP may invest may include bonds, debentures, notes, mortgage-related securities and municipal obligations. Certain of such securities may include lower rated securities which may provide the potential for higher yields and therefore may entail higher risk. AREP will conduct its investment activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act").

         Recently, AREP invested approximately $42.8 million to purchase certain mortgage notes issued by Stratosphere Corporation ("Stratosphere") having a face value of $55 million. In addition, an affiliate of Icahn currently owns approximately $39 million face value of such Stratosphere mortgage notes. Stratosphere owns and operates the Stratosphere Tower, Casino & Hotel in Las Vegas, Nevada and has filed a voluntary proceeding for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. Such affiliate of Icahn and AREP together submitted a proposal for the restructuring of Stratosphere, which if accepted and pursued would involve additional investments in Stratosphere by AREP and such affiliate of Icahn. In addition, AREP is investigating possible tender offers for real estate operating companies which, together with the possible additional investment in Stratosphere, could involve investments of over $200 million by AREP in the foreseeable future. However, no assurances can be made that such transactions will be pursued or that such investments will be made. See "Recent Events -- Investment in Stratosphere Corporation."

         In keeping with its overall investment strategy, the Partnership may acquire assets that are not generating positive cash flow. While this may impact cash flow in the near term and there can be no assurance that any asset acquired by the Partnership will increase in value or generate positive cash flow, AREP intends to focus on assets that it believes may provide opportunities for long-term growth and diversification of its portfolio.

         The determination of which assets are to be acquired will be within the sole discretion of the General Partner. No assets have as yet been identified for acquisition nor has the Partnership entered into negotiations or agreements relating to the acquisition of any assets with the proceeds of the Offering.

         Icahn, in his capacity as majority Unitholder through High Coast Limited Partnership, a Delaware limited partnership (the "Guarantor"), will not receive any additional benefit with respect to distributions and allocations of profits and losses not shared on a pro rata basis by all other Unitholders. In addition, Icahn has confirmed to AREP that neither he nor any of his affiliates will receive any fees from AREP in consideration for services rendered in connection with non-real estate related investments by AREP. The General Partner and its affiliates may, however, realize substantial fees and other income from transactions involving the Partnership's investments in real estate as described herein. AREP may determine to make investments in certain assets in which Icahn or his affiliates have independent investments; in addition, AREP may enter into other transactions with the General Partner, Icahn or their affiliates, including, without limitation, buying and selling assets from or to the General Partner, Icahn or their affiliates, and participating in joint venture investments in assets with the General Partner, Icahn or their affiliates, whether real estate or non-real estate related, provided the terms of all such transactions are fair and reasonable to AREP. See "Use of Proceeds -- Fees to the General Partner and its Affiliates" and "Risk Factors -- Substantial Fees to General Partner and its Affiliates."

         In addition to the factors described above, the Offering seeks, in part, to give Unitholders the right to purchase additional Depositary Units and Preferred Units at a total price below market without incurring any commission charge and, in part, to provide the Partnership, through the issuance of additional Preferred Units, with a relatively inexpensive source of financing. The Preferred Units also have the further quality, at least initially, of not being dilutive to those Unitholders who choose not to exercise their Rights (although the Preferred Units could, if the Audit Committee of the Board of Directors of the General Partner determined it was in the best interests of the Partnership at the time, be redeemed at a later time for Depositary Units). In structuring the Offering, the General Partner considered that the Preferred Units have been trading at a discount to their liquidation preference, may not be as attractive to investors as the Depositary Units and might reduce Unitholder participation in the Offering, but determined that the benefit to the Partnership and ultimately Unitholders of raising approximately an additional $___________ for investment through the issuance of the additional Preferred Units together with the offering of the additional Depositary Units outweighed any potential negative impact that might arise as a consequence of including the Preferred Units as part of the Offering. Moreover, in an attempt to at least partially compensate those Unitholders who decline to participate in the Offering, the General Partner has structured the Rights as transferable to afford non-participating Unitholders the potential of receiving a cash payment upon sale of such Rights. See "Purpose of the Offering -- Benefits to the Partnership and Unitholders."


                                  THE OFFERING

Terms of the Offer

         The Partnership is issuing to holders of record (the "Record Date Holders") as of the close of business on __________, 1997 (the "Record Date") of depositary units representing its limited partner interests ("Depositary

Units") one transferable subscription right (each, a "Right") for each five Depositary Units held. Each Right entitles the holder thereof (the "Rights Holder") to purchase, at any time prior to 5:00 p.m., New York City time, on ________, 1997 (as such date may be extended by the Partnership as herein provided, the "Expiration Date"), at a subscription price of $__ (the "Subscription Price") the following securities: (i) four Depositary Units and
(ii) one 5% cumulative pay-in-kind redeemable preferred unit (the "Preferred Unit"), each representing a limited partner interest in the Partnership. The number of Rights to be issued to a Record Date Holder of a number of Depositary Units not divisible by five is determined by multiplying the number of Depositary Units held by such Record Date Holder on the Record Date by .2 and then rounding up to the nearest whole number if the fractional amount is greater than or equal to .5 and rounding down to the nearest whole number if the fractional amount is less than .5. In the case of Depositary Units held of record by any firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or a trust company or other person that holds Depositary Units as nominee for more than one beneficial owner (each, a "Nominee Holder"), the number of Rights issued to such Nominee Holder will be adjusted to permit rounding up of the Rights to be received by the beneficial owners for whom it is the holder of record only if such Nominee Holder provides to the Partnership on or before the close of business on ___________, 1997 written representation of the number of Rights required for such rounding.

         The subscription period shall commence on _______, 1997 and will end on the Expiration Date. The Rights are evidenced by subscription certificates (the "Subscription Certificates") which will be mailed to Record Date Holders on _________, 1997, except as discussed below under "Sale of API Nominee Corp. Rights" and "Foreign Restrictions."

         The right of a Rights Holder to acquire during the subscription period at the Subscription Price four Depositary Units and one Preferred Unit is hereinafter referred to as a "Basic Subscription Right." The Depositary Units and Preferred Units purchased through the exercise of Basic Subscription Rights must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately. All Rights may be exercised immediately upon receipt and until 5:00 p.m., New York City time, on the Expiration Date. Rights Holders exercising any of their Basic Subscription Rights are hereinafter referred to as "Exercising Rights Holders."

Securities Offered

         Each Right entitles the Rights Holder to purchase four Depositary Units and one Preferred Unit at a Subscription Price equal to $__. The Subscription Price is allocable $__ to the Depositary Units and $__ to the Preferred Unit. The portion of the Subscription Price allocable to the Depositary Units represents a discount to the last reported sales price of $_.__ for the Depositary Units on the NYSE on ________, 1997. The portion of the Subscription Price allocable to the Preferred Unit represents the liquidation preference of the Preferred Unit of $10, plus accrued interest thereon of _____; the last reported sales price on the NYSE for the Preferred Units was $___ on _________, 1997. The Depositary Units have been priced at a discount to the market price to attempt to make the Depositary Units attractive to investors. The discount may result in a reduction in the market price of the Depositary Units, however, the Partnership cannot predict what impact, if any, such discount will have on the market price of the Depositary Units.

         The Depositary Units currently trade on the NYSE under the symbol "ACP." The Preferred Units currently trade on the NYSE under the symbol "ACP.Pr."

         Each Preferred Unit will have a liquidation preference of $10.00 and will entitle the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of 5% per annum of the liquidation preference (which is equal to $.50 per annum per Preferred Unit), payable annually on March 31 of each year (each, a "Payment Date"). On any Payment Date commencing with the Payment Date on March 31, 2000, the Partnership, with the approval of the Audit Committee of the Board of Directors of the General Partner (the "Audit Committee"), may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. Upon any redemption of the Preferred Units, the redemption price may be paid either all in cash or all in Depositary Units but not in a combination thereof. See "Description of Securities -- The Preferred Units -- Redemption." On March 31, 2010, the Partnership must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption. Holders of Preferred Units will be allocated taxable income each year equal to the accrual of distributions, even though no cash has been distributed during the year. See "Income Tax Considerations."

         As of June 30, 1997, there were 25,666,640 Depositary Units and 2,178,143 Preferred Units outstanding. After giving effect to the Offering, there will be approximately _________ Depositary Units and ________ Preferred Units outstanding.

Over-Subscription Privilege

         If less than all of the Basic Subscription Rights are exercised, each Exercising Rights Holder will be entitled to subscribe for all or any portion of the Depositary Units and Preferred Units which were not otherwise subscribed for by other Rights Holders (the "Over-Subscription Privilege"). The Depositary Units and Preferred Units purchased pursuant to the Over-Subscription Privilege must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately. The available Depositary Units and Preferred Units will be allocated pro rata (according to the aggregate number of Basic Subscription Rights exercised) among those Exercising Rights Holders who exercise the Over-Subscription Privilege. In the event a Rights Holder exercising the Over-Subscription Privilege is allocated less than the number of Depositary Units and Preferred Units such Holder subscribed for, excess subscription payments will be promptly refunded. See "The Offering -- Payment for Securities." If all Basic Subscription Rights are exercised in full, the Over-Subscription Privilege will not be available.

Subscription Guaranty

         The Guarantor, which, as of the date of this Prospectus, together with its affiliates, holds 13,895,712 Depositary Units (54.1%) and 1,920,945 Preferred Units (88.2%), has agreed, subject to certain conditions contained in the Subscription Guaranty Agreement (as defined herein), (i) to subscribe for and purchase _________ Depositary Units and ______ Preferred Units through the exercise of its Basic Subscription Rights and (ii) to subscribe for all other Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege, and, subject to proration as described above, to purchase such additional Depositary Units and Preferred Units (the "Subscription Guaranty"). As a result, assuming the conditions in the Subscription Guaranty Agreement are satisfied, the Partnership is assured of receiving gross proceeds from the Offering in an amount equal to the amount it would have raised had all Basic Subscription Rights been exercised in full, approximately $__________ assuming the issuance of __________ Rights (the "Guaranteed Amount"). The Guarantor will receive certain registration rights with respect to its Units for providing the Subscription Guaranty but will not otherwise be compensated. See "The Offering -- Subscription Guaranty -- Registration Rights Agreement." The terms of such Subscription Guaranty and the registration rights were reviewed and approved by the Audit Committee.

         The Guarantor may purchase Rights in the Offering, in accordance with applicable securities laws, solely with the intention of exercising such Rights. Any Depositary Units and Preferred Units purchased pursuant to the exercise of any such Rights will be acquired for investment purposes only. See "The Offering -- Subscription Guaranty -- Purchase of Rights by Guarantor."

         If no Rights are exercised by Rights Holders other than the Guarantor, upon completion of the Offering, the Guarantor would beneficially own __________ Depositary Units or approximately ____% of the then outstanding Depositary Units and __________ Preferred Units or approximately ____% of the then outstanding Preferred Units.

Exercising Rights

         Rights will be evidenced by Subscription Certificates (see Appendix A) and may be exercised by completing a Subscription Certificate and delivering it, together with full payment, either by means of a notice of guaranteed delivery (see Appendix B) or a check to Registrar and Transfer Company (the "Subscription Agent") at the address set forth under "The Offering -- Subscription Agent." An example demonstrating the exercise of Rights, including the Over-Subscription Privilege, is set forth under "The Offering -- Example of Exercise of Rights and the Over-Subscription Privilege."

         EXCEPT FOR THE GUARANTOR, ALL EXERCISING RIGHTS HOLDERS MUST REMIT PAYMENT IN FULL WITH THEIR COMPLETED SUBSCRIPTION CERTIFICATE FOR ALL DEPOSITARY UNITS AND PREFERRED UNITS SUBSCRIBED FOR THROUGH THE EXERCISE OF BASIC SUBSCRIPTION RIGHTS AND THE OVER-SUBSCRIPTION PRIVILEGE. SEE "THE OFFERING -- PAYMENT FOR SECURITIES." EXERCISING RIGHTS HOLDERS WILL HAVE NO RIGHT TO MODIFY OR RESCIND A PURCHASE AFTER THE SUBSCRIPTION AGENT HAS RECEIVED A COMPLETED SUBSCRIPTION CERTIFICATE.

Sales of Rights

         The Rights are freely transferable until the close of business on the last Business Day (as defined herein) prior to the Expiration Date. The Partnership will seek to list the Rights on the NYSE. There can be no assurance that the Rights will be accepted for listing on such exchange or that a market for the Rights will develop. The Rights may be sold by a Rights Holder on or before the last Business Day prior to the Expiration Date. The Partnership is not responsible if Rights cannot be sold and has not guaranteed any minimum sales price for the Rights. For purposes of this Prospectus, a "Business Day" means any day on which trading is conducted on the NYSE.

Sale of API Nominee Corp. Rights

         Pursuant to an exchange offer which was consummated on July 1, 1987 (the "Exchange"), AREP acquired the real estate and other assets of 13 limited partnerships (the "Predecessor Partnerships"). In connection with the Exchange, the Depositary Units of certain non-consenting investors in the Predecessor Partnerships issued in connection with the Exchange were registered in the name of API Nominee Corp. (the "Nominee Corp."). As of June 30, 1997, Nominee Corp. held 46,120 Depositary Units. Unless such non-consenting investors execute and return their transfer applications and the certificates evidencing their interests in the Predecessor Partnerships issued in connection with the Exchange, thereby becoming holders of record of the Depositary Units held by Nominee Corp., prior to the Record Date, Nominee Corp. shall use its reasonable efforts to sell the Rights issued to Nominee Corp. and the proceeds from such sale, if any, will be held in escrow by Nominee Corp. Neither the General Partner nor the Guarantor intends to purchase Rights from Nominee Corp.

Foreign Restrictions

         Subscription Certificates will not be mailed to Record Date Holders with record addresses outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) ("Foreign Record Date Unitholders"). The Rights to which such Subscription Certificates relate will be held by the Subscription Agent for such Foreign Record Date Unitholders' accounts until instructions are received to exercise, sell or transfer the Rights. If no instructions have been received by 12:00 noon, New York City time, three Business Days prior to the Expiration Date, the Subscription Agent will use its reasonable efforts to sell the Rights of those Foreign Record Date Unitholders. The net proceeds, if any, from the sale of those Rights will be remitted to the Foreign Record Date Unitholders.

                           IMPORTANT DATES TO REMEMBER

         Event                                              Date

         Record Date                                        ________, 1997

         Subscription Period                                ________, 1997 to ________, 1997

         Expiration Date                                    ________, 1997 (unless extended)

         Last Date by which Nominee Holders
           must notify Partnership for Rounding
           Purposes                                         ________, 1997

         Last Guaranteed Transfer Date                      ________, 1997 (unless extended)

         Payment for Depositary Units and Preferred Units
           and Notice of Guaranteed Delivery Due            ________, 1997 (unless extended)

         Subscription Certificates due pursuant
           to Notice of Guaranteed Delivery                 ________, 1997 (unless extended)

         Additional information regarding the pertinent dates related to the Offering can be found on pages 23 through 31 herein, and additional information regarding the Offering may be obtained from the Partnership at (800) 255-2737 or the Subscription Agent at (800) 368-5948.

                                  RISK FACTORS

         Each Rights Holder who subscribes for the purchase of Depositary Units and Preferred Units pursuant to the Offering described in this Prospectus shall be deemed to have applied for admission as a limited partner of the Partnership with respect to the Units acquired and to have agreed to be bound by all of the terms and conditions of the Partnership Agreement, as from time to time in effect. See "Description of Partnership Agreement." Prospective purchasers of Units should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Partnership. Such matters include, among others:

         POTENTIAL SUBSTANTIAL DILUTION. Upon completion of the Offering, holders of Depositary Units who do not exercise their Basic Subscription Rights in full will own a smaller proportional interest in the Partnership. The only way for a Unitholder to avoid potential substantial dilution is to exercise all of its Basic Subscription Rights.

         INCREASED CONTROL OF THE PARTNERSHIP BY ICAHN. As of the date of this Prospectus, the Guarantor beneficially owns approximately 54.1% of the outstanding Depositary Units and approximately 88.2% of the outstanding Preferred Units. If no Rights are exercised by Rights Holders other than the Guarantor, the Guarantor would beneficially own approximately ____% of the then outstanding Depositary Units and approximately ____% of the then outstanding Preferred Units thereby increasing the Guarantor's control over substantially all matters to be determined by the Unitholders. The affirmative vote of Unitholders holding more than 75% of the total number of Depositary Units then outstanding, including Depositary Units held by the General Partner and its affiliates, is required to remove the General Partner. Thus, the General Partner cannot be removed without the consent of Icahn. Moreover, the affirmative vote of the General Partner and Unitholders owning more than 50% of the total number of all outstanding Depositary Units then held by Unitholders, including the Guarantor, is required to approve certain extraordinary actions taken by the Partnership. Accordingly, Icahn, through the Guarantor, has effective control over the taking of these actions by the Partnership.

         RISKS ASSOCIATED WITH PURCHASE OF THE PREFERRED UNITS. The Preferred Units call for distributions to be paid in kind. Holders of Preferred Units will not receive any payment from the Partnership in respect thereof unless such securities are redeemed for cash in accordance with the terms thereof and will have no voting rights or be entitled to participate in any decisions regarding the management of the Partnership except in certain limited circumstances. The Preferred Units have no preemptive rights or anti-dilution protection and they may be redeemed at the option of the Partnership on any Payment Date commencing with the Payment Date on March 31, 2000 for a price payable either in cash or Depositary Units. The Preferred Units have traded and, as of the date of this Prospectus are trading, at a discount to their $10 liquidation value. While no prediction can be made as to the effect, if any, that market sales of Depositary Units issued in redemption of Preferred Units, or the availability of such Depositary Units for sale, will have on the market price of the Depositary Units, sales of substantial amounts of the Depositary Units received upon redemption of the Preferred Units in the public market could adversely affect prevailing market prices.

         BROAD GENERAL PARTNER DISCRETION IN USE OF PROCEEDS; UNSPECIFIED INVESTMENTS. No properties or other investments have as yet been identified for acquisition by the Partnership with the proceeds of the Offering and the determination of which properties or investments are to be acquired will be within the sole control of the General Partner.

         SUBSTANTIAL FEES TO THE GENERAL PARTNER AND ITS AFFILIATES. In connection with the real estate investments of the Partnership, affiliates of the General Partner may realize substantial fees, commissions and other income from transactions involving the purchase, operation, management, development, financing and sale of the Partnership's properties, subject to certain limitations on properties acquired from the Predecessor Partnerships. The Partnership may also enter into real estate management or other arrangements with the General Partner or its affiliates. In addition, subject to the terms of the Partnership Agreement, the General Partner has absolute discretion to act on behalf of the Partnership with respect to all transactions with affiliates, and such transactions may not be the result of arm's-length negotiations. See "-- Use of Proceeds" below for a further description of the fees payable to the General Partner and its affiliates.

         CERTAIN TAX CONSIDERATIONS. Favorable tax treatment of the Partnership and the Subsidiary depends, in large part, on the classification of the Partnership and the Subsidiary as partnerships for federal income tax purposes. Based on certain representations by the General Partner, counsel to the Partnership is of the opinion that, under current law, the Partnership and the Subsidiary will continue to be classified as partnerships for federal income tax purposes. However, this opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or any court and the IRS may challenge the classification of the Partnership or the Subsidiary as a partnership. The law is not entirely clear as to the proper method of allocation of income and loss in the case of the issuance by a partnership of units having the characteristics of the Depositary Units and Preferred Units. The Partnership Agreement provides that income will be accrued to the Preferred Units as a "guaranteed payment" under Section 707(c) of the Internal Revenue Code of 1986, as amended (the "Code"), based on the accrual of the liquidation preference. There is no assurance that the IRS will continue to respect this treatment for tax purposes. In addition, certain aspects of the allocation of taxable income and loss between existing holders of Depositary Units and holders of Depositary Units issued upon exercise of Rights are not entirely clear and may be subject to challenge by the IRS. Each Depositary Unitholder will be taxed on the Unitholder's allocable share of the Partnership's taxable income and gains and, with respect to the Preferred Unitholders, accrued guaranteed payments, whether or not any cash is distributed to the Unitholder. See "Risk Factors -- Certain Tax Considerations -- Tax Liabilities in Excess of Cash Distributions" and "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Allocation of Income and Loss."

         RISKS ASSOCIATED WITH REAL ESTATE RELATED INVESTMENTS. The Partnership's investment in properties will be subject to risks which may be beyond its control, such as fluctuations in occupancy rates and operating expenses, as well as defaults by tenants, including tenants filing for bankruptcy protection. These in turn may be adversely affected by general and local economic conditions, adverse use of adjacent or neighboring real estate, zoning laws, over-supply of available properties, reduced employment in areas of Partnership investments, reduced costs of operating competing properties, increasing real property tax rates and environmental compliance requirements.

         RISKS ASSOCIATED WITH NON-REAL ESTATE RELATED INVESTMENTS. The investment objective of AREP with respect to non-real estate related investments is to purchase undervalued securities, which may include, for example, high yield and neglected securities. As a result, AREP's investments may be subject to significant amounts of business, financial, market and other risks. See "Purpose of the Offering -- Investment Strategies."

         ADDITIONAL CONSIDERATIONS. The Partnership may utilize leverage in connection with its investments which may have the effect of increasing the risks of such investments. In recent years the Partnership has made no distributions on its Depositary Units and has applied available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements, other capital expenditures and the creation of cash reserves for contingencies facing AREP, including environmental matters and scheduled lease expirations. For a further discussion of these and certain other considerations, investors should carefully review "Risk Factors" below.

                                 USE OF PROCEEDS

         GENERAL. The General Partner has determined that it is in the best interests of AREP and its Unitholders to increase the Partnership's available liquidity so that AREP will be in a better position to take advantage of investment opportunities and to further diversify its portfolio. Additionally, the Partnership may elect to reduce the debt of certain properties where the interest rate is considered to be in excess of current market rates. With the proceeds from the Offering (estimated to be approximately $___________ after payment of offering expenses which are estimated to be approximately $_______), AREP intends to pursue investments involving raw-land development, debt or equity securities of companies that may be undergoing restructuring and properties that may require active asset management and significant capital improvements, along with other investments described in this Prospectus. These investments may not be readily financeable and may not generate immediate positive cash flow for the Partnership. As such, they require AREP to maintain a strong capital base to react quickly to these market opportunities as well as to allow AREP the financial strength to develop or reposition these assets. See "Purpose of the Offering" and "Use of Proceeds."

         SUBSTANTIAL FEES TO THE GENERAL PARTNER AND ITS AFFILIATES. The General Partner and its affiliates may realize substantial fees in connection with the acquisition, sale, financing, development and management of new properties acquired by AREP. As development and other new properties are acquired, developed, constructed, operated, leased and financed, the General Partner or its affiliates may perform acquisition functions, including the review, verification and analysis of data and documentation with respect to potential acquisitions, and perform development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and may perform other services and be entitled to fees and reimbursement of expenses relating thereto, provided that, in accordance with the Partnership Agreement, the terms of such transactions are fair and reasonable to AREP and are customary to the industry. It is not possible to state precisely what role, if any, the General Partner or any of its affiliates may have in the acquisition, development or management of any new investments. Consequently, it is not possible to state the amount of the income, fees or commissions the General Partner or its affiliates might be paid in connection with the investment of the Offering proceeds since the amount thereof is dependent upon the specific circumstances of each investment, including the nature of the services provided, the location of the investment and the amount customarily paid in such locality for such services. However, Unitholders may expect that, subject to the specific circumstances surrounding each transaction and the overall fairness and reasonableness thereof to AREP, the fees charged by the General Partner and its affiliates for the services described below generally will be within the ranges set forth below:

         - Property Management and Asset Management Services. To the extent that AREP acquires any properties requiring active management (e.g., operating properties that are not net-leased) or asset management services, including on site services, it may enter into management or other arrangements with the General Partner or its affiliates. Generally, it is contemplated that under property management arrangements, the entity managing the property would receive a property management fee (generally 3% to 6% of gross rentals for direct management, depending upon the location) and under asset management arrangements, the entity managing the asset would receive an asset management fee (generally .5% to 1% of the appraised value of the asset for asset management services, depending upon the location) in payment for its services and reimbursement for costs incurred.

         - Brokerage and Leasing Commissions. AREP also may pay affiliates of the General Partner real estate brokerage and leasing commissions (which generally may range from 2% to 6% of the purchase price or rentals depending on location; this range may be somewhat higher for problem properties or lesser-valued properties).

         - Lending Arrangements. The General Partner or its affiliates may lend money to, or arrange loans for, AREP. Fees payable to the General Partner or its affiliates in connection with such activities include mortgage brokerage fees (generally .5% to 3% of the loan amount), mortgage origination fees (generally
 .5% to 1.5% of the loan amount) and loan servicing fees (generally .10% to .12% of the loan amount), as well as interest on any amounts loaned by the General Partner or its affiliates to AREP.

         - Development and Construction Services. The General Partner or its affiliates may also receive fees for development services, generally 1% to 4% of development costs, and general contracting services or construction management services, generally 4% to 6% of construction costs.

         As discussed herein, Icahn has confirmed to AREP that neither he nor any of his affiliates will receive any fees from AREP in consideration for services rendered in connection with non-real estate related investments by AREP. Further, the General Partner and its affiliates may not receive duplicative fees. AREP may determine to make investments in certain assets in which Icahn or his affiliates have independent investments; in addition, AREP may enter into other transactions with the General Partner, Icahn or their affiliates, including, without limitation, buying and selling assets from or to the General Partner, Icahn or their affiliates, and participating in joint venture investments in assets with the General Partner, Icahn or their affiliates, whether real estate or non-real estate related, provided the terms of all such transactions are fair and reasonable to AREP. See "Risk Factors" and "Use of Proceeds" for further information regarding the fees available to the General Partner and its affiliates from properties acquired with the proceeds of the Offering.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Partnership and its business before exercising any Rights. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). All forward-looking statements included in this Prospectus are based on information available to the Partnership on the date hereof and assumptions which the Partnership believes are reasonable and the Partnership assumes no obligation to update any such forward-looking statements. These forward-looking statements involve risks and uncertainties. The Partnership's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Partnership's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.


POTENTIAL SUBSTANTIAL DILUTION

         Upon completion of the Offering contemplated hereby, holders of Depositary Units who do not exercise their Basic Subscription Rights in full will own a smaller proportional interest in the Partnership than would be the case if the Offering had not been made, thereby reducing such holders' influence on matters on which holders of Depositary Units are entitled to vote. Therefore, the only way to avoid potential substantial dilution is for a Unitholder to exercise all of its Basic Subscription Rights. See "-- Risks Associated with Purchase of the Preferred Units." In addition, the Depositary Units have been priced at a discount to the market price to attempt to make the Depositary Units attractive to investors. The discount may result in a reduction in the market price of the Depositary Units, however, the Partnership cannot predict what impact, if any, the discount will have on the market price of the Depositary Units.

CONTROL OF THE PARTNERSHIP BY ICAHN

         High Coast Limited Partnership (the "Guarantor") is a Delaware limited partnership. The general partner of the Guarantor is American Property Investors, Inc. ("API"), a Delaware corporation wholly owned by Icahn and the general partner of the Partnership. The limited partners of the Guarantor are ACF Industries, Incorporated ("ACF"), a New Jersey corporation, and Tortoise Corp. ("Tortoise"), a New York corporation. Both ACF and Tortoise are controlled by Icahn.

         The Guarantor may purchase Rights in the Offering, in accordance with applicable securities laws, solely with the intention of exercising such Rights to purchase Depositary Units and Preferred Units for investment purposes. The purchase and exercise of additional Rights will increase the Guarantor's pro rata allocation of Depositary Units and Preferred Units in the Over-Subscription Privilege if the number of Depositary Units and Preferred Units subscribed for by Rights Holders (including the Guarantor) exercising the Over-Subscription Privilege exceeds the number available.

         As of the date hereof, Icahn beneficially owns 54.1% of the outstanding Depositary Units and 88.2% of the outstanding Preferred Units. Upon completion of the offering contemplated hereby, Icahn (through the Guarantor) will, assuming no other Rights Holder exercises his Basic Subscription Rights, acquire up to _______ additional Depositary Units (for a total of ____% of the Depositary Units outstanding after giving effect to the Offering) and up to __________ additional Preferred Units (for a total of ____% of the Preferred Units outstanding after giving effect to the Offering).

         Under the Partnership Agreement, all decisions concerning the management of the Partnership, including selection of the Partnership's investments and the payment of distributions on the Depositary Units and the Preferred Units, are made by the General Partner, which is wholly owned by Icahn. Unitholders have no right or power to take part in the management of the Partnership. The affirmative vote of Unitholders holding more than 75% of the total number of all Depositary Units then outstanding, including Depositary Units held by the General Partner and its affiliates, is required to remove the General Partner. Thus, since Icahn, through the Guarantor, holds approximately 54.1% of the Depositary Units outstanding, the General Partner will not be able to be removed pursuant the terms of the Partnership Agreement without Icahn's consent. Moreover, under the Partnership Agreement, the affirmative vote of the General Partner and Unitholders owning more than 50% of the total number of all outstanding Depositary Units then held by Unitholders, including the Guarantor, is required to approve, among other things, selling or otherwise disposing of all or substantially all of the Partnership's assets in a single sale or in a related series of multiple sales, dissolving the Partnership or electing to continue the Partnership in certain instances, electing a successor general partner, making certain amendments to the Partnership Agreement or causing the Partnership, in its capacity as sole limited partner of the Subsidiary, to consent to certain proposals submitted for the approval of the limited partners of the Subsidiary. Accordingly, as the Guarantor holds, and, upon completion of the Offering will continue to hold, in excess of 50% of the Depositary Units outstanding, Icahn, through the Guarantor, has effective control over such approval rights.

TRADING PRICE OF DEPOSITARY UNITS AND PREFERRED UNITS

         The trading price of the Depositary Units has increased substantially in recent periods. On July 16, 1997, 1997, the last sales price of the Depositary Units, as reported by the New York Stock Exchange Composite Tape (as reported by The Wall Street Journal) was $12.875 while the highest sales price of the Depositary units for the year ended December 31, 1996 was $9.375. Therefore, while the Partnership intends to price the Depositary Units at a discount to the current market price, there can be no assurance that the market price of the Depositary Units will not decrease to historical levels thereby reducing or eliminating any such discount.

         The portion of the Subscription Price allocable to the Preferred Unit represents the liquidation preference of the Preferred Unit of $10, plus accrued interest thereon of _____; the last reported sales price on the NYSE for the Preferred Units was $7.50 on July 16, 1997. Therefore, the Preferred Units issued upon exercise of the Rights will be subject to an immediate and substantial decrease in value from the allocable portion of the Subscription Price. There can be no assurance that the trading price of the Preferred Units will increase or will not further decrease in future periods.

REGISTRATION RIGHTS GRANTED TO THE GUARANTOR MAY ADVERSELY IMPACT MARKET PRICE

         In consideration of the Subscription Guaranty, the Guarantor has been granted two demand and unlimited piggyback registration rights with respect to all Units owned by it, including those Units to be acquired in the Offering. These registration rights are set forth in a Registration Rights Agreement dated the date hereof (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Partnership has agreed to pay any expenses incurred in connection with a registration requested under the Registration Rights Agreement. No prediction can be made as to the effect, if any, that market sales of Units or the availability of Units for sale will have on the market price of the Units prevailing from time to time. Nevertheless, sales of substantial amounts of Units in the public market could adversely affect prevailing market prices.

RISKS ASSOCIATED WITH PURCHASE OF THE PREFERRED UNITS

         The Preferred Units offered hereby involve certain risks to investors, including those mentioned above and the following:

         PAYMENT-IN-KIND. The Preferred Units, by their terms, call for distributions to be paid in kind as permitted under the partnership laws of the State of Delaware. Consequently, holders of the Preferred Units will not receive any payment from the Partnership in respect thereof unless such securities are redeemed in accordance with the terms thereof.

         NO ANTI-DILUTION PROTECTION. The Preferred Units have no preemptive rights or anti-dilution protection. The Board of Directors of the General Partner has the power, without any further action by the Unitholders, to issue additional Units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or Preferred Units.

         LIMITED VOTING RIGHTS. Under the Partnership Agreement, the holders of Preferred Units will have no voting rights and will not be entitled to participate in any decisions regarding the management of the Partnership except that in the event that a distribution, which is to be paid in kind, is not made to the holders of Preferred Units on any two Payment Dates (which Payment Dates need not be consecutive), the holders of more than 50% of all outstanding Preferred Units, voting as a class, shall be entitled to appoint two nominees for the Board of Directors of the General Partner. Once elected, the nominees will be appointed to the Board of Directors of the General Partner by Icahn. As directors, the nominees will, in addition to their other duties, be specifically charged with reviewing all future distributions to holders of Preferred Units. Such directors shall serve until the full distributions accumulated on all outstanding Preferred Units have been declared and paid or set aside for payment. Since the Guarantor currently owns 88.2% of all outstanding Preferred Units, Icahn, through the Guarantor, has effective control over any such appointment. In addition, Icahn, as sole shareholder of the General Partner, effectively controls any decisions with regard to whether distributions are made to the holders of Preferred Units.

         REDEMPTION. The Preferred Units are subject to (i) redemption at the option of the Partnership on any Payment Date commencing with the Payment Date on March 31, 2000 and (ii) mandatory redemption by the Partnership on March 31, 2010. The redemption price is payable at the option of the Partnership either in all cash or by issuance of additional Depositary Units in an amount equal to the redemption price. While no prediction can be made as to the effect, if any, that market sales of Depositary Units issued in redemption of the Preferred Units, or the availability of such Depositary Units for sale, will have on the market price of the Depositary Units, sales of substantial amounts of the Depositary Units received upon redemption of the Preferred Units in the public market could adversely affect prevailing market prices. See "Description of Securities -- The Preferred Units -- Redemption." In addition, potential investors should refer to "Certain Tax Considerations -- Tax Liabilities in Excess of Cash Distributions" for further information regarding the tax consequences of holding Preferred Units.

BROAD GENERAL PARTNER DISCRETION IN USE OF PROCEEDS; UNSPECIFIED INVESTMENTS

         The Partnership currently has not identified any specific investments for acquisition with the proceeds of the Offering and has no specific use planned for a substantial portion of the net proceeds from the Offering. As a consequence, the General Partner will have sole discretion to allocate the proceeds to the purchase of assets which the other Unitholders will have no opportunity to evaluate and may not deem desirable, and there can be no assurance that the proceeds can or will yield a return.

         In evaluating potential acquisitions, the cash flow generated by an asset will be a consideration but the Partnership may acquire properties or securities that are not generating positive cash flow. This may impact cash flow in the near term (see "-- Reduction in Cash Flow" below) and there can be no assurance that any property or security acquired by the Partnership will increase in value or generate positive cash flow.

SUBSTANTIAL FEES TO GENERAL PARTNER AND ITS AFFILIATES

         In connection with the real estate investments of the Partnership, the General Partner and its affiliates may realize substantial fees, commissions and other income from transactions involving the purchase, operation, management, financing and sale of the Partnership's properties, subject to certain limitations relating to properties acquired from the Predecessor Partnerships in the Exchange. Some of such amounts may be paid regardless of the overall profitability of the Partnership and whether any distributions have been made to Unitholders. As new properties are acquired, developed, constructed, operated, leased, financed and sold, the General Partner or its affiliates may perform acquisition functions, development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and other services and be entitled to fees and reimbursement of expenses relating thereto, including property management fees, real estate brokerage and leasing commissions, fees for financing either provided or arranged by the General Partner and its affiliates, development fees, general contracting fees and construction management fees. The terms of any transactions between AREP and the General Partner or its affiliates must be fair and reasonable to AREP and customary to the industry. However, the amount of any such income, fees or commissions that the General Partner or its affiliates can expect to receive as a result of the investment of proceeds of this Offering is not generally determinable since the receipt and amount of such income, fees and commissions will depend on the circumstances of each investment. Prospective investors should refer to the more detailed discussion of the fees available to the General Partner and its affiliates contained in "Use of Proceeds", including the probable ranges of such fees and a further discussion of the reasons such fees are not currently determinable.

         Subject to the terms of the Partnership Agreement, the General Partner has absolute discretion to act on behalf of the Partnership with respect to all transactions with affiliates, and such transactions may not be the result of arm's-length negotiations. The Audit Committee, which consists of members of the Board of Directors of the General Partner not affiliated with the General Partner except by virtue of such directorship, meets on an annual basis, or more often if necessary, to review and approve any conflicts of interest which may arise. The General Partner and its affiliates may not receive duplicative fees. See "Use of Proceeds -- Fees to the General Partner and its Affiliates."

MANAGEMENT BY PERSONS NOT SOLELY DEVOTED TO AREP

         Certain of the individuals who conduct the affairs of the General Partner, and indirectly those of the Partnership, are and will in the future be committed to the management of other entities that own real estate and make investments and may be engaged in other business activities. Accordingly, such individuals will not be devoting all of their professional time to the management of the Partnership, and conflicts may arise between the interests of the Partnership and the other entities or business activities in which such individuals are involved. Affiliates of the General Partner are also engaged in real estate and other business activities that may compete directly with the Partnership. Conflicts of interest may arise in the future as such affiliates and the Partnership may compete for the same assets, purchasers and sellers of assets, lessees or financings.

OPTION PLAN FOR OFFICERS AND EMPLOYEES

         AREP has adopted a Nonqualified Unit Option Plan (the "Plan") under which options to purchase an aggregate of 1,416,910 Units may be granted to officers and key employees of the General Partner and AREP who provide services to AREP. To date, no options have been granted under the Plan.

LEVERAGED INVESTMENTS

         The Partnership generally intends to use leverage in connection with the acquisition of certain assets. While the use of leverage increases the amount of funds available for investment and the aggregate amount of depreciation available to the Partnership, it also increases the risk of loss. As a result of the use of leverage, a relatively slight decrease in revenues of a property may materially and adversely affect the economic operation of the property. The Partnership is not limited in the amount of leverage it may use with respect to a particular property and may, under appropriate circumstances, finance 100% of the purchase price of a property.

         In connection with the acquisition of a property, the Partnership will evaluate the financing of a property, the funds likely to be required to service its debt and any eventual refinancing, the existing revenue levels generated by such property and the revenue levels expected to be generated in the future. There can be no assurance, however, that the property will meet its debt service requirements, or that the Partnership will be able to refinance such debt when and if necessary. Should the Partnership's revenues and reserves, if any, be insufficient to service any of its debt, the Partnership will be required to seek additional funds or suffer foreclosure. There can be no assurance that additional funds will be available to the Partnership, nor that, if a property is sold, the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or other outstanding indebtedness to which a property is subject. Foreclosure on any property could result in tax liability to the Unitholders, without distribution of any cash proceeds to pay such liability.

         Use of borrowed funds to leverage acquisitions of securities can exaggerate the effect of any increase or decrease in market value. Such borrowings would be subject to interest costs which may not be recovered by appreciation in value of the securities purchased.

ELIMINATION OF DISTRIBUTIONS TO HOLDERS OF DEPOSITARY UNITS

         Over the recent years, the General Partner has decreased and, finally, suspended the Partnership's distributions to holders of Depositary Units. On March 26, 1997, AREP announced that no distributions on the Depositary Units are expected to be made in 1997. The Partnership intends to continue to apply available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements and other capital expenditures and creation of cash reserves for contingencies facing AREP, including environmental matters and scheduled lease expirations.

CERTAIN TAX CONSIDERATIONS

         There are tax considerations associated with the ownership and exercise of the Rights. These principally relate to uncertainties as to whether the Internal Revenue Service ("IRS") will agree with (i) the Partnership's treatment of Preferred Units as equity, (ii) the amount and character of income to holders of Preferred Units to reflect the accrual of liquidation preference and (iii) the revaluation of the Partnership's properties upon issuance of new Depositary Units and Preferred Units. See "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Rights" and "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders." Counsel to the Partnership has issued its opinion as to the tax classification of the Partnership and the Subsidiary and the classification of the Preferred Units as partnership interests for federal income tax purposes. Counsel is unable to opine as to certain issues relating to the Partnership's tax allocations, deduction of certain expenses and the Unitholders' treatment of interest expense on any debt incurred to purchase Preferred Units. See "Income Tax Considerations -- Legal Opinion."

         In addition, there are tax considerations and certain risks associated with an investment in the Partnership. These include:

         PARTNERSHIP CLASSIFICATION. Favorable tax treatment of the Partnership and the Subsidiary depends, in large part, on the classification of the Partnership and the Subsidiary as partnerships for federal income tax purposes. Counsel to the Partnership is of the opinion that, under current law, the Partnership and the Subsidiary will continue to be classified as partnerships for federal income tax purposes. However, the opinion of counsel is not binding upon the IRS or any court and the IRS may challenge the classification of the Partnership or the Subsidiary as a partnership. Counsel's opinion is based, in part, upon representations of the General Partner as to the sources of gross income of the Partnership.

         The Partnership will cease to be taxed as a partnership for federal income tax purposes for taxable years beginning after December 31, 1997 unless, for each year, at least 90% of the gross income of the Partnership and the Subsidiary consists of certain qualifying income. The General Partner expects that the Partnership will satisfy the 90% gross income requirement so as to continue to be classified as a partnership. In addition, for taxable years beginning before 1998, the Partnership will cease to be classified as a partnership if it enters into a substantial new line of business and it fails to satisfy the 90% gross income test. The General Partner has represented to counsel that the Partnership has satisfied the 90% gross income test since its formation in 1987. See "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Partnership Classification."

         If either of the Partnership or the Subsidiary were to be reclassified as an association taxable as a corporation for any year, such partnership would be taxable on its profits at the applicable corporate income tax rates; income, losses and credits would not be passed through to the Unitholders; and any distributions to the Unitholders would be taxable as dividends (to the extent of the current or accumulated earnings and profits of the Partnership or the Subsidiary, as applicable) or treated as a return of capital to the extent of the holder's basis in his Units. The cost of paying federal and possibly state income taxes would be a significant liability to the Partnership or the Subsidiary and would reduce any cash available for distribution to the Unitholders.

         ALLOCATION OF PARTNERSHIP INCOME AND LOSS. The law is not entirely clear as to the proper method of allocation of income and loss in the case of the issuance by a partnership of units having the characteristics of the

Preferred Units. The Partnership Agreement provides that income will be accrued to the Preferred Units as a "guaranteed payment" under Section 707(c) of the Internal Revenue Code of 1986, as amended (the "Code") based on the accrual of the liquidation preference. See "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Allocation of Income and Loss." There is no assurance that the IRS will respect this treatment for tax purposes or will agree with the Partnership's determination of the amount of the guaranteed payment. In addition, certain aspects of the allocation of taxable income and loss between existing Depositary Unitholders and holders of Depositary Units issued upon exercise of Rights are not entirely clear and may be subject to challenge by the IRS. See "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Allocation of Income and Loss." If the IRS were to dispute the Partnership's allocation of income or losses, the result would be an increase in the income or reduction of losses to some Unitholders and a decrease in income or increase in losses of other Unitholders for the taxable years involved. Affected Unitholders may be required to amend their personal tax returns in the event of such adjustments. Any costs of such amendment or the payment of additional taxes and interest or penalties would be the sole responsibility of the affected Unitholder.

         TAX LIABILITIES IN EXCESS OF CASH DISTRIBUTIONS. Each Unitholder will be taxed on the Unitholder's allocable share of the Partnership's taxable income and gains and accrued guaranteed payments, whether or not any cash is distributed to the Unitholder. For example, sales of properties and other investments may result in taxable income to the Partnership without resulting cash distributions being made to Unitholders, and therefore, Unitholders may have taxable income without the current receipt of cash if the Partnership continues to not make cash distributions while generating taxable income from operations or from the sale of properties. Consequently, a Unitholder's tax liability with respect to his share of Partnership taxable income may exceed cash actually distributed to him in a given taxable year. The Partnership has had net taxable income but has not made cash distributions in recent years. Consequently, a Depositary Unitholder has had net taxable income attributable to the Partnership for those tax years but has not received cash distributions. This situation may continue in the future. In addition, holders of Preferred Units generally will not receive cash distributions unless the Preferred Units are redeemed for cash. Such holders will have taxable income and a tax liability associated with Preferred Units without receiving corresponding distributions of cash from the Partnership with which to pay the tax. See "Income Tax Considerations -- Legal Opinion."

LIABILITY OF LIMITED PARTNERS

         The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. For example, if it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by holders of limited partner interests as a group to remove or replace the General Partner, or to make certain amendments to the Partnership Agreement, constituted participation in "control" of the Partnership's business, then the holders of limited partner interests could be held liable for the Partnership's obligations to the same extent as a general partner. See "Description of Partnership Agreement -- Liability of General Partner and Unitholders" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

COMPETITION

         Competition in leasing and selling properties remains strong as current economic and real estate conditions have made it more difficult for AREP to re-let upon favorable terms properties vacated by tenants. Many of AREP's tenants have rights to renew at prior rental rates. AREP's experience is that tenants will renew below market leases and permit leases that are less marketable or at above market rents to expire, making it difficult for AREP to re-let or sell on favorable terms properties vacated by tenants. The real estate market continues to be weak in certain areas of the country, particularly in the retail category. The ongoing corporate consolidations have contributed to increasing vacancy rates and oversupply for retail tenants. Net leases representing approximately 29% of AREP's net annual rentals from its portfolio are with tenants in the retail sector, some of which are experiencing cash flow difficulties and restructurings.

         Competition for investments of the type AREP intends to pursue has been increasing in recent years, including that from a number of investment funds and REITS that have raised additional capital for such investments, resulting in, among other things, higher prices for such investments. Such investments have become more competitive to source and the increased competition may have an adverse impact on the spreads and AREP's ability to find quality assets at appropriate yields.

RISKS ASSOCIATED WITH REAL ESTATE INVESTMENTS

         GENERAL. The Partnership's investment in properties will be subject to risks which may be beyond its control, such as fluctuations in occupancy rates and operating expenses, as well as defaults by tenants, including tenants filing for bankruptcy protection. These in turn may be adversely affected by general and local economic conditions, adverse use of adjacent or neighboring real estate, zoning laws, over-supply of available properties, reduced employment in areas of Partnership investments, reduced costs of operating competing properties, increasing real property tax rates and environmental compliance requirements. Since certain costs of real estate ownership (principally debt service, real estate taxes and insurance) do not generally decrease with decreases in occupancy rates, the cost of operating a property may exceed its income.

         Most of the Partnership's real estate assets continue to be net-leased to single corporate tenants, and as these leases expire and the properties are re-let, there can be no assurance that the terms of the leases will be as favorable. By the end of the year 2000, net leases representing approximately 23% of AREP's net annual rentals from its portfolio will be due for renewal, and by the end of the year 2002, 41% of such rentals will be due for renewal. To the extent that such leases are not renewed, the Partnership may be required to expend a significant amount of management time and capital expense in attempting to re-let and sell the unleased properties. In addition, AREP may become responsible for the payment of certain operating expenses, including maintenance, utilities, taxes, insurance and environmental compliance costs associated with such properties which are presently the responsibility of the tenant. See "Purpose of the Offering" and "Use of Proceeds" for further details.

         DEVELOPMENT PROPERTIES. The Partnership expects to invest in undeveloped land and certain development properties. Undeveloped land and development properties involve more risk than properties on which development has been completed. Undeveloped land and development properties do not generate any operating revenue while costs are incurred to develop the properties. In addition, undeveloped land and development properties incur expenditures prior to completion, including property taxes and development costs. Also, construction may not be completed within budget or as scheduled or projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond the control of the Partnership could occur. The Partnership will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets. Accordingly, the greater the length of time it takes to develop or dispose of these properties, or such parcels, the greater will be the costs incurred by the Partnership without the benefit of income from these properties, which may adversely affect the ability of the Partnership to successfully develop such properties. Furthermore, the ultimate disposition price of these properties may be less than the costs incurred by the Partnership with respect thereto.

         FINANCING RESTRICTIONS. Many financial institutions have continued to limit their real estate lending activities and continue to be more conservative with respect to the loans they are willing to make. For example, banks and other financial institutions continue to limit the types of properties they are willing to finance, have been performing greater levels of due diligence which increases the time and expense of obtaining financing and are requiring larger equity positions.

         ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If any such substances were found in or on any property invested in by AREP, AREP could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. AREP will generally require that properties in which AREP invests have been subject to a Phase I environmental audit, which involves record review, visual site assessment and personnel interviews, but does not involve invasive procedures such as air and soil sampling or groundwater analysis. There can be no assurance, however, that these audits will reveal all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

RISKS ASSOCIATED WITH NON-REAL ESTATE RELATED INVESTMENTS

         The investment objective of AREP with respect to non-real estate related investments is to purchase undervalued securities, so as to maximize total returns consisting of current income and/or capital appreciation. Undervalued securities are those which AREP believes may have greater inherent value than indicated by their then current trading price and/or may lend themselves to "activist" shareholder involvement. These securities may be undervalued due to market inefficiencies, may relate to opportunities wherein economic or market trends have not been identified and reflected in market value, or may include those in complex or not readily followed securities.

         Since AREP will concentrate on undervalued securities, which may include, for example, high yield securities and neglected securities, AREP's investments may be subject to significant amounts of business, financial, market and other risks. There can be no assurance that AREP will correctly evaluate such investments and their attendant risks or that such investments will be profitable to AREP. The proportion of the Partnership's assets invested in each type of security or any single issuer or industry will not be limited. In addition, the securities in which AREP may invest are subject to the following inherent risks:

         EQUITY SECURITIES. Equity securities fluctuate in value, often based on factors unrelated to the issuer of the securities, and such fluctuations can be pronounced.

         FIXED-INCOME SECURITIES. Even though interest-bearing securities are investments which may promise a stable stream of income, the prices of such securities generally are inversely affected by changes in interest rates and, therefore, are subject to the risk of market price fluctuations. The value of fixed-income securities also may be affected by changes in the credit rating or financial condition of the issuer.

         LOWER RATED SECURITIES. AREP may invest a portion of its funds in higher yielding (and, therefore, higher risk) securities (commonly known as junk bonds). Such investments generally may be subject to certain risks with respect to the issuing entity and to greater market fluctuations than certain lower yielding, higher rated debt securities. The secondary market for these securities may be less liquid than that of higher rated securities; adverse conditions could make it difficult at times for AREP to sell certain securities or could result in lower prices.

         FOREIGN SECURITIES. Foreign securities markets generally are not as developed or efficient as those in the United States. Securities of some foreign issuers are less liquid and more volatile than securities of comparable U.S. issuers. Similarly, volume and liquidity in most foreign securities markets are less than in the United States and, at times, volatility of price can be greater than in the United States. Since foreign securities often are purchased with and payable in currencies of foreign countries, the value of these assets measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and exchange control regulations.

         USE OF LEVERAGE. Use of borrowed funds to leverage acquisitions can exaggerate the effect of any increase or decrease in market value. Such borrowings would be subject to interest costs which may not be recovered by appreciation in value of the securities purchased.

         USE OF DERIVATIVES. While to date AREP has not done so, AREP may use derivatives ("Derivatives"), which are financial instruments which derive their performance, at least in part, from the performance of an underlying asset, index or interest rate, such as options and mortgage-related securities. While Derivatives can be used effectively in furtherance of AREP's investment objectives such as by providing a hedging technique, under certain market conditions they can increase the volatility or decrease the liquidity of AREP's assets.

                                 THE PARTNERSHIP

         AREP is primarily engaged in the business of acquiring and managing real estate and activities related thereto. Such acquisitions may be accomplished by purchasing assets outright or by acquiring securities of entities which hold significant real estate related assets. Historically, the properties owned by AREP have been primarily office, retail, industrial, residential and hotel properties. Most of the real estate assets currently owned by AREP were acquired from the Predecessor Partnerships and such assets generally are net-leased to single, corporate tenants. As of June 30, 1997, AREP owned 218 separate real estate assets primarily consisting of fee and leasehold interests in 35 states.

         AREP's primary real estate investment strategy in recent periods has been to seek to acquire undervalued assets including residential development projects, land parcels for future residential and commercial development, commercial properties, non-performing loans and securities of entities which own, manage or develop significant real estate assets, including limited partnership units and securities issued by real estate investment trusts. In addition to holding real property, AREP may consider the acquisition or seek effective control of land development companies and other real estate operating companies which may have significant assets under development and may enhance its ability to develop and manage AREP's properties. AREP may originate or purchase mortgage loans including non-performing mortgage loans. AREP will normally acquire non-performing mortgage loans with a view to acquiring title to or control over the underlying properties. AREP also may retain purchase money mortgages in connection with its sale of portfolio properties, with such terms as the General Partner deems appropriate at the time of sale. Certain of AREP's investments may be owned by special purpose subsidiaries formed by AREP or by joint ventures (including joint ventures with affiliates of the General Partner).

         In August 1996, AREP amended the Partnership Agreement to permit non-real estate investments which, while AREP continues to seek undervalued investment opportunities in the real estate market, will permit it to take advantage of investment opportunities it believes exist outside of the real estate market in order to seek to maximize Unitholder value and further diversify its assets. Investments in non-real estate assets will consist of equity and debt securities of domestic and foreign issuers that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate, and may include, for example, lower rated securities which may provide the potential for higher yields and therefore may entail higher risk. AREP will conduct these activities in such a manner so as not to be deemed an investment company under the 1940 Act. Generally, this means that no more than 40% of AREP's total assets will be invested in securities. In addition, AREP will structure its investments so as to continue to be taxed as a partnership rather than as a corporation under the applicable publicly-traded partnership rules of the Internal Revenue Code.

         All decisions with respect to the improvement, expansion, acquisition, disposition, development, management, financing or refinancing of properties or other investments are at the sole discretion of the General Partner. Where opportunities exist, AREP may make such investments with the proceeds of the Offering or with sale or refinancing proceeds which AREP retains for reinvestment rather than distributing to Unitholders. See "Description of Partnership Agreement -- Distributions of Cash Flow to Depositary Unitholders -- Distributions from Sales and Refinancings."

         AREP was organized in the State of Delaware on February 17, 1987. Its principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549 and its telephone number is (914) 242-7700. AREP's general partner is American Property Investors, Inc. (the "General Partner"), a Delaware corporation which is wholly owned by Carl C. Icahn ("Icahn"). AREP conducts its business through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership (the "Subsidiary"). AREP owns a 99% limited partnership interest in the Subsidiary. The General Partner acts as the general partner of the Subsidiary and has a 1% general partnership interest in both AREP and the Subsidiary.

RECENT EVENTS

         ENVIRONMENTAL LITIGATION. Lockheed Missile and Space Company ("Lockheed"), a tenant of AREP's leasehold property in Palo Alto, California, has entered into a consent decree with the California Department of

Toxic Substances ("CDTS") to undertake certain environmental remediation at this property. Lockheed has estimated that the environmental remediation costs may be up to approximately $14,000,000. In a non-binding determination by CDTS, Lockheed was found responsible for approximately 75% of such costs and the balance was allocated to other parties. AREP was allocated no responsibility for any such costs.

         Lockheed has served a notice that it intends to exercise its statutory right to have its liability reassessed in a binding arbitration proceeding. AREP understands that Lockheed may attempt to have allocated to AREP and to AREP's ground-lessor (which may claim a right of indemnity against AREP) approximately 9% and 17%, respectively, of the total remediation costs. AREP believes that it has no liability for any of such costs and, in any proceeding in which such liability is asserted against AREP, AREP intends to contest such liability vigorously. In the event any of such liability is allocated to AREP, AREP intends to seek indemnification for any such liability from Lockheed in accordance with its lease. In April 1995 Lockheed began ground water remediation at the leasehold property.

         INVESTMENT IN STRATOSPHERE CORPORATION. In June 1997, AREP invested approximately $42.8 million to purchase approximately $55 million face value of 14 1/4% First Mortgage Notes, due May 15, 2002, issued by the Stratosphere Corporation ("Stratosphere"), which has approximately $203 million of such notes outstanding. In addition, an affiliate of Icahn currently owns approximately $39 million face value of the Stratosphere First Mortgage Notes.

         Stratosphere owns and operates the Stratosphere Tower, Casino & Hotel, a destination resort complex located in Las Vegas, Nevada containing a 97,000 square foot casino and 1,444 hotel rooms and suites and other attractions. Stratosphere and its wholly-owned subsidiary, Stratosphere Gaming Corp., filed voluntary petitions on January 27, 1997, for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. Stratosphere and its subsidiary are acting as debtors in possession on behalf of their respective bankrupt estates and are authorized as such to operate their business subject to bankruptcy court supervision. Stratosphere did not make the required November 15, 1996 interest payment due on the First Mortgage Notes and does not intend to accrue any interest on this debt subsequent to the bankruptcy filing until a plan of reorganization is confirmed by the bankruptcy court.

         An affiliate of Icahn and AREP together submitted a proposal for the restructuring of Stratosphere, which if accepted and pursued would involve additional investments in Stratosphere by AREP and such affiliate of Icahn. Under the proposal, each holder of the Stratosphere First Mortgage Notes (the ""Original Notes'') will have the right to participate in a rights offering by Stratosphere to purchase units consisting of new mortgage notes and common stock of Stratosphere. The aggregate amount sought to be raised in the proposed offering is $200 million. AREP and the affiliate have proposed to purchase their pro rata portion of the Stratosphere units and any units not otherwise purchased by other noteholders in the offering. The proceeds of the offering would be used, among other things, to pay certain claims of Stratosphere's creditors upon consummation of a plan of reorganization. Holders of the Original Notes would be entitled to receive their pro rata portion of $100 million of offering proceeds in satisfaction of their claims. The proposal also contemplates that, if the proposal were accepted, but the offering never consummated (except for the failure of AREP and the affiliate to perform their obligations), AREP and the affiliate would be entitled to receive a $2 million termination fee. There can be no assurance, however, that the terms of the proposal will be accepted.

         ICAHN NAMED CHAIRMAN OF MARVEL ENTERTAINMENT. On June 20, 1997, Carl C. Icahn was named Chairman of the Board of Directors of Marvel Entertainment Group Inc. ("Marvel"), a leading creator, publisher and distributor of youth entertainment products for domestic and international markets. Marvel is listed on the NYSE under the symbol "MRV."


                                  THE OFFERING

TERMS OF THE OFFER

         For the purposes of this Prospectus, the Partnership has assumed __________ Rights will be issued and the aggregate number of Depositary Units and Preferred Units have been computed accordingly. However, there can be no assurance that ________ Rights will be issued, due to mathematical rounding computations. Each Record Date Holder is being issued one Right for each five Depositary Units owned on the Record Date. The number of Rights issued to a Record Date Holder of a number of Depositary Units not divisible by five is determined by multiplying the number of Depositary Units held by such Record Date Holder on the Record Date by .2 and then rounding up to the nearest whole number if the fractional amount is greater than or equal to .5 and rounding down to the nearest whole number if the fractional amount is less than .5. In the case of Depositary Units held of record by any firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or a trust company or other person that holds Depositary Units as nominee for more than one beneficial owner (each, a "Nominee Holder"), the number of Rights issued to such Nominee Holder will be adjusted to permit rounding up of the Rights to be received by the beneficial owners for whom it is the holder of record only if such Nominee Holder provides to the Partnership on or before the close of business on ________, 1997 written representation of the number of Rights required for such rounding. No fractional Rights will be issued in this Offering. The Rights entitle the holders thereof to acquire at the Subscription Price four Depositary Units and one Preferred Unit for each Right held. The Rights are evidenced by Subscription Certificates, which will be mailed to Record Date Holders other than Foreign Record Date Unitholders.

         Completed Subscription Certificates may be delivered to the Subscription Agent (described below) at any time during the Subscription Period, which commences ________, 1997 and ends at 5:00 p.m., New York City time, on ________, 1997, unless extended by the Partnership. All Rights may be exercised immediately upon receipt and until 5:00 p.m., New York City time, on the Expiration Date (as defined herein).

         Rights may be exercised by completing a Subscription Certificate and delivering it, together with payment in full, either by means of a notice of guaranteed delivery or a check, to the Subscription Agent. If the Rights Holder chooses to send a Subscription Certificate, such certificate must be accompanied by payment in full. The method by which Rights may be exercised and Depositary Units and Preferred Units paid for is set forth under " -- Exercise of Rights" and "-- Payment for Securities" below. An example demonstrating the exercise of Rights, including the Over-Subscription Privilege, is set forth under "The Offering -- Example of Exercise of Rights and the Over-Subscription Privilege."

         The Rights are freely transferable and the Partnership will seek to list the Rights on the NYSE. There can be no assurance, however, that the Rights will be accepted for listing on such exchange or that a market for the Rights will develop. See "-- Sale of Rights."

         The Partnership does not have the right to withdraw this Offering after the Rights have been distributed.

SUBSCRIPTION PRICE

         The Subscription Price for Depositary Units and Preferred Units subscribed for through the exercise of Basic Subscription Rights and the Over-Subscription Privilege will be $__, of which $__ is allocable to the Depositary Units and $__ is allocable to the Preferred Unit.

NO MODIFICATION OR REVOCATION

         ONCE A HOLDER OF RIGHTS HAS PROPERLY EXERCISED ITS BASIC SUBSCRIPTION RIGHTS AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE MODIFIED OR REVOKED.

EXPIRATION OF OFFERING

         This Offering will expire at 5:00 p.m., New York City time, on ______, 1997, unless extended by the Partnership (the "Expiration Date"). Rights will expire on the Expiration Date and thereafter may not be exercised.

SUBSCRIPTION AGENT

         The Subscription Agent is Registrar and Transfer Company, a New York corporation. The Subscription Agent is not affiliated with either the Partnership or Icahn. The Subscription Agent will receive for its administration, processing, invoicing and other services as subscription agent, a fee estimated to be approximately $_______, including reimbursement for all out-of-pocket expenses related to this Offering. Questions regarding the Subscription Certificates should be directed to the Subscription Agent at (800) 368-5948; Rights Holders may also consult their brokers or nominees. Signed Subscription Certificates (see Appendix A) should be sent by mail, hand, express mail or overnight courier, together with payment of the Subscription Price in full to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: Reorg. Department. See "-- Payment for Securities."

         Any questions or requests for assistance may be directed to the Subscription Agent at (800) 368-5948 or the Partnership at (800) 255-2737.

OVER-SUBSCRIPTION PRIVILEGE

         If less than all of the Basic Subscription Rights are exercised, Depositary Units and Preferred Units not subscribed for by Exercising Rights Holders will be offered, by means of the Over-Subscription Privilege, to Exercising Rights Holders who wish to acquire additional Depositary Units and Preferred Units. The Over- Subscription Privilege may be exercised by any Rights Holder who exercised any of his Basic Subscription Rights. Depositary Units and Preferred Units purchased pursuant to the Over-Subscription Privilege must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately. Rights Holders should indicate, on the Subscription Certificate which they submit with respect to the exercise of their Basic Subscription Rights, how many additional Units they are willing to acquire pursuant to the Over-Subscription Privilege. If all Basic Subscription Rights are exercised, the Over-Subscription Privilege will not be available.

         The available Depositary Units and Preferred Units will be allocated pro rata among those who oversubscribed according to the aggregate number of Basic Subscription Rights exercised. The percentage of remaining Depositary Units and Preferred Units each Rights Holder may acquire may be rounded up or down to result in delivery of whole Depositary Units and Preferred Units. The allocation process may involve a series of allocations in order to assure that the total number of Depositary Units and Preferred Units available pursuant to the Over-Subscription Privilege is distributed on a pro rata basis. In the event a Rights Holder exercising the Over- Subscription Privilege is allocated less than the number of Depositary Units and Preferred Units than such Holder subscribed for, excess subscription payments will be promptly refunded. See "-- Payment for Securities" below. An example demonstrating the exercise of Rights, including the Over-Subscription Privilege, is set forth under "The Offering -- Example of Exercise of Rights and the Over-Subscription Privilege."

SUBSCRIPTION GUARANTY

         THE GUARANTOR. The Guarantor is a Delaware limited partnership. The general partner of the Guarantor is API. The limited partners of the Guarantor are ACF, a company primarily engaged in the full service leasing, selling and manufacture of special purpose covered hopper and tank railcars, and Tortoise, a wholly-owned subsidiary of ACF through which ACF from time to time conducts certain of its investment activities, including the acquisition of debt and equity securities of companies engaged in businesses related or unrelated to ACF's. Both ACF and Tortoise are controlled by Icahn. ACF, or an affiliate thereof, has agreed to make a cash contribution to the Guarantor in an amount sufficient to permit the Guarantor to exercise all Rights issued to it and to fulfill its obligations under the Subscription Guaranty.

         The Guarantor which holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, and 1,920,945 Preferred Units, representing approximately 88.2% of the outstanding Preferred Units, has agreed, subject to certain conditions contained in the Subscription Guaranty Agreement, (i) to subscribe for and purchase _______ Depositary Units and ________ Preferred Units through the exercise of its Basic Subscription Rights and (ii) to subscribe for all other Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege, and, subject to proration as described above, to purchase such additional Depositary Units and Preferred Units. If no Rights are exercised by Rights Holders other than the Guarantor, the Guarantor would beneficially own ________ Depositary Units (or approximately ____% of the then outstanding Depositary Units) and ________ Preferred Units (or approximately ____% of the then outstanding Preferred Units). The Guarantor will receive certain registration rights with respect to its Units for providing the Subscription Guaranty but will not otherwise be compensated. See "-- Registration Rights Agreement." The terms of such Subscription Guaranty and the registration rights were reviewed and approved by the Audit Committee. In approving the terms of the Subscription Guaranty, the Audit Committee considered, among other things, the nature and terms of the securities being offered pursuant to the Offering and the possibility that the Guarantor may increase its ownership in the Partnership at a discount to the market price. The Audit Committee concluded that given the business opportunities available to the Partnership and its related requirement for cash to take full advantage of such opportunities, as well as the uncertainty of market conditions which might impact the success of the Offering were the Subscription

Guaranty not in place and the fact that the Subscription Guaranty does not permit the Guarantor to acquire Units in the Offering except on the same terms upon which other Unitholders may acquire Units, the overall benefits to be received by the Partnership as a result of the Subscription Guaranty warranted approval of such arrangement. The members of the Audit Committee are Alfred D. Kingsley, William A. Leidesdorf and Jack G. Wasserman. Messrs. Kingsley, Leidesdorf and Wasserman are not otherwise affiliated with the General Partner or any of its affiliates, including the Guarantor and Icahn.

         As a result of the Subscription Guaranty, assuming the conditions in the Subscription Guaranty Agreement are satisfied, the Partnership is assured of receiving an amount equal to the amount that would have been raised had all Basic Subscription Rights been exercised in full, approximately $__________ assuming the issuance of __________ Rights (the "Guaranteed Amount").

         The Partnership has been advised by the Guarantor that the Guarantor intends to acquire Units in connection with the Offering solely for investment purposes.

         SUBSCRIPTION GUARANTY AGREEMENT. Upon the terms and subject to the conditions contained in a Subscription Guaranty Agreement, dated the date hereof (the "Subscription Guaranty Agreement"), the Guarantor has agreed (i) to subscribe for and purchase ________ Depositary Units and _________ Preferred Units through the exercise of its Basic Subscription Rights and (ii) to subscribe for all other Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege (the "Unsubscribed Units"), and, subject to proration as described above, to purchase such additional Depositary Units and Preferred Units.

         The Subscription Guaranty Agreement provides that the obligation of the Guarantor to pay for and accept delivery of the Unsubscribed Units is subject to certain conditions, including, without limitation, the conditions that (i) no stop order suspending the effectiveness of the Registration Statement is in effect, (ii) no proceedings for such purpose have been instituted by the Commission, (iii) the Partnership has not been advised by the Commission that it intends to instigate an action or proceeding against the Partnership, either administrative or judicial for the purpose of issuing a stop order suspending the effectiveness of the Registration Statement, (iv) the Partnership shall not have terminated the Offering, (v) no war or other crisis or adverse change in the financial markets (as described in the Subscription Guaranty Agreement) shall have occurred, which, in the sole judgment of the Guarantor, make it impracticable or inadvisable to proceed with the Offering or the fulfillment of the Guarantor's obligations under the Subscription Guaranty Agreement and (vi) certain legal matters are approved by counsel to the Guarantor. The Guarantor is obligated to take and pay for all of the Unsubscribed Units if any are purchased pursuant to the Subscription Guaranty Agreement.

         Delivery and payment for the Unsubscribed Units purchased by the Guarantor shall be on the third Business Day after written notice is given by the Partnership or the Subscription Agent to the Guarantor of the number and aggregate purchase price of the Unsubscribed Units the Guarantor is obligated to purchase pursuant to the exercise of the Over-Subscription Privilege.

         No fee is being paid to the Guarantor for the Subscription Guaranty, although any Units held by the Guarantor will be subject to certain registration rights. See "-- Registration Rights Agreement." In addition, the Partnership has agreed to reimburse the Guarantor for certain of its accountable expenses in connection with the Offering in the event the Subscription Guaranty Agreement is terminated in accordance with its terms.

         The Partnership and the Guarantor have agreed to indemnify each other against certain liabilities, including liabilities under the federal securities laws.

         PURCHASE OF RIGHTS BY GUARANTOR. The Guarantor may purchase Rights in the Offering, in accordance with applicable securities laws, solely with the intention of exercising such Rights to purchase Depositary Units and Preferred Units for investment purposes. The purchase and exercise of additional Rights will increase the Guarantor's pro rata allocation of Depositary Units and Preferred Units in the Over-Subscription Privilege if the number of Depositary Units and Preferred Units subscribed for by Rights Holders (including the Guarantor) exercising the Over-Subscription Privilege exceeds the number available.

         REGISTRATION RIGHTS AGREEMENT. Pursuant to the Registration Rights Agreement, the Guarantor has been granted two demand and unlimited piggyback registration rights with respect to all Units owned by it, including those Units to be acquired in the Offering. The Partnership has agreed to pay any expenses incurred in connection with a registration requested under the Registration Rights Agreement. No prediction can be made as to the effect, if any, that market sales of Units or the availability of Units for sale will have on the market price of the Units prevailing from time to time. Nevertheless, sales of substantial amounts of Units in the public market could adversely affect prevailing market prices.

SALE OF RIGHTS

         The Rights are transferable until the close of business on the last Business Day prior to the Expiration Date. The Partnership will seek to list the Rights on the NYSE. There can be no assurance that the Rights will be accepted for listing or that a market for the Rights will develop. The Rights may be sold by a Rights Holder on or before the last Business Day prior to the Expiration Date. The Partnership is not responsible if Rights cannot be sold and has not guaranteed any minimum sales price for the Rights.

         In addition, the Rights evidenced by a single Subscription Certificate may be transferred in whole or in part by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights. If less than all the Rights evidenced by a Subscription Certificate are transferred, a new Subscription Certificate evidencing the balance of the Rights will be issued to the transferring Rights Holder or, if the transferring Rights Holder so instructs, to an additional transferee. Transfers will require a signature guarantee by a participant in a medallion guarantee program acceptable to the Subscription Agent.

         Rights Holders wishing to transfer all or a portion of their Rights as provided in the immediately preceding paragraph, should allow up to three Business Days prior to the Expiration Date (the "Guaranteed Transfer Date") for
(i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to any retained Rights; and (iii) the Rights evidenced by such new Subscription Certificate to be exercised or sold by the recipients thereof. Neither the Partnership nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received on or prior to the Guaranteed Transfer Date.

         Except for the fees charged by the Subscription Agent (which will be paid by the Partnership as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Partnership or the Subscription Agent.

         The Rights will be eligible for transfer through, and the exercise of the Basic Subscription Rights (but not the Over-Subscription Privilege) may be effected through, the facilities of The Depository Trust Company ("DTC"); Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may participate in the Over-Subscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on the Expiration Date, a Nominee Holder Over-Subscription Form (see Appendix C), together with payment of the Subscription Price for the number of Depositary Units and Preferred Units for which the Over-Subscription Privilege is to be exercised. Copies of the Nominee Holder Over-Subscription Form may be obtained from the Subscription Agent.

EXERCISE OF RIGHTS

         Rights may be exercised by filling in and signing the reverse side of the Subscription Certificate which accompanies this Prospectus and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Subscription Agent, together with full payment of the Subscription Price for the Depositary Units and the Preferred Units as described below under "-- Payment for Securities." Completed

Subscription Certificates must be received by the Subscription Agent at the address set forth above. An example demonstrating the exercise of Rights, including the Over-Subscription Privilege, is set forth under "The Offering -- Example of Exercise of Rights and the Over-Subscription Privilege." Rights may also be exercised through an Exercising Rights Holder's broker or dealer, who may charge such Exercising Rights Holder a servicing fee.

         Nominees who hold Depositary Units for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such Depositary Units as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with the proper payment. In addition, beneficial owners of Depositary Units or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner's instructions.

EXERCISE OF OVER-SUBSCRIPTION PRIVILEGE

         Any Exercising Rights Holder may participate in the Over-Subscription Privilege, if it is granted, by indicating on their Subscription Certificate the number of Depositary Units and Preferred Units he is willing to acquire pursuant thereto. There is no limit on the number of Depositary Units and Preferred Units that Exercising Rights Holders may seek to subscribe for pursuant to the Over-Subscription Privilege. However, the Depositary Units and Preferred Units purchased pursuant to the exercise of the Over-Subscription Privilege must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately. The number of Depositary Units and Preferred Units issued to each Rights Holder participating in the Over-Subscription Privilege will be allocated as described above under "-- Over-Subscription Privilege." An example demonstrating the exercise of Rights, including the Over-Subscription Privilege, is set forth under "The Offering -- Example of Exercise of Rights and the Over-Subscription Privilege."

         Banks, brokers and other nominee holders of Rights will be required to certify to the Partnership, before the Over-Subscription Privilege may be exercised as to any particular beneficial owner, as to the aggregate number of Basic Subscription Rights exercised and the aggregate amount of Depositary Units and Preferred Units subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner exercised its Basic Subscription Rights.

EXAMPLE OF EXERCISE OF RIGHTS AND THE OVER-SUBSCRIPTION PRIVILEGE

         If you owned 500 Depositary Units you would receive 100 Rights entitling you to subscribe for up to 400 Depositary Units and 100 Preferred Units. If you exercised any or all of your 100 Rights, you would be entitled to participate in the Over-Subscription Privilege.

         Assume, for example, that you decided to exercise all of the Rights granted to you and also purchase an additional 1,200 Depositary Units and 300 Preferred Units pursuant to exercise of your Over-Subscription Privilege. You would indicate on your subscription certificate, a form of which is attached hereto as Appendix A, in Section I, Item A "Basic Subscription Rights" that you were exercising 100 Rights to acquire 100 Units and in Item B "Over-Subscription Privilege," that you were requesting an additional 300 Units. It is important to note when completing your subscription certificate to keep the following points in mind:

         - You must subscribe for Depositary Units and Preferred Units as a Unit. DEPOSITARY UNITS AND PREFERRED UNITS MAY NOT BE SEPARATELY SUBSCRIBED FOR.

         - Each Unit consists of four (4) Depositary Units and one (1) Preferred Unit. NO FRACTIONAL DEPOSITARY UNITS OR PREFERRED UNITS WILL BE ISSUED IN CONNECTION WITH THE OFFERING. Therefore, in determining how many Units you wish to subscribe for, please keep in mind that the number of Depositary Units you desire to buy (whether pursuant to exercise of your Basic Subscription Rights or the Over-Subscription Privilege) must be divisible by four (4).

         In calculating the amount of the payment to be tendered along with the executed subscription certificate, as per Item C, include the total Subscription Price payable for both the number of Units subscribed for through the exercise of Basic Subscription Rights and the number of Units subscribed for through the exercise of the Over-Subscription Privilege. In the above example this would equal 100 Units times the Subscription Price for the Basic Subscription Rights exercised plus 300 Units times the Subscription Price for the exercise of the Over-Subscription Privilege for a total payment of $______. You will receive a pro rata allocation of such amount determined by the number of Basic Subscription Rights you exercised. Any excess funds paid by you will be returned to you promptly. Certificates representing the Depositary Units and Preferred Units purchased by you will be mailed promptly following the closing of the Offering. See "-- Payment for Securities" below.

         The foregoing example is for illustrative purposes only, Exercising Rights Holders participating in the Over-Subscription Privilege are entitled to purchase as many additional Units as they desire (subject to proration), which may be more or less than the number of Units such Exercising Rights Holder acquired pursuant to exercise of its Basic Subscription Rights.

PAYMENT FOR SECURITIES

           Delivery and payment for the Unsubscribed Units purchased by the Guarantor shall be made on the fifth Business Day after written notice is given by the Partnership or the Subscription Agent to the Guarantor of the number and aggregate purchase price of the Unsubscribed Units the Guarantor is obligated to purchase pursuant to the exercise of the Over-Subscription Privilege. Payment for Depositary Units and Preferred Units subscribed for pursuant to the exercise of Basic Subscription Rights and the Over-Subscription Privilege by other Exercising Rights Holders must be tendered to the Subscription Agent along with a properly executed Subscription Certificate on or prior to the Expiration Date. Exercising Rights Holders must choose one of the following methods of payment:

                  1. An Exercising Rights Holder can send the Subscription Certificate together with payment in full for the Depositary Units and Preferred Units subscribed for through exercise of their Basic Subscription Rights and the maximum number of Depositary Units and Preferred Units the Exercising Rights Holder wishes to subscribe for pursuant to the Over-Subscription Privilege to the Subscription Agent based upon the Subscription Price of $__. Subscriptions will be accepted when payment, together with the executed Subscription Certificate, is received by the Subscription Agent at 10 Commerce Drive, Cranford, New Jersey 07016, Attention: Reorg. Department; such payment and Subscription Certificates must be received by the Subscription Agent no later than 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will deposit all checks received by it for the purchase of Depositary Units and Preferred Units into a segregated interest-bearing account of the Partnership (the interest from which will belong to the Partnership) pending proration and distribution of the Depositary Units and Preferred Units. A PAYMENT PURSUANT TO THIS METHOD MUST BE IN U.S. DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES, MUST BE PAYABLE TO REGISTRAR AND TRANSFER COMPANY, AS SUBSCRIPTION AGENT FOR AMERICAN REAL ESTATE PARTNERS, L.P., AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED AND BE RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                  2. Alternatively, a subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., New York City time, on the Expiration Date, the Subscription Agent has received a Notice of Guaranteed Delivery (see Appendix B) by facsimile (telecopy) or otherwise from a bank, a trust company or a NYSE member guaranteeing delivery of (i) payment of the full Subscription Price for the Depositary Units and the Preferred Units subscribed for through exercise of the Basic Subscription Right and any additional Depositary Units and the Preferred Units subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate. The Subscription Agent will not honor a Notice of Guaranteed Delivery unless a properly completed and executed Subscription Certificate and full payment for the Depositary Units and the Preferred Units is received by the Subscription Agent by the close of business on the fifth Business Day after the Expiration Date (the "Protect Period").

         Within seven Business Days following the Protect Period, the Subscription Agent will send to each Exercising Rights Holder (or, if the Depositary Units are held by a Nominee Holder, to such Nominee Holder) certificates representing the Depositary Units and the Preferred Units purchased pursuant to exercise of the Basic Subscription Rights and, if applicable, the Over-Subscription Privilege along with a letter explaining the allocation of Depositary Units and the Preferred Units pursuant to the Over-Subscription Privilege. Any excess payment to be refunded by the Partnership to a Rights Holder who is not allocated the full amount of Depositary Units and Preferred Units subscribed for pursuant to the Over-Subscription Privilege will be mailed by the Subscription Agent within seven Business Days after the Protect Period. All payments by a Rights Holder must be in United States dollars by money order or check drawn on a bank located in the United States and payable to Registrar and Transfer Company, as Subscription Agent for American Real Estate Partners, L.P.

         Whichever of the two methods described above is used, issuance and delivery of certificates for the Depositary Units and the Preferred Units purchased are subject to collection of checks and actual payment.

         If an Exercising Rights Holder who acquires Depositary Units and Preferred Units through the exercise of its Basic Subscription Rights or pursuant to the Over-Subscription Privilege does not make payment of any amounts due, the Partnership and the Subscription Agent reserve the right to take any or all of the following actions: (i) find other holders of Depositary Units or Rights for such subscribed and unpaid for Depositary Units and Preferred Units;
(ii) apply any payment actually received by it toward the purchase of the greatest whole number of Depositary Units and Preferred Units which could be acquired by such holder upon exercise of its Basic Subscription Rights and/or pursuant to the Over-Subscription Privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set-off against payments actually received by it with respect to such subscribed Depositary Units and Preferred Units.

         THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE PARTNERSHIP WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Partnership whose determinations will be final and binding. The Partnership in its sole discretion may waive any defect or irregularity or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Partnership determines in its sole discretion. The Partnership will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

SALE OF API NOMINEE CORP. RIGHTS

         Pursuant to the Exchange, the Partnership acquired the real estate and other assets of the Predecessor Partnerships. In connection with the Exchange, the Depositary Units of certain non-consenting investors in the Predecessor Partnerships issued in connection with the Exchange were registered in the name of Nominee Corp. As of June 30, 1997, Nominee Corp. held 46,120 Depositary Units. Unless such non-consenting investors execute and return their transfer applications and the certificates evidencing their interests in the Predecessor Partnerships issued in connection with the Exchange, thereby becoming holders of record of the Depositary Units held by Nominee Corp., prior to the Record Date, Nominee Corp shall use its reasonable efforts to sell the Rights issued to Nominee Corp. and the proceeds from such sale, if any, will be held in escrow by Nominee Corp. Neither the General Partner nor the Guarantor intends to purchase Rights from Nominee Corp.

FOREIGN RECORD DATE UNITHOLDERS

         Subscription Certificates will not be mailed to Foreign Record Date Unitholders. The Rights to which such Subscription Certificates relate will be held by the Subscription Agent for such Foreign Record Date Unitholders' accounts until instructions are received to exercise, sell or transfer the Rights. If no instructions have been received by 12:00 noon, New York City time, three Business Days prior to the Expiration Date, the Subscription Agent will use its best efforts to sell the Rights of those Foreign Record Date Unitholders. The net proceeds, if any, from the sale of those Rights by the Subscription Agent will be remitted to the Foreign Record Date Unitholder.


                             PURPOSE OF THE OFFERING

         GENERAL. The Partnership is seeking to raise funds in the offering to increase its available liquidity so that it will be in a better position to take advantage of investment opportunities and to further diversify its portfolio. Additionally, the Partnership may determine to reduce the debt of certain properties where the interest rate is considered to be in excess of current market rates. In light of AREP's view of current market conditions and the rise in the trading price of AREP's Depositary Units, AREP believes that this is an opportune time to raise additional capital.

         The General Partner believes that the strengthening of the real estate market and the stock market over recent years has permitted AREP and others to sell properties at increasingly favorable prices. However, AREP believes the markets may be due for a downward correction which could result in purchasing opportunities from sellers who may seek to liquidate assets when their expected returns decrease; also, the trading prices of the securities issued by such companies could decline, providing additional investment opportunities. In the real estate markets, which historically have been cyclical, this may be especially true due to the unprecedented high volume of securities issued by real estate operating companies. This may present opportunities for companies with strong cash positions to acquire large portfolios of assets at possible discounts to their implicit values and for the acquisition or recapitalization of operating companies, including those with significant real estate assets.

         AREP believes that the Partnership will benefit from diversification of its real estate portfolio. By the end of the year 2000, net leases representing approximately 23% of AREP's net annual rentals from its portfolio will be due for renewal, and by the end of the year 2002, net leases representing approximately 41% of AREP's net annual rentals will be due for renewal. Since most of AREP's properties are net-leased to single corporate tenants, it may be difficult and time consuming to re-lease or sell those properties that existing tenants decline to re-let or purchase and that AREP may be required to incur expenditures to renovate such properties for new tenants. In addition, AREP may become responsible for the payment of certain operating expenses, including maintenance, utilities, taxes, insurance and environmental compliance costs associated with such properties which are presently the responsibility of the tenant. As a result, AREP could experience an adverse impact on net cash flow from such properties in the future.

         The types of investments AREP will pursue include residential/ commercial development, acquiring debt or equity securities of companies which may be undergoing restructuring and subperforming properties that may require active asset management and significant capital improvements. These investments may not be readily financeable and may not generate immediate positive cash flow for the Partnership. As such, they require AREP to maintain a strong capital base in order to react quickly to these market opportunities as well as to allow AREP the financial strength to develop or reposition these assets.

         INVESTMENT STRATEGIES. In selecting future real estate investments, AREP intends to focus on assets that it believes are undervalued in the real estate market, which investments may require substantial liquidity to maintain a competitive advantage. Despite the substantial capital pursuing real estate opportunities, management believes that there are still opportunities available to acquire investments that are undervalued. This may include commercial properties, residential and commercial development projects, land, non-performing loans and the securities of entities which own, manage or develop significant real estate assets, including limited partnership units and securities issued by real estate investment trusts ("REITS"). Management believes that, in the current market, investments requiring some degree of active management or development activity have the greatest potential for growth, both in terms of capital appreciation and the generation of cash flow. In order to further these investment objectives, AREP may consider the acquisition or seek effective control of land development companies and other real estate operating companies which may have a significant inventory of quality assets under development, as well as experienced personnel. This may enhance AREP's ability to further diversify its portfolio of properties and gain access to additional operating and development capabilities. Such acquisitions may include those from affiliates of the General Partner, provided the terms thereof are fair and reasonable and are approved by the Audit Committee. See "Risk Factors -- Substantial Fees to General Partner and its Affiliates" and "Use of Proceeds -- Fees to the General Partner and its Affiliates."

         Other real estate investment opportunities AREP may pursue include entering into joint venture arrangements or providing financing to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. The loans may provide for a contractual rate of interest to be paid as well as providing for a participation in the profits of the development and/or an equity participation. Additionally, AREP will seek to acquire underperforming properties through outright purchase or the purchase of the debt or securities of such entities. For example, AREP may elect to establish an ownership position by first acquiring debt secured by targeted assets and then negotiate for the ownership or effective control of some or all of the underlying equity in such assets. AREP may also seek to establish a favorable economic and negotiating position through the acquisition of other rights or interests that provide it with leverage in negotiating the acquisition of targeted assets. AREP will also seek to acquire assets that are not in financial distress but due to the particular circumstances of their ownership, use or location, present substantial opportunities for development or long-term growth. AREP may also consider acquiring additional net-leased properties at appropriate yields or to effectuate tax-free exchanges.

         AREP may continue to purchase real estate limited partnership interests by pursuing negotiated agreements or commencing tender offers. The illiquidity of many of these securities and their "informal" trading market enable entities such as AREP to purchase them at what may be significant discounts to the value of their underlying real estate in many instances.

         While AREP believes opportunities in real estate acquisitions continue to remain available, such acquisition opportunities for value-added investors are becoming more competitive to source and the increased competition may have some impact on the spreads and the ability to find quality assets at appropriate yields. Pursuant to the Amendment, AREP, while continuing to pursue suitable investments in the real estate markets as mentioned above, may invest a portion of its funds in securities of issuers that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate. Such investments may include equity and debt securities of domestic and foreign issuers. The investment objective of AREP with respect to such investments will be to purchase undervalued securities, so as to maximize total return consisting of current income and/or capital appreciation. Undervalued securities are those which AREP believes may have greater inherent value than indicated by their then current trading price and/or may lend themselves to "activist" shareholder involvement. These securities may be undervalued for various reasons including market inefficiencies, economic or market trends which have not been identified and reflected in market value, complex or not readily followed securities. Less favorable financial reports, lowered credit ratings, revised industry forecasts or sudden legal complications may result in market inefficiencies and undervalued situations. As is the case with real estate related investments, with respect to non-real estate related investments AREP may determine to establish an ownership position through the purchase of debt or equity securities of such entities and then negotiate for the ownership or effective control of some or all of the underlying equity in such assets. AREP will conduct its investment activities in such a manner so as not to be deemed an investment company under the 1940 Act.

         The equity securities in which AREP may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase such securities. The debt securities in which AREP may invest may include bonds, debentures, notes, mortgage-related securities and municipal obligations. Certain of such securities may include lower rated securities which may provide the potential for higher yields and therefore may entail higher risk.

         Recently, AREP invested approximately $42.8 million to purchase certain mortgage notes issued by Stratosphere having a face value of $55 million. In addition, an affiliate of Icahn currently owns approximately $39 million face value of such Stratosphere mortgage notes. Stratosphere owns and operates the Stratosphere Tower, Casino & Hotel in Las Vegas, Nevada and has filed a voluntary proceeding for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. Such affiliate of Icahn and AREP together submitted a proposal for the restructuring of Stratosphere, which if accepted and pursued would involve additional investments in Stratosphere by AREP and such affiliate of Icahn. In addition, AREP is investigating possible tender offers for real estate operating companies which, together with the possible additional investment in Stratosphere, could involve investments of over $200 million by AREP in the foreseeable future. However, no assurances can be made that such transactions will be pursued or that such investments will be made. See "Recent Events -- Investment in Stratosphere Corporation."

         In keeping with its overall investment strategy, the Partnership may acquire assets that are not generating positive cash flow. While this may impact cash flow in the near term and there can be no assurance that any asset acquired by the Partnership will increase in value or generate positive cash flow, management intends to focus on assets that it believes may provide opportunities for long-term growth and diversification of its portfolio.

         The determination of which assets are to be acquired will be within the sole discretion of the General Partner. No assets have as yet been identified for acquisition nor has the Partnership entered into negotiations or agreements relating to the acquisition of any assets with the proceeds of the Offering.

         Icahn, in his capacity as majority Unitholder through the Guarantor, will not receive any additional benefit with respect to distributions and allocations of profits and losses not shared on a pro rata basis by all other Unitholders. In addition, Icahn has confirmed to AREP neither he nor any of his affiliates will receive any fees from AREP in consideration for services rendered in connection with non-real estate related investments by AREP. The General Partner and its affiliates may, however, realize substantial fees and other income from transactions involving the Partnership's investments in real estate as described herein. AREP may determine to make investments in certain assets in which Icahn or his affiliates have independent investments; in addition, AREP may enter into other transactions with the General Partner, Icahn or their affiliates, including, without limitation, buying and selling assets from or to the General Partner, Icahn or their affiliates, and participating in joint venture investments in assets with the General Partner, Icahn or their affiliates, whether real estate or non-real estate related, provided the terms of all such transactions are fair and reasonable to AREP. See "Use of Proceeds -- Fees to the General Partner and its Affiliates" and "Risk Factors -- Substantial Fees to General Partner and its Affiliates."

         BENEFITS TO THE PARTNERSHIP AND UNITHOLDERS. The Rights are exercisable for both Depositary Units and Preferred Units. The two securities must be purchased as a unit and may not be subscribed for separately. The General Partner determined to offer the two securities as a unit, in part to give Unitholders the right to purchase additional Depositary Units and Preferred Units at a total price below market without incurring any commission charge and, in part, to provide the Partnership through the issuance of the additional Preferred Units with a relatively inexpensive source of financing for additional acquisitions. The Preferred Units also have the further quality, at least initially, of not being dilutive to those Unitholders who choose not to exercise their Rights (although the Preferred Units could, if the Audit Committee determined it was in the best interest of the Partnership at the time, be redeemed at a later time for Depositary Units). In structuring the Offering, the General Partner considered that the Preferred Units have been trading at a discount to their liquidation preference, may not be as attractive to investors as the Depositary Units and might reduce Unitholder participation in the Offering, but determined that the benefit to the Partnership and ultimately Unitholders of raising approximately an additional $_____________ for investment through the issuance of the additional Preferred Units outweighed any potential negative impact that might arise as a consequence of including the Preferred Units as part of the Offering. Moreover, assuming the conditions of the Subscription Guaranty Agreement are met, the Partnership is assured by virtue of the Subscription Guaranty of all Depositary Units and Preferred Units offered being subscribed. See "The Offering - Subscription Guaranty" for discussion of the Subscription Guaranty, including the factors that were considered by the Board of Directors in approving the Subscription Guaranty. In addition, the Board of Directors considered that the Depositary Units recently have been trading at higher market prices than in comparable periods over the most recent years.

         In an attempt to at least partially compensate those Unitholders who decline to participate in the Offering, the General Partner has structured the Rights as transferrable. Accordingly, to the extent a market for the Rights develop, non-participating Unitholders will be able to sell their Rights. See "The Offering - Sale of Rights" for further discussion regarding the transfer of Rights.


                                 USE OF PROCEEDS

         GENERAL. The General Partner has determined that it is in the best interests of the Partnership and its Unitholders to increase the Partnership's available liquidity so that it will be in a better position to take advantage of investment opportunities and to further diversify its portfolio. Additionally, the General Partner may elect to reduce the debt of certain properties where the interest rate is considered to be in excess of current market rates. With the proceeds from the Offering (estimated to be approximately $___________ after payment of offering expenses which are estimated to be approximately $_______), AREP intends to pursue investments involving raw-land development, debt or equity securities of companies that may be undergoing restructuring and properties that may require active asset management and significant capital improvements, along with other investments described in this Prospectus. These investments may not be readily financeable and may not generate immediate positive cash flow for the Partnership. As such, they require AREP to maintain a strong capital base to react quickly to these market opportunities as well as to allow AREP the financial strength to develop or reposition these assets. See "Purpose of the Offering."

         FEES TO THE GENERAL PARTNER AND ITS AFFILIATES. The General Partner and its affiliates may receive fees in connection with the acquisition, sale, financing, development and management of new properties acquired by AREP. As development and other new properties are acquired, developed, constructed, operated, leased and financed, the General Partner or its affiliates may perform acquisition functions, including the review, verification and analysis of data and documentation with respect to potential acquisitions, and perform development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and may perform other services and be entitled to fees and reimbursement of expenses relating thereto, provided that, in accordance with the Partnership Agreement, the terms of such transactions are fair and reasonable to AREP and are customary to the industry. It is not possible to state precisely what role, if any, the General Partner or any of its affiliates may have in the acquisition, development or management of any new investments. Consequently, it is not possible to state the amount of the income, fees or commissions the General Partner or its affiliates might be paid in connection with the investment of the Offering proceeds since the amount thereof is dependent upon the specific circumstances of each investment, including the nature of the services provided, the location of the investment and the amount customarily paid in such locality for such services. However, Unitholders may expect that, subject to the specific circumstances surrounding each transaction and the overall fairness and reasonableness thereof to AREP, the fees charged by the General Partner and its affiliates for the services described below generally will be within the ranges set forth below:

         - Property Management and Asset Management Services. To the extent that AREP acquires any properties requiring active management (e.g., operating properties that are not net-leased) or asset management services, including on site services, it may enter into management or other arrangements with the General Partner or its affiliates. Generally, it is contemplated that under property management arrangements, the entity managing the property would receive a property management fee (generally 3% to 6% of gross rentals for direct management, depending upon the location) and under asset management arrangements, the entity managing the asset would receive an asset management fee (generally .5% to 1% of the appraised value of the asset for asset management services, depending upon the location) in payment for its services and reimbursement for costs incurred.

         - Brokerage and Leasing Commissions. AREP also may pay affiliates of the General Partner real estate brokerage and leasing commissions (which generally may range from 2% to 6% of the purchase price or rentals depending on location; this range may be somewhat higher for problem properties or lesser-valued properties).

         - Lending Arrangements. The General Partner or its affiliates may lend money to, or arrange loans for, AREP. Fees payable to the General Partner or its affiliates in connection with such activities include mortgage brokerage fees (generally .5% to 3% of the loan amount), mortgage origination fees (generally .5% to 1.5% of the loan amount) and loan servicing fees (generally .10% to .12% of the loan amount), as well as interest on any amounts loaned by the General Partner or its affiliates to AREP.

         - Development and Construction Services. The General Partner or its affiliates may also receive fees for development services, generally 1% to 4% of development costs, and general contracting services or construction management services, generally 4% to 6% of construction costs.

         AREP may also enter into other transactions with the General Partner and its affiliates, including, without limitation, buying and selling properties and borrowing and lending funds from or to the General Partner or its affiliates, joint venture developments and issuing securities to the General Partner or its affiliates in exchange for, among other things, assets that they now own or may acquire in the future, provided the terms of such transactions are fair and reasonable to AREP. The General Partner is also entitled to reimbursement by AREP for all allocable direct and indirect overhead expenses (including, but not limited to, salaries and rent) incurred in connection with the conduct of AREP's business.

         In addition, employees of AREP may, from time to time, provide services to affiliates of the General Partner, with AREP being reimbursed therefor. Reimbursement to AREP by such affiliates in respect of such services is subject to review and approval by the Audit Committee of the Board of Directors of the General Partner.

         The Audit Committee of the Board of Directors of the General Partner meets on an annual basis, or more often if necessary, to review and approve any conflicts of interest which may arise, including the payment by AREP of any fees to the General Partner or any of its affiliates. The General Partner and its affiliates may not receive duplicative fees.

                       RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED UNIT DISTRIBUTIONS

         The following table sets forth the computation of the ratio of earnings to fixed charges for the quarters ended March 31, 1997 and 1996 and each of the years in the five-year period ended December 31, 1996. The financial information for purposes of computing the ratio of earnings to fixed charges has been derived from the unaudited and audited Consolidated Financial Statements of American Real Estate Partners, L.P. and the Subsidiary (the "Company") incorporated herein by reference.

         The following table also sets forth the pro forma computation of the ratio of earnings to fixed charges and Preferred Unit distributions for the quarters ended March 31, 1997 and 1996 and the year ended December 31, 1996. The pro forma ratio of earnings to fixed charges and Preferred Unit Distributions has been prepared by adjusting the historical Consolidated Financial Statements of the Company to give effect to the exercise of the Rights being offered hereby. The pro forma ratio of earnings to fixed charges and Preferred Unit Distributions for the quarters ended March 31, 1997 and 1996 and the year ended December 31, 1996 has been prepared as if the exercise of the Rights occurred on January 1, 1996. The pro forma ratio of earnings to fixed charges and Preferred Unit Distributions does not purport to be indicative of the ratio of earnings to fixed charges and Preferred Unit Distributions which might have occurred had the Rights been exercised on January 1, 1996, or which may be expected to occur in the future.

                                     PERIOD ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                                 --------------------------  --------------------------------------------------------------------
                                      1997          1996          1996          1995          1994          1993          1992
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Earnings:
Net earnings...................  $ 40,789,128  $ 11,001,281  $ 57,822,052  $ 35,155,620  $ 23,168,564  $ 22,676,754  $ 11,291,877
Add back fixed charges
charged to earnings............     3,451,522     4,580,495    17,004,837    20,058,182    23,057,243    25,386,816    26,068,454
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
    Earnings before
    fixed charges..............  $ 44,240,650  $ 15,581,776  $ 74,826,889  $ 55,213,802  $ 46,225,807  $ 48,063,570  $ 37,360,331
                                 ============  ============  ============  ============  ============  ============  ============
Fixed Charges:
Interest expense as
  reported.....................  $  3,317,478  $  4,479,786  $ 16,350,791  $ 19,613,860  $ 22,735,908  $ 25,127,931  $ 25,859,176
Amortization of debt
  placement costs..............       134,044       100,709       654,046       444,322       321,335       258,885       209,278
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                    3,451,522     4,580,495    17,004,837    20,058,182    23,057,243    25,386,816    26,068,454
Capitalized interest...........             0             0             0             0             0       210,000        58,540
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
  Total Fixed charges..........  $  3,451,522  $  4,580,495  $ 17,004,837  $ 20,058,182  $ 23,057,243  $ 25,596,816  $ 26,126,994
                                 ============  ============  ============  ============  ============  ============  ============
Ratio:
  Earnings/Fixed charges:......         12.82          3.40          4.40          2.75          2.00          1.88          1.43
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Pro forma Ratio of Earnings
  to Fixed Charges and Preferred
  Unit Distributions
  Fixed charges, per above ....  $  3,451,522  $  4,580,495  $ 17,004,837
  Preferred Unit
   distributions:
  Current Preferred............       259,303       246,955     1,024,863
                                 ------------  ------------  ------------
  New Preferred(1).............       787,500       750,000     3,000,000
                                 ------------  ------------  ------------
  Total fixed charges..........  $  4,498,325  $  5,577,450  $ 21,029,700
                                 ============  ============  ============
  Pro forma:
  Earnings/Fixed charges:......          9.83          2.79          3.56
                                 ------------  ------------  ------------

---------------
(1)  Assumes $60,000,000 worth of Preferred Units are issued.

                            DESCRIPTION OF SECURITIES

         The following is a brief description of (i) the Depositary Units and certain provisions of the Depositary Agreement (as amended, the "Depositary Agreement") related thereto, entered into among the Partnership, Registrar and Transfer Company, as depositary (the "Depositary"), and the Unitholders and (ii) the Preferred Units.

THE DEPOSITARY UNITS

         General. The Depositary Units represent limited partner interests in AREP. The percentage interest in AREP represented by a Depositary Unit is equal to the ratio it bears at the time of such determination to the total number of Depositary Units in AREP (including any undeposited Depositary Units) outstanding, multiplied by 99%, which is the aggregate percentage interest in AREP of all holders of Depositary Units. Subject to the rights and preferences of the Preferred Units, each Depositary Unit evidences entitlement to a portion of AREP's net cash flow and net proceeds from capital transactions when distributed by the General Partner and an allocation of AREP's net income and net loss, as determined in accordance with the Partnership Agreement.

         The Depositary Units are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Partnership is subject to the reporting requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Commission.

         The Depositary Units outstanding prior to this Offering are, and the Depositary Units to be issued upon exercise of the Rights will be, listed on the NYSE under the symbol "ACP." Depositary Units acquired pursuant to exercise of the Rights will be freely transferable after consummation of this Offering. Resale of Depositary Units held by the General Partner and its affiliates will be restricted under federal securities laws. Depositary Units are evidenced by depositary receipts issued by the Depositary.

         The Partnership is authorized to issue additional Depositary Units or other securities of the Partnership from time to time to Unitholders or additional investors without the consent or approval of Unitholders. There is no limit to the number of Depositary Units or additional classes thereof that may be issued. The Board of Directors of the General Partner has the power, without any further action by the Unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or Preferred Units. The Depositary Units have no preemptive rights.

         Transfer of Depositary Units. Until a Depositary Unit has been transferred on the books of the Depositary, the Depositary and the Partnership will treat the record holder thereof as the absolute owner for all purposes. A transfer of Depositary Units will not be recognized by the Depositary or the Partnership unless and until the transferee of such Depositary Units (individually, a "Subsequent Transferee," and collectively, the "Subsequent Transferees") executes and delivers a Transfer Application to the Depositary. Transfer Applications appear on the back of each Depositary Receipt and also will be furnished at no charge by the Depositary upon receipt of a request therefor. By executing and delivering a Transfer Application to the Depositary, a Subsequent Transferee automatically requests admission as a substituted Unitholder in the Partnership, agrees to be bound by the terms and conditions of the Partnership Agreement and grants a power of attorney to the General Partner. On a monthly basis, the Depositary will, on behalf of Subsequent Transferees who have submitted Transfer Applications, request the General Partner to admit such Subsequent Transferees as substituted limited partners in the Partnership. If the General Partner consents to such substitution, a Subsequent Transferee will be admitted to the Partnership as a substituted limited partner upon the recordation of such Subsequent Transferee's name in the books and records of the Partnership. Upon such admission, which is in the sole discretion of the General Partner, he will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and pursuant to the Partnership Agreement. A Subsequent Transferee will, after submitting a Transfer Application to the Depositary but before being admitted to the Partnership as a substituted Unitholder of record, have the rights of an assignee under the Delaware Act and the Partnership Agreement, including the right to receive his pro rata share of distributions.

         A Subsequent Transferee who does not execute and deliver a Transfer Application to the Depositary will not be recognized as the record holder of Depositary Units and will only have the right to transfer or assign his Depositary Units to a purchaser or other transferee. Therefore, such Subsequent Transferee will neither receive distributions from the Partnership nor be entitled to vote on Partnership matters or any other rights to which record holders of Depositary Units are entitled under the Delaware Act or pursuant to the Partnership Agreement. Distributions made in respect of the Depositary Units held by such Subsequent Transferees will continue to be paid to the transferor of such Depositary Units. A Subsequent Transferee will be deemed to be a party to the Depositary Agreement and to be bound by its terms and conditions whether or not such Subsequent Transferee executes and delivers a Transfer Application to the Depositary. A transferor will have no duty to ensure the execution of a Transfer Application by a Subsequent Transferee and will have no liability or responsibility if such Subsequent Transferee neglects or chooses not to execute and deliver the Transfer Application to the Depositary.

         Whenever Depositary Units are transferred, the Transfer Application requires that a Subsequent Transferee answer a series of questions. The required information is designed to provide the Partnership with the information necessary to prepare its tax information return. If the Subsequent Transferee does not furnish the required information, the Partnership will make certain assumptions concerning this information, which may result in the transferee receiving a lower dollar amount of depreciation.

         Withdrawal of Depositary Units from Deposit. A Unitholder may withdraw from the Depositary the Depositary Units represented by his Depositary Receipts upon written request and surrender of the Depositary Receipts evidencing such Depositary Units in exchange for a certificate issued by the Partnership evidencing the same number of Depositary Units. A Subsequent Transferee is required to become a Unitholder of record before being entitled to withdraw Depositary Units from the Depositary. Depositary Units which have been withdrawn from the Depositary, and are therefore not evidenced by Depositary Receipts, are not transferable except upon death, by operation of law, by transfer to the Partnership or redeposit with the Depositary. A holder of Depositary Units withdrawn from deposit will continue to receive his respective share of distributions and allocations of net income and losses pursuant to the Partnership Agreement. In order to transfer Depositary Units withdrawn from the Depositary (other than upon death, by operation of law or to the Partnership), a Unitholder must redeposit the certificate evidencing such withdrawn Depositary Units with the Depositary and request issuance of Depositary Receipts representing such Depositary Units, which Depositary Receipts then may be transferred. Any redeposit of such withdrawn Depositary Units with the Depositary requires 60 days' advance written notice and payment to the Depositary of a redeposit fee (initially $5.00 per 100 Depositary Units or portion thereof), and will be subject to the satisfaction of certain other procedural requirements under the Depositary Agreement.

         Replacement of Lost Depositary Receipts and Certificates. A Unitholder or Subsequent Transferee who loses or has his or her certificate for Depositary Units or Depositary Receipts stolen or destroyed may obtain a replacement certificate or Depositary Receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the Depositary Agreement.

         Amendment of Depositary Agreement. Subject to the restrictions described below, any provision of the Depositary Agreement, including the form of Depositary Receipt, may at any time and from time to time be amended by the mutual agreement of the Partnership and the Depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of Depositary Units. No amendment to the Depositary Agreement, however, may impair the right of a holder of Depositary Units to surrender a Depositary Receipt and to withdraw any or all of the deposited Depositary Units evidenced thereby or to redeposit Depositary Units pursuant to the Depositary Agreement and receive a Depositary Receipt evidencing such redeposited Depositary Units. The Depositary will furnish notice to each record holder of a Depositary Unit, and to each securities exchange on which Depositary Units are listed for trading, of any material amendment made to the Depositary Agreement. Each record holder of a Depositary Unit at the time any amendment of the Depositary Agreement becomes effective will be deemed, by continuing to hold such Depositary Unit, to consent and agree to the amendment and to be bound by the Depositary Agreement as so amended.

         The Depositary will give notice of the imposition of any fee or charge (other than fees and charges provided for in the Depositary Agreement), or change thereto, upon record holders of Depositary Units to any securities exchange on which the Depositary Units are listed for trading and to all record holders of Depositary Units. The imposition of any such fee or charge, or change thereto, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the Depositary Agreement effected by the Partnership and the Depositary.

         Termination of Depositary Agreement. The Partnership may not terminate the Depositary Agreement unless such termination (i) is in connection with the Partnership entering into a similar agreement with a new depositary selected by the General Partner, (ii) is as a result of the Partnership's receipt of an opinion of counsel to the effect that such termination is necessary for the Partnership to avoid being treated as an "association" taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (iii) is in connection with the dissolution of the Partnership. The Depositary will terminate the Depositary Agreement, when directed to do so by the Partnership, by mailing notice of such termination to the record holders of Depositary Units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed. Upon termination of the Depositary Agreement, the Depositary will discontinue the transfer of Depositary Units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the Depositary Agreement, except in the event the Depositary Agreement is not being terminated in connection with the Partnership entering into a similar agreement with a new depositary, the Depositary will assist in the facilitation of the withdrawal of Depositary Units by holders who desire to surrender their Depositary Receipts.

         Resignation or Removal of Depositary. The Depositary may resign as Depositary and may be removed by the Partnership at any time upon 60 days' written notice. The resignation or removal of the Depositary becomes effective upon the appointment of a successor Depositary by the Partnership and written acceptance by the successor Depositary of such appointment. In the event a successor Depositary is not appointed within 75 days of notification of such resignation or removal, the General Partner will act as Depositary until a successor Depositary is appointed. Any corporation into or with which the Depositary may be merged or consolidated will be the successor Depositary without the execution or filing of any document or any further act.

THE PREFERRED UNITS

         General. The Preferred Units represent limited partner interests in AREP and have such rights and designations as described below. The Preferred Units are evidenced by certificates issued by the Partnership. The Preferred Units are registered under the Exchange Act.

         The Preferred Units outstanding prior to this Offering are, and the Preferred Units to be issued upon exercise of the Rights will be, listed on the NYSE under the symbol "ACP PR." Preferred Units acquired pursuant to exercise of the Rights will be freely transferable after consummation of this Offering. Resale of Preferred Units held by the General Partner and its affiliates, including the Guarantor, will be restricted under federal securities laws. The Preferred Units are not be evidenced by Depositary Receipts.

         Each Rights Holder who subscribes for the purchase of Depositary Units and Preferred Units pursuant to the Offering described in this Prospectus shall be deemed to have applied for admission as a limited partner of the Partnership with respect to the Units acquired and to have agreed to be bound by all of the terms and conditions of the Partnership Agreement, as from time to time in effect. See "Description of Partnership Agreement."

         The Partnership is authorized to issue additional Preferred Units or other securities of the Partnership from time to time to Unitholders or additional investors without the consent or approval of Unitholders. There is no limit to the number of Preferred Units or additional classes thereof that may be issued. The Board of Directors of the General Partner has the power, without any further action by the Unitholders to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or Preferred Units. The Preferred Units have no preemptive rights.

         Liquidation. Holders of the Preferred Units are entitled, subject to the rights of creditors, in the event of any voluntary or involuntary liquidation of the Partnership, to an amount in cash equal to $10.00 per Preferred Unit plus any accrued and unpaid distributions. The rights of the holders of the Preferred Units upon liquidation of the Company rank prior to those of holders of Depositary Units issued by the Partnership.

         Distributions. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of 5% per annum of the liquidation preference (which is equal to $.50 per annum per Preferred Unit), payable annually on March 31 of each year (each, a "Payment Date"). For purposes of determining the number of new Preferred Units to be issued in respect of distributions on existing Preferred Units, new Preferred Units will be valued at the liquidation preference thereof.

         The Preferred Units, including those issued as a result of distributions by the Partnership, are represented by certificates issuable solely in whole Preferred Units. No certificates representing fractional Preferred Units are issued, but record of the ownership of such fractional Preferred Units is kept on the books of the Partnership and allocations, distributions, voting rights, rights with respect to redemption and the like are determined in accordance with fractional Preferred Unit ownership.

         Redemption. On any Payment Date commencing with the Payment Date on March 31, 2000, the Partnership, with the approval of the Audit Committee, may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. Upon any redemption of the Preferred Units, the redemption price may be paid either all in cash or all in Depositary Units but not in a combination thereof. For purposes of redemption, the Preferred Units will be valued at the liquidation value thereof and the Depositary Units will be valued at (i) if the Depositary Units are listed or admitted to trading on one or more national securities exchanges, the average price at which the Depositary Units had been trading over the 20-day period immediately preceding such redemption on the principal national securities exchange on which the Depositary Units are listed or admitted to trading; (ii) if the Depositary Units are not listed or admitted to trading on a national securities exchange but are quoted by NASDAQ, the average bid price per Depositary Unit at which the Depositary Units had been trading over the 20-day period immediately preceding such redemption, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the General Partner for such purpose, if such Bureau is not at the time furnishing quotations; or (iii) if the Depositary Units are not listed or admitted to trading on a national securities exchange or quoted by NASDAQ, an amount equal to the book value as reflected in the most recent audited financial statement of the partnership as of the date of redemption. On March 31, 2010, the Partnership must redeem the Preferred Units on the same terms as any optional redemption.

         Business Combinations. In the event that the Partnership shall effect any capital reorganization or reclassification of its Units or shall consolidate or merge with or into, or shall sell or transfer all or substantially all of its assets to, any other entity, the holders of Preferred Units then outstanding shall be entitled to receive the same kind and amount of securities, cash, property, rights or interests as shall have been receivable for each Depositary Unit by the holders thereof in such reorganization, reclassification, consolidation, merger, sale or transfer had such Preferred Units been redeemed for Depositary Units immediately prior to such reorganization, reclassification, consolidation, merger, sale or transfer.

         Voting Rights. So long as any Preferred Units are outstanding, the Partnership shall not amend, alter or repeal any provisions of the Partnership Agreement, as amended so as to alter or change the express powers, preferences or special rights of the Preferred Units so as to affect them adversely without the consent of the holders of at least two-thirds of the total number of outstanding Preferred Units (including those held by the General Partner and its affiliates), given in person or by proxy, by vote at a meeting called for that purpose or by written consent as permitted by the Partnership Agreement. Except as described in "-- Nomination of Additional Independent Directors," the holders of the Preferred Units have no other rights to vote or to participate in the management of the Partnership.

         Nomination of Additional Independent Directors. If distributions (which are payable in kind) are not made to the holders of Preferred Units on any two Payment Dates (which need not be consecutive), the holders of more than 50% of all outstanding Preferred Units, including the General Partner and its affiliates, voting as a class, shall be entitled to appoint two nominees for the Board of Directors of the General Partner. Holders of Preferred Units owning at least 10% of all outstanding Preferred Units, including the General Partner and its affiliates to the extent that they are holders of Preferred units, may call a meeting of the holders of Preferred Units to elect such nominees. See "Description of Partnership Agreement -- Meetings; Voting Rights of Unitholders." Once elected, the nominees will be appointed to the Board of Directors of the General Partner by Icahn. As directors, the nominees will, in addition to their other duties as directors, be specifically charged with reviewing all future distributions to the holders of the Preferred Units. Such additional directors shall serve until the full distributions accumulated on all outstanding Preferred Units have been declared and paid or set apart for payment. If and when all accumulated distributions on the Preferred Units have been declared and paid or set aside for payment in full, the holders of Preferred Units shall be divested of the special voting rights provided by the failure to pay such distributions, subject to revesting in the event of each and every subsequent default. Upon termination of such special voting rights attributable to all holders of Preferred Units with respect to payment of distributions, the term of office of each director nominated by the holders of Preferred Units (the "Preferred Unit Directors") pursuant to such special voting rights shall terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Unit Directors. The holders of the Preferred Units will have no other rights to participate in the management of the Partnership and will not be entitled to vote on any matters submitted to a vote of the holders of Depositary Units.

         Transfer Agent, Registrar and Distribution Paying Agent. Registrar and Transfer Company acts as the transfer agent, registrar and distribution-paying agent (the "Transfer Agent") for the Preferred Units and the Depositary Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers and withdrawals of Preferred Units are borne by the Partnership and not by the Unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Unitholder and other similar fees or charges are borne by the affected Unitholder. There is no charge to Unitholders for disbursements of the Partnership's cash distributions. The Partnership indemnifies the Transfer Agent and its agents from certain liabilities.

         The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent, registrar and distribution-paying agent and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as transfer agent, registrar and distribution-paying agent until a successor is appointed.

         Transfer of Preferred Units. Until a Preferred Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Preferred Unit, except as otherwise required by law. Any transfers of a Preferred Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless certificates representing the Preferred Units are surrendered and the transferee executes and delivers a Transfer Application to the Partnership. By executing and delivering a Transfer Application, the transferee of Preferred Units is an assignee until admitted to the Partnership as a substituted limited partner, automatically requests admission to the Partnership as a substituted limited partner, agrees to be bound by the terms and conditions of the Partnership Agreement, represents that such transferee has the capacity and authority to enter into the Partnership Agreement and grants powers of attorney to the General Partner. On a monthly basis, the Transfer Agent will, on behalf of transferees who have submitted Transfer Applications, request the General Partner to admit such transferees as substituted limited partners in the Partnership. If the General Partner consents to such substitution, a transferee will be admitted to the Partnership as a substituted limited partner upon the recordation of such transferee's name in the books and records of the Partnership. Upon such admission, which is in the sole discretion of the General Partner, he will be entitled to all of the rights of a limited partner under the Delaware Act and pursuant to the Partnership Agreement. A transferee will, after submitting a Transfer Application to the Partnership but before being admitted to the Partnership as a substituted Unitholder of record, have the rights of an assignee under the Delaware Act and the Partnership Agreement, including the right to receive his distributions. Preferred Units are securities and are transferable according to the laws governing transfers of securities.

         A transferee who does not execute and deliver a Transfer Application to the Partnership will not be recognized as the record holder of Preferred Units and will only have the right to transfer or assign his Preferred Units to a purchaser or other transferee. Therefore, such transferee will neither receive distributions from the Partnership or any other rights to which record holders of Preferred Units are entitled under the Delaware Act or pursuant to the Partnership Agreement. Distributions made in respect of the Preferred Units held by such transferees will continue to be paid to the transferor of such Preferred Units. A transferor will have no duty to ensure the execution of a Transfer Application by a transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and deliver the Transfer Application to the Partnership.

         Whenever Preferred Units are transferred, the Transfer Application requires that a transferee answer a series of questions. The required information is designed to provide the Partnership with the information necessary to prepare its tax information return. If the transferee does not furnish the required information, the Partnership will make certain assumptions concerning this information, which may result in the transferee receiving a lower dollar amount of depreciation.

         Replacement of Lost Preferred Unit Certificates. A Unitholder or transferee who loses or has his or her certificate for Preferred Units stolen or destroyed may obtain a replacement certificate by furnishing an indemnity bond and by satisfying certain other procedural requirements under the Partnership Agreement.


                      DESCRIPTION OF PARTNERSHIP AGREEMENT

         The rights of a limited partner of the Partnership are set forth in the Partnership Agreement. The following is a summary of certain provisions of the Partnership Agreement and the Agreement of Limited Partnership of the Subsidiary (the "Subsidiary Partnership Agreement"), which is similar to the Partnership Agreement in all material respects (except for the Preferred Units). The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both the Partnership Agreement and the Subsidiary Partnership Agreement. A reference to the "Partnership Agreement" in this Prospectus refers to each of the Partnership Agreement and the Subsidiary Partnership Agreement, unless otherwise indicated.

ORGANIZATION

         The Partnership and the Subsidiary were organized as limited partnerships under the Delaware Act. The General Partner is the general partner of both the Partnership and the Subsidiary. The Partnership owns a 99% limited partnership interest in the Subsidiary. The General Partner owns a 1% general partnership interest in both the Partnership and the Subsidiary. Exercising Rights Holders, who are not limited partners as of the date of exercise of their Rights, will, following such exercise, be admitted as limited partners of the Partnership. The limited partnership interests of Record Date Holders who exercise their rights will be adjusted on the books and records of the Partnership accordingly.

PURPOSES, BUSINESS AND MANAGEMENT

         The purposes and business of the Partnership are (a) to directly or indirectly invest in, acquire, own, hold, manage, operate, sell, exchange and otherwise dispose of interests in real estate (including, without limitation, a limited partner interest in the Subsidiary) and securities of any type and description now or hereafter in existence, whether or not related to interests in real estate, and (b) to enter into any lawful transaction and engage in any lawful activities related or incidental thereto or in furtherance of such purposes.

         The General Partner is authorized, in general, to perform all acts necessary or appropriate to carry out the purposes and to conduct the business of the Partnership, including the issuance of additional Depositary Units or other securities of the Partnership (to which the Unitholders are not required to consent). No Unitholder, in such capacity, may take part in the operation, management or control of the business of the Partnership. The General Partner, its affiliates and their employees may have other business interests and engage in other activities and are not required to manage the Partnership as their sole and exclusive function. The Partnership Agreement generally provides that, subject to the satisfaction of certain conditions, the General Partner and its affiliates will be exculpated from liability for losses sustained or liabilities incurred by the Partnership and, to the maximum extent permitted by law, will be indemnified for all liabilities and related expenses arising out of proceedings or claims related to the business of the Partnership.

         The authority of the General Partner is limited in certain respects. The General Partner is prohibited, without the written consent or affirmative vote of Unitholders owning more than 50% of the total number of all outstanding Depositary Units then held by Unitholders, including the General Partner and its affiliates to the extent that they are Unitholders (a "Majority Interest"), from, among other things, selling or otherwise disposing of all or substantially all of the Partnership's assets in a single sale or in a related series of multiple sales, dissolving the Partnership or electing to continue the Partnership in certain instances, electing a successor general partner, making certain amendments to the Partnership Agreement (see "-- Amendment of the Partnership Agreement") or causing the Partnership, in its capacity as sole limited partner of the Subsidiary, to consent to certain proposals submitted for the approval of the limited partners of the Subsidiary. Since the Guarantor currently holds more than 50% of the outstanding Depositary Units, Icahn, through the Guarantor, has effective control over the taking of these actions by the Partnership. See "-- Meetings; Voting Rights of Unitholders" below for a discussion of certain limitations on the voting rights of Unitholders.

REMOVAL OF THE GENERAL PARTNER

         Subject to the limitation on the exercise by Unitholders of voting rights as described under "-- Meetings; Voting Rights of Unitholders", the General Partner may be removed by the written consent or affirmative vote of holders of Depositary Units owning more than 75% of the total number of all outstanding Depositary Units voting as a class then held by Unitholders, including the General Partner and its affiliates to the extent that they are holders of Depositary Units. Therefore, since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, the General Partner cannot be removed as provided above without Icahn's consent.

         Upon the removal of the General Partner as general partner of the Partnership by holders of Depositary Units, the holders of Depositary Units will be obligated to elect a successor general partner of the Partnership and to continue the business of the Partnership. At the election of the General Partner, a successor general partner will be required, at the effective date of its admission to the Partnership as a general partner, to purchase the General Partner's 1% general partner interest directly from the General Partner for a price equal to its "fair market value" as described below. If the General Partner does not elect to sell its interest, the successor general partner will be required to contribute to the capital of the Partnership cash in an amount equal to 1/99th of the product of the number of Depositary Units outstanding immediately prior to the effective date of such successor general partner's admission (but after giving effect to the conversion described below) and the average price at which the Depositary Units had been trading over the 20-day period immediately preceding such successor general partner's admission. Thereafter, such successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.

         If the General Partner chooses not to sell its 1% General Partner interest directly to a successor general partner, the General Partner's general partner interest in the Partnership will be converted into Depositary Units, with the number of Depositary Units to be received to be based upon the "fair market value" of its General Partner interest at the time of such removal and the average price at which the Depositary Units had been trading over the 20-day period preceding the effective date of the General Partner's departure. In this regard, the "fair market value" of the departing General Partner's general partner interest is the amount that would be distributable to the General Partner on account of such interest if the Partnership were to dispose of all of its assets in an orderly liquidation commencing on the effective date of such removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate such sales), as agreed upon between the departing General Partner and its successor, or in the absence of such of an agreement, as determined by an independent appraiser.

         Upon removal of the General Partner from the Partnership, the General Partner will also be removed as general partner of the Subsidiary and its general partner interest therein will either be purchased by the successor general partner or converted into Depositary Units (in which case such successor shall also contribute to the capital of the Subsidiary) in the same manner as provided above with respect to the Partnership.

         The Partnership Agreement provides that, upon the departure of the General Partner and the conversion of its general partner interest in the Partnership to Depositary Units, the Partnership will, at the request of the departing General Partner, file with the Commission up to three registration statements under the Securities Act registering the offering and sale of all or a portion of the Depositary Units owned by such departing General Partner, including those Depositary Units received upon conversion of its general partner interest in the Partnership and the Subsidiary. The cost of the first of any such registrations will be borne by the Partnership and the cost of any other such registration will be borne by the departing General Partner.

WITHDRAWAL OF THE GENERAL PARTNER

         The General Partner may withdraw from the Partnership, but only if: (i) such withdrawal is with the consent of a Majority Interest; (ii) the General Partner, with the consent of a Majority Interest, transfers all of its interest as general partner in the Partnership; (iii) the transferee consents to be bound by the Partnership Agreement and the transferee has the necessary legal authority to act as successor general partner of the Partnership; and (iv) the Partnership receives an opinion of counsel to the effect that such vote by the Unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the Unitholders and will not cause the Partnership to be treated as an "association" taxable as a corporation for federal income tax purposes. Since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, Icahn, acting through the Guarantor, could provide the consent of a Majority Interest.

         Notwithstanding the foregoing, the General Partner may, without the consent of the Unitholders (to the extent permitted by law), transfer its interest as general partner in the Partnership to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of the General Partner and continued its business, provided that such person or entity has a net worth no less than that of the General Partner and has accepted and agreed to be bound by the terms and conditions of the Partnership Agreement. The General Partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in the Partnership without the consent of Unitholders.

DISTRIBUTIONS OF CASH FLOW TO DEPOSITARY UNITHOLDERS

         Distributions from Operations. The Partnership Agreement provides that, subject to the rights of the holders of Preferred Units to receive their in-kind distributions, net cash flow of the Partnership for each fiscal year or portion thereof shall be distributed quarterly, or at any other time to the extent deemed appropriate by the General Partner in its sole and absolute discretion, to the holders of Depositary Units and the General Partner in accordance with their respective ownership interests in the Partnership. The holders of the Preferred Units are not entitled to distributions of net cash flow of the Partnership. The General Partner has the power and authority to retain or use Partnership assets or revenues as, in the sole and absolute discretion of the General Partner, may be required to satisfy the anticipated present and future cash needs of the Partnership, whether for operations, expansion, improvements, acquisitions or otherwise.

         The Partnership's ability to pay the distributions of net cash flow is also based on the business plan of the Partnership, which includes retaining capital transaction proceeds for reinvestment, and an assessment of the Partnership's ability to distribute net cash flow in the future, its expenses, obligations, investments and reserves. The availability of net cash flow in the future depends as well upon events and circumstances outside the

Partnership's control and no assurance can be given that the Partnership will be able to make distributions of net cash flow or as to the timing of the distribution.

         Over the recent years, the General Partner has decreased and, finally, suspended the Partnership's distributions to holders of Depositary Units. The Partnership intends to continue to apply available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements and other capital expenditures and creation of cash reserves for contingencies facing AREP, including environmental matters and scheduled lease expirations. While payment of maturing debt obligations requires the use of operating cash flow and the establishment of reserves in the near-term, it should enhance AREP's equity in its investments and its cash flow in later years. AREP does not believe it would be prudent or in the long-term best interest of AREP to encumber or sell assets for the purpose of paying distributions.

         Distributions from Sales and Refinancings. Capital transaction proceeds may be distributed or retained by the Partnership for reinvestment or other Partnership purposes in the discretion of the General Partner. Generally, the Partnership intends that capital transaction proceeds will be reinvested, subject to the establishment of any reserves. The amount and timing of distributions of capital transaction proceeds, if any, will be in the sole discretion of the General Partner.

         If, in the opinion of the General Partner, a combination of capital transactions during a tax year would result in a material tax liability to holders of Depositary Units, the General Partner may distribute a portion of capital transaction proceeds sufficient to pay all or a portion of such tax liability, assuming the maximum federal capital gains tax rate for individuals. However, there can be no assurance that holders of Depositary Units may not be required to recognize taxable income in excess of cash distributions made in respect of such period. See "Income Tax Considerations."

         To the extent that capital transaction proceeds are distributed, such capital transaction proceeds will be distributed by the Partnership to the holders of Depositary Units and to the General Partner in accordance with their respective ownership interests in the Partnership.

         Generally, distributions resulting from a liquidation of the Partnership will be made in the same manner as distributions of capital transaction proceeds, subject to the overall requirement that distributions be made to partners in accordance with their positive capital account balances and the rights of the holders of Preferred Units to their liquidation preference.

         Distribution Reinvestment Plan. A Distribution Reinvestment Plan (the "Reinvestment Plan") is available to holders of Depositary Units and is designed to enable such holders to have their distributions from the Partnership invested in Depositary Units.

         Pursuant to the Reinvestment Plan, the Registrar and Transfer Company (the "Agent"), as agent for the Reinvestment Plan participants will use any distributions paid on the Depositary Units of participants to purchase additional Depositary Units in the open market. There is no assurance such Depositary Units will be available from other investors. If a participant's distribution is not large enough to purchase a full Depositary Unit, he or she will be credited with fractional Depositary Units, computed to three decimal places. To the extent Depositary Units are not available in the open market, the Agent will distribute cash to the participants.

         At the time of reinvestment, each participant will pay a service charge of 5% of the amount invested, but not less than $.75 or more than $2.50 for each investment transaction, to the Agent, plus a proportionate share of the cost of acquiring the Depositary Units purchased for all participants.

         Holders of Depositary Units may become participants at any time by completing and delivering to the Agent the appropriate authorization form which will be available from the Agent and the Partnership. Participation in the Reinvestment Plan will start the next distribution payable after receipt of a participant's authorization form. A participant will be able to terminate his or her participation in the Reinvestment Plan at any time without penalty by delivering written notice to the Agent. A service charge of $2.50 will be charged by the Agent for a termination.

         Holders of Depositary Units that participate in the Reinvestment Plan will be taxed on their share of Partnership income in the same manner as if they received their Partnership distributions in cash; thus participants may incur a tax liability even though they do not receive a distribution of cash.

ALLOCATIONS OF INCOME AND LOSS

         The Partnership Agreement provides, in general, that all items of income, gain, loss and deduction are allocated to the General Partner and to the holders of Depositary Units in accordance with their respective percentage ownership in the Partnership. Items allocated to the holders of Depositary Units generally are further allocated among them pro rata in accordance with the respective number of Depositary Units owned by each of them. However, certain tax items reflecting differences between the fair market value and tax basis of the Partnership's assets at the time additional Depositary Units are or were issued will be allocated in accordance with the rules of Section 704(c) of the Code. The Partnership's taxable income and losses will be computed on an annual basis and apportioned monthly among record holders of Depositary Units in proportion to the number of Depositary Units owned by them as of the close of business on the second to last day of the month in which such taxable income or losses are apportioned, notwithstanding that cash may be distributed quarterly to record holders of Depositary Units 45 days after the end of each quarter. See "Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders." The Partnership's gains and losses from capital transactions generally will be allocated among record holders of Depositary Units in proportion to the number of Depositary Units owned by them as of the close of business on the last day of the month in which such gains and losses are realized.

         Holders of Preferred Units will be treated as having received ordinary income each year equal to the value of the liquidation preference paid or accrued for the year. The amounts included in income by the Preferred Unit holder will be deducted by the Partnership or capitalized, depending upon the use of the contributed capital. See "Income Tax Considerations -- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Allocation of Income and Loss."

AMENDMENT OF THE PARTNERSHIP AGREEMENT

         Amendments to the Partnership Agreement may be proposed by the General Partner or by holders of Depositary Units owning at least 10% of the total number of Depositary Units outstanding then owned by all Unitholders. Any proposed amendment (other than those described below) must be approved by the General Partner in writing and, subject to the limitations on the exercise by Unitholders of voting rights as described under "-- Meetings; Voting Rights of Unitholders", by at least a Majority Interest in order to be adopted. Since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, Icahn, acting through the Guarantor, could provide the approval of a Majority Interest. Unless approved by the General Partner in writing and, subject to the limitations on the exercise by Unitholders of voting rights as described under "-- Meetings; Voting Rights of Unitholders", by all of the holders of Depositary Units, no amendment may be made to the Partnership Agreement if such amendment, in the opinion of counsel would result in the loss of the limited liability of Unitholders or the Partnership as the sole limited partner of the Subsidiary or would cause the Partnership or the Subsidiary to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the Partnership Agreement may be made which would: (i) enlarge the obligations of the General Partner or any Unitholder or convert the interest of any Unitholder into the interest of a general partner; (ii) modify the expense reimbursement payable to the General Partner and its affiliates pursuant to the Partnership Agreement or the fees and compensation payable to the General Partner and its affiliates pursuant to the Subsidiary Partnership Agreement;
(iii) modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the General Partner or the Unitholders adversely affected; or (iv) amend Sections 14.01, 14.02 and 14.03 of the Partnership Agreement concerning amendments thereof without the consent of Unitholders owning more than 95% of the total number of Depositary Units outstanding then held by all Unitholders.

         Notwithstanding the foregoing, the General Partner may make amendments to the Partnership Agreement without the consent of the Unitholders, if such amendments are necessary or appropriate: (i) to reflect a change in the name or location of the principal office of the Partnership; (ii) to reflect the admission, substitution, termination, or withdrawal of Unitholders in accordance with the Partnership Agreement; (iii) to qualify the Partnership as a limited partnership or to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; (iv) in connection with or as a result of the General Partner's determination that the Partnership does not or no longer will qualify as a partnership for federal income tax purposes, including, without limitation, an amendment reflecting the reorganization of the Partnership into a qualified "real estate investment trust;" (v) to reflect a change that is of an inconsequential nature and does not adversely affect the Unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement; (vi) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(vii) to facilitate the trading of the Depositary Units or comply with any requirement or guideline of any securities exchange on which the Depositary Units are or will be listed for trading; (viii) to make any change required or contemplated by the Partnership Agreement; (ix) to amend any provisions requiring any action by the General Partner if applicable provisions of the Delaware Act related to the Partnership are amended or changed so that such action is no longer necessary; or (x) to authorize the Partnership to issue Units (or other securities) in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights as shall be fixed by the General Partner.

ISSUANCE OF ADDITIONAL SECURITIES

         The Partnership is authorized to issue additional Depositary Units or other securities of the Partnership from time to time to Unitholders or additional investors without the consent or approval of Unitholders. There is no limit to the number of Depositary Units or additional classes thereof that may be issued. The Board of Directors of the General Partner has the power, without any further action by the Unitholders to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or Preferred Units.

MEETINGS; VOTING RIGHTS OF UNITHOLDERS

         Any action that is required or permitted to be taken by Unitholders may be taken either at a meeting of the holders of Depositary Units or Preferred Units or without a meeting if consents in writing setting forth the action so taken are signed by holders of Depositary Units owning not less than the minimum number of Depositary Units or Preferred Units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of Depositary Units may be called by the General Partner or by Unitholders owning at least 10% of the total Depositary Units outstanding then owned by all such Unitholders. If a distribution is not made to holders of Preferred Units for a period of two years, holders of Preferred Units owning at least 10% of the total Preferred Units outstanding then owned by all such holders, including the General Partner and its affiliates, may call a meeting of the holders of Preferred Units to elect two nominees for the Board of Directors of the General Partner. Each nominee must be approved by holders of Preferred Units owning more than 50% of all Preferred Units outstanding then owned by all such holders, including the Guarantor and its affiliates. Holders of Depositary Units or Preferred Units may vote either in person or by proxy at meetings. Unitholders of record who constitute a Majority Interest or more than 50% of all outstanding Preferred Units, and who are represented in person or proxy will constitute a quorum at a meeting of holders of Depositary Units or Preferred Units. Since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, Icahn, acting through the Guarantor, represents a Majority Interest. Except as described above, the holders of Preferred Units have no rights to call meetings and will not be entitled to vote on any of the matters submitted to a vote of the holders of Depositary Units. See "Description of Securities -- The Preferred Units -- Nomination of Additional Independent Directors."

         Matters submitted to the Unitholders for their consent will be determined by the affirmative vote, in person or by proxy, of a Majority Interest, except that a higher vote will be required for certain amendments referred to above under "-- Amendment of the Partnership Agreement," the removal of the General Partner, as described above under "-- Removal of the General Partner," and the continuation of the Partnership after certain events that would otherwise cause dissolution, as described below under "-- Termination, Dissolution and Liquidation," and as otherwise required by law. Since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, Icahn, acting through the Guarantor, controls the vote of a Majority Interest. Each Unitholder will have one vote for each Depositary Unit as to which such Unitholder has been admitted as a Unitholder. A Subsequent Transferee of Depositary Units who has not been admitted as a Unitholder of record with respect to such Depositary Units will have no voting rights with respect to such Depositary Units, even if such Subsequent Transferee holds other Depositary Units as to which it has been admitted as a Unitholder. The voting rights of a Unitholder who transfers a Depositary Unit will terminate with respect to such Depositary Unit upon such transfer, whether or not the Subsequent Transferee thereof is admitted as a Unitholder of record with respect thereto.

         The Partnership Agreement does not provide for annual meetings of the Unitholders, and the General Partner does not anticipate calling such meetings.

LIABILITY OF GENERAL PARTNER AND UNITHOLDERS

         The General Partner will be liable for all general obligations of the Partnership to the extent not paid by the Partnership. The General Partner will not, however, be liable for the nonrecourse obligations of the Partnership.

         Assuming that a Unitholder does not take part in the control of the business of the Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the Unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the Unitholder or the Unitholder's predecessor in interest to the capital of the Partnership, plus such Unitholder's share of any undistributed Partnership income, profits or property. However, under the Delaware Act, a Unitholder who receives a distribution from the Partnership that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to the Partnership for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution. Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.

         The Partnership conducts business through the Subsidiary in several states. Maintenance of limited liability will require compliance with legal requirements of those states. The Partnership is the sole limited partner of the Subsidiary. Limitations on the liability of a limited partner for the obligations of a limited partnership have not clearly been established in many states; accordingly, if it were determined that the possession or exercise of the right by the Partnership, as limited partner of the Subsidiary, to remove the General Partner as general partner thereof, to approve certain amendments to the Subsidiary Partnership Agreement or to take other action pursuant to the Subsidiary Partnership Agreement constituted "control" of the Subsidiary's business for the purposes of the statutes of any relevant state, the Partnership and/or Unitholders might be held personally liable for the Subsidiary's obligations. Further, under the laws of certain states, the Partnership might be liable for other amounts, such as the amount of any undistributed profits to which it is entitled, with interest, or for the amount of distributions made to the Partnership by the Subsidiary. The Partnership and the Subsidiary will operate in a manner the General Partner deems reasonable, necessary and appropriate to preserve the limited liability of the Unitholders and the Partnership.

         Upon dissolution of the Partnership for any reason (including the withdrawal or removal of the General Partner if no successor general partner is selected), the assets of the Partnership may, in certain instances, be distributed in kind to the Unitholders of record. If a distribution in kind is made, the Unitholder receiving the distribution in kind will no longer have limited liability with respect to, and will be required to make arrangements for further operation of the assets distributed to him and will receive the assets subject to certain operating agreements and liabilities of the Partnership. Disposing of distributed assets or arranging for the operation thereof could be difficult, particularly in view of the large number of persons who could receive undivided interests in certain events. See "-- Termination, Dissolution and Liquidation."

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

         The Partnership Agreement provides that the General Partner and its affiliates and all of their officers, directors, employees and agents will not be liable to the Partnership or to any Unitholder for any error of judgment or breach of fiduciary duty that does not constitute (i) a breach of that person's duty of loyalty to the Partnership as described in the Partnership Agreement,
(ii) an act or omission in bad faith which involves intentional misconduct or a knowing violation of law or (iii) a transaction from which an improper personal benefit is derived. The Partnership Agreement also provides that the Partnership will indemnify the General Partner and its affiliates, officers, directors, employees and agents to the fullest extent permitted by law against any liability and related expenses (including attorneys' fees) incurred in conjunction with any proceeding in which any of them may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, if (i) such party seeking indemnification acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) such party's conduct did not constitute willful misconduct. Unitholders may have more limited recourse against the General Partner than would apply absent these provisions. The Partnership may purchase and maintain liability insurance covering the General Partner, or any other persons as the General Partner shall determine, against any liability that may be asserted against the General Partner or any such person in connection with the activities of the Partnership, regardless of whether indemnification against such liability would be permitted under the provisions of the Partnership. TO THE EXTENT THAT SUCH INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

NO WITHDRAWAL OF CAPITAL

         A Unitholder will not have the right to request withdrawal of his capital from the Partnership nor will a Unitholder be entitled to demand or receive any return of his capital.

BOOKS AND REPORTS

         The General Partner is required to keep complete and accurate books with respect to the Partnership's business at the principal office of the Partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of the Partnership is the calendar year. Record holders will be entitled to have access to the Partnership books and certain other records at reasonable times upon reasonable notice to the General Partner, subject to certain limitations including those intended to protect confidential business information.

         The General Partner will furnish to each record holder, within 120 days after the close of each fiscal year, reports containing certain financial statements of the Partnership for such fiscal year, including a balance sheet and statements of income, Unitholders' equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants. In addition, after the close of each fiscal quarter (except the fourth quarter), the General Partner will furnish to each record holder a quarterly report for the fiscal quarter containing certain financial and other information relating to the Partnership, subject to the Partnership's timely receipt of information from third parties.

         Within 90 days after the close of each taxable year, the Partnership will use its best efforts to furnish to each Unitholder as of the last day of any month during such taxable year such information as may be required by the Unitholders for the preparation of their individual federal, state and local tax returns. Such information will be furnished in summary form so that certain complex calculations normally required can be avoided. The Partnership's ability to furnish such summary information may depend on the cooperation of Unitholders in supplying certain information to the Partnership.

POWER OF ATTORNEY

         Pursuant to the terms of the Partnership Agreement, each investor who receives Units pursuant to the exercise of Rights and each Subsequent Transferee who is admitted as a Unitholder of record in the Partnership following the consummation of the Rights Offering appoints the General Partner and each of the General Partner's authorized officers as such Unitholder's or substituted Unitholder's attorney-in-fact (i) to enter into the Depositary Agreement and deposit the Depositary Units of such Unitholder or substituted Unitholder in the deposit account established by the Depositary, and admit the holders of Depositary Units and Preferred Units acquired upon exercise of the Rights (to the extent such holders are not already admitted) as limited partners in the Partnership and (ii) to make, execute, file and/or record (a) instruments with respect to any amendment of the Partnership Agreement; (b) conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of the Partnership pursuant to the terms of the Partnership Agreement; (c) financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the Partnership; (d) instruments or papers required to continue the business of the Partnership pursuant to the Partnership Agreement; (e) instruments relating to the admission of substituted limited partners in the Partnership; and (f) all other instruments deemed necessary or appropriate to carry out the provisions of the Partnership Agreement. Such power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting Unitholder, and will extend to such Unitholder's heirs, successors and assigns.

DEATH, BANKRUPTCY OR INCOMPETENCY OF A UNITHOLDER

         The death, bankruptcy or adjudication of incompetency of a Unitholder will not dissolve the Partnership. In such event, the legal representatives of such Unitholders will have all the rights of a Unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent Unitholder possessed to assess, sell or transfer any part of his interest. The transfer of Depositary Units and Preferred Units by such legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent Unitholder.

TERMINATION, DISSOLUTION AND LIQUIDATION

         The Partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of: (i) the withdrawal, removal or bankruptcy of the General Partner (subject to the right of the Unitholders to reconstitute and continue the business of the Partnership by written agreement of a Majority Interest and designation by them of a successor general partner within 90 days); (ii) the written consent or affirmative vote of a Majority Interest, with the approval of the General Partner, to dissolve and terminate the Partnership; (iii) the sale or other disposition of all or substantially all of the assets of the Partnership; (iv) the Partnership's insolvency or bankruptcy; or (v) any other event causing or requiring a dissolution under the Delaware Act. Since the Guarantor currently holds 13,895,712 Depositary Units, representing approximately 54.1% of the outstanding Depositary Units, Icahn, acting through the Guarantor, controls the vote of a Majority Interest. The Unitholder's right to continue the Partnership described in (i) above is subject to the receipt by the Partnership of an opinion of counsel to the effect that such continuation and the selection of a successor general partner will not result in the loss of limited liability of the Unitholders and will not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

         Upon dissolution, the General Partner or other entity or person authorized to wind up the affairs of the Partnership will proceed to liquidate the assets of the Partnership and apply the proceeds of liquidation in the order of priority set forth in the Partnership Agreement.

                            INCOME TAX CONSIDERATIONS


         The following is a summary of the federal income tax aspects which are material to a typical Unitholder who is a U.S. citizen or resident regarding the ownership, exercise or sale of Rights and the ownership and sale of Depositary Units and Preferred Units and is based upon the Code, judicial decisions, final, temporary and proposed Treasury regulations ("Regulations") and administrative rulings and pronouncements of the Internal Revenue Service ("IRS"). No attempt has been made to comment on all federal income tax matters affecting the Partnership, the Subsidiary or the Unitholders. The tax aspects of an investment to certain categories of Unitholders (such as C corporations, tax-exempt organizations, dealers in securities, banks, insurance companies, real estate investment trusts or foreign persons) may differ significantly from those described below. Prospective investors should consult their own tax advisors about the federal, state, local and foreign income tax consequences to them prior to exercising Rights.

         This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions may not occur which would significantly modify the statements and opinions expressed herein. The General Partner must make certain federal income tax determinations that will impact Unitholders which may be based on factual determinations or upon which no legal precedent or authority is available (e.g., the allocation of the exercise price of Rights between Depositary Units and Preferred Units, the determination of the valuation of the Partnerships' assets for purposes of making tax allocations and the proper allocations of income and loss as between the holders of Depositary Units and Preferred Units). There is no assurance that the IRS will agree with the General Partner's determinations and it is possible that the allocation or treatment of tax items by the General Partner may be modified upon audit.

LEGAL OPINION

         Rogers & Wells, counsel to the Partnership ("Counsel"), has expressed its opinion as to the following matters: (i) the Partnership and the Subsidiary each will continue to be classified as a partnership for federal income tax purposes following the issuance and exercise of the Rights and not as an association taxable as a corporation; and (ii) it is more likely than not that the Preferred Units will be classified as partnership interests for federal income tax purposes rather than as debt obligations of the Partnership and, if so, an assignee of record of a Depositary Unit or a Preferred Unit generally will be treated as a partner of the Partnership for federal income tax purposes from the date such person becomes the record owner of such Unit. Counsel has based its opinion on applicable legal authority, the facts set forth in this Prospectus and certain factual representations made by the General Partner and its opinion is conditioned on the accuracy of such facts. Counsel's opinion represents only its best legal judgment, and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein will not be challenged by the IRS or would be sustained by a court if litigated. Due to the factual nature of the issue, or uncertainty of the law, Counsel is not able to opine with respect to certain issues that involve: (i) the allocation of the Subscription Price between the Preferred Units and Depositary Units upon exercise of Rights due to the factual nature of the issue;
(ii) whether certain expenses of the Partnership deducted as business expenses may have to be capitalized for tax purposes due to the factual nature of the issue; (iii) whether the allocations of income and loss of the Partnership, including amounts reported as income to holders of Preferred Units, will be respected for federal income tax purposes due to the absence of authority regarding the methods used by the Partnership as described below in "-- Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Allocation of Income and Loss"; and (iv) whether any interest expense on debt incurred to purchase Preferred Units will be treated as investment interest or interest subject to the passive activity loss limitations due to the absence of authority on this issue.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE RIGHTS

         Effect of Rights Distribution. The distribution by a partnership to its partners of rights to purchase partnership interests does not generally give rise to taxable income to the partnership or the partners. Accordingly, neither the Partnership nor the holders of Depositary Units will recognize gain or loss upon the distribution of Rights.

         Unitholder's Basis in Rights. Although not completely certain, the tax basis of Rights received by a Unitholder from the Partnership likely will be zero and the distribution of Rights will not change the tax basis of the existing Depositary Units or Preferred Units. If Rights received by a Unitholder are not exercised but are allowed to expire, no loss will be allowed to the Unitholder, unless the Right had been acquired by purchase, in which case there will be a capital loss equal to the cost basis of the Right.

         Effect of Exercise of Rights. No gain or loss will be recognized by a Unitholder or the Partnership on the purchase of Depositary Units and Preferred Units through the exercise of Rights. The tax basis of the Depositary Units and Preferred Units purchased thereby will be equal to the sum of the price paid for the Depositary Units and Preferred Units plus the share of the Partnership's nonrecourse liabilities allocated to the Depositary Units and Preferred Units, and the amount, if any, paid for the Rights. See "Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Unitholders' Basis in his Units."

         Sale of the Rights. Any gain or loss on the sale of a Right will be treated as a short-term capital gain or loss if the Right is a capital asset in the hands of the seller.

         Sale of the Depositary Units or the Preferred Units. Gain or loss will be recognized by a Unitholder upon the sale of the Depositary Units or the Preferred Units acquired upon exercise of the Rights in an amount equal to the difference between the amount realized on the sale and the tax basis of the Unitholder allocable to the Depositary Units or the Preferred Units, as the case may be. Except to the extent attributable to unrealized receivables or certain inventory items (as determined under Section 751 of the Code), which are not expected to be material, such gain or loss will be a capital gain or loss if the Depositary Units or the Preferred Units are capital assets in the hands of the holder thereof and will be a long-term capital gain or loss if the holder's holding period in the Depositary Units or the Preferred Units is more than one year. The holding period of the Depositary Units and the Preferred Units purchased through exercise of Rights likely will begin on the date of exercise.

         It is the position of the IRS that a partner has a single aggregate basis in all of the partner's partnership interests and that, to determine gain or loss upon a sale of a part of such partnership interests, the portion of the partner's basis allocated to the interests being sold equals the partner's share of partnership liabilities transferred in the sale plus the partner's aggregate tax basis (excluding basis attributable to partnership liabilities) multiplied by the ratio of the fair market value of the interests sold to the fair market value of all of the partner's partnership interests. This portion may produce unexpected results if applied to a Unitholder who owns both Depositary Units and Preferred Units and who sells some Units while retaining other Units because the sale may result in significantly different gains or losses than in the case of a partner who held only the Units being sold. It is not clear whether the IRS's ruling position applies to interests in publicly traded partnerships represented by separate certificates.

         A Unitholder who is a natural person, trust, estate, a personal service company or a closely held "C" corporation, generally is subject to limitations on deducting passive activity losses. Most or all of any loss realized upon a sale or retirement of Depositary Units or Preferred Units will be subject to these limitations. See "Certain Federal Income Tax Considerations Relating to the Partnership and Unitholders -- Limitations on Deductibility of Losses."

         In the case of a corporate Unitholder, under Section 291(a)(1) of the Code, a sale or other disposition of its Units might result in recapture (to the extent of gain) as ordinary income of a portion of its allocable share of the depreciation claimed with respect to the Partnership's properties.

         The amount realized on the sale or disposition of a Depositary Unit includes, among other things, an allocable share of the outstanding amount of the Partnership's nonrecourse indebtedness (including unpaid interest accrued thereon) to the extent such amount was includable in the basis of such Unit. Therefore, it is possible that the gain realized on the sale or disposition of a Depositary Unit may exceed the cash proceeds of such sale or disposition and, in some cases, the income taxes payable with respect to such disposition may exceed such cash proceeds.

         Retirement of Preferred Units. A holder of Preferred Units who does not own any other Units may recognize a taxable gain or loss upon the retirement of the Preferred Units in exchange for cash. Such gain or loss would equal the difference, if any, between the amount of cash paid to the holder and his tax basis in the Preferred Units. Such gain or loss generally will be treated as a long-term capital gain or loss provided the holder has held the Preferred Units for a period of one year or more.

         If the holder also owns Depositary Units or Preferred Units which are not retired, the holder generally will not recognize gain or loss upon receipt of a redemption distribution except that gain would be recognized to the extent the amount of cash paid exceeds the holder's basis in all of his or her Units. However, the holder may recognize ordinary income or loss to the extent redemption proceeds are treated as an exchange for all or part of the holder's share of the Partnership's unrealized receivables or certain inventory items under Section 751 of the Code.

         In general, no gain or loss will be recognized by a holder of Preferred Units if the Preferred Units are redeemed by the Partnership for Depositary Units. The holder would take a tax basis in the Depositary Units equal to his prior basis in the Preferred Units, adjusted for any increase or decrease in the holder's share of the Partnership's nonrecourse liabilities. In order to cause the Depositary Units received upon redemption to have the same book capital accounts as other Depositary Units, the General Partner is authorized to allocate gross income or loss to the holder to adjust his capital account in his or her Depositary Units to equal that of the other Depositary Units of the Partnership. Such an allocation may increase or decrease the amount of taxable income otherwise allocable to the holder in the year of the exchange of the Preferred Units for Depositary Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PARTNERSHIP AND UNITHOLDERS

         Taxation of the Partnership and the Unitholders. A partnership itself is not subject to any federal income tax. The Partnership, as a partner in the Subsidiary, is required to report on its information tax return its distributive share of income, gain, loss, deduction and items of tax preference, if any, of the Subsidiary. Similarly, each Unitholder is required to report on his personal income tax return his distributive share of Partnership income, gain, loss, deduction and items of tax preference (substantially all of which will be derived from the Subsidiary) and will be subject to tax on his distributive share of the Partnership's taxable income, regardless of whether any portion of that income is, in fact, distributed to such Unitholder. Thus, holders of Depositary Units may be required to accrue income, without the current receipt of cash if the Partnership continues not to make cash distributions while generating taxable income from operations or from the sale or foreclosure of properties. Holders of Preferred Units will accrue income, without the current receipt of cash, as discussed in "-- Allocation of Income and Loss," below. Consequently, a Unitholder's tax liability with respect to his share of Partnership taxable income may exceed the cash actually distributed to him in a given taxable year.

         The Partnership must file a federal information tax return on Form 1065. The Partnership will provide information as to each Unitholder's distributive share of the Partnership's income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such Unitholder after the close of the Partnership's fiscal year. In preparing such information, the General Partner will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, Regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to the Partnership and the Unitholders as a result of contesting such contentions, as well as an increase in tax liability to Unitholders as a result of adjustments to their allocable share of the Partnership's income, gain, loss and deduction. See "-- Tax Returns, Audits, Interest and Penalties."

         Partnership Classification. Most of the tax benefits of the Partnership are due to the classification of the Partnership and the Subsidiary as partnerships for tax purposes. The General Partner and the Partnership believe that the Partnership and the Subsidiary have been properly classified as partnerships for federal income tax purposes since the initial issuance of Depositary Units. Counsel has advised the Partnership of its opinion that the Partnership and the Subsidiary will continue to be treated as partnerships for federal income tax purposes following the issuance and exercise of the Rights and the holders of Depositary Units will be treated as partners of the Partnership for federal income tax purposes. Counsel also has expressed its opinion that holders of Preferred Units likely will be treated as partners for federal income tax purposes provided Preferred Units are classified as equity. See "-- Tax Treatment of Preferred Units."

         In 1987, Congress added Section 7704 to the Code to tax most publicly traded partnerships as corporations. The Partnership is a publicly traded partnership. Section 7704 of the Code provides two relevant exceptions to the corporate taxation of publicly traded partnerships. Section 7704(c)(2) provides that a publicly traded partnership which is not an investment company will not be taxed as a corporation for a taxable year if at least 90% of its gross income for the year consists of "qualifying income". Qualifying income includes interest, dividends, real property rents, gain from the sale or other disposition of real property, gain from the sale or disposition of assets held for the production of qualifying income and certain income from currency, forwards and commodity options. Dividend and interest income from non-real estate corporations would constitute "qualifying income"; however, interest received from a non-real estate corporation the stock of which is controlled by Icahn and/or the Partnership may not be treated as qualifying income. If instead of securities the Partnership were to invest in the assets of a business, directly or through a partnership or limited liability company, its share of gross income of the business will be taken into account in testing for qualifying income. Although under the Amendment, the Partnership may make non-real estate related investments, the General Partner expects that substantially all of the income of the Partnership and the Subsidiary will consist of qualifying income. In addition, a transition rule provided in the Revenue Act of 1987, which added Section 7704 to the Code, provides that a partnership which was publicly traded on December 17, 1987 will continue to be classified as a partnership through December 31, 1997, provided that it does not acquire or commence a substantial new line of business. It cannot be determined at this time whether the expanded investment activities of the Partnership may cause it to enter into a substantial new line of business. Counsel's opinion as to partnership classification relies on representations of the General Partner that the Partnership and the Subsidiary will satisfy the gross income requirement of Section 7704(c)(2) of the Code.

         Failure of the Partnership or the Subsidiary to satisfy the transition rule and the 90% gross income test would result in a deemed incorporation of the Partnership or Subsidiary, respectively. If either the Partnership or the Subsidiary were treated as an association taxable as a corporation in any taxable year, its taxable income, gains, losses, deductions and credits would be subject to corporate income tax and would not be passed through to its partners. In addition, distributions made to Unitholders would be treated as either taxable dividend income (to the extent of the Partnership's or Subsidiary's current and accumulated earnings and profits) and the balance a non-taxable return of capital to the extent of the partner's basis in his or her Units. Also, the reclassification of the Partnership or the Subsidiary as an association taxable as a corporation would be treated as a deemed incorporation of such entity upon which gain could be recognized, and which could result in additional corporate tax. Treatment of either the Partnership or the Subsidiary as an association taxable as a corporation would substantially reduce the Partnership's economic income and cash resources and would result in reduction of the after-tax return to Unitholders.

         Tax Treatment of Preferred Units. The Partnership intends to treat Preferred Units as equity of the Partnership for federal income tax purposes. The Preferred Units have some characteristics in common with debt, such as a fixed redemption date, a fixed rate of return and a right to payment senior to distributions to holders of Depositary Units. The IRS therefore may seek to recharacterize Preferred Units as debt of the Partnership, rather than equity. Such a recharacterization could affect the amount of gain or loss recognized by a Unitholder upon the sale of his Depositary Units or Preferred Units, the deductibility of interest paid by the Unitholder on debt incurred to acquire Preferred Units and could, under some circumstances, affect the tax treatment of income attributable to, or payments by the Partnership to, a holder of Preferred Units. Treatment of Preferred Units as debt also may result in some recognition of gain or loss upon the payment of Preferred Units with Depositary Units. However, the Preferred Units have many of the significant characteristics of equity and are intended by the Partnership to be equity of the Partnership. These equity characteristics include: (i) the status of the Preferred Units as limited partnership interests under Delaware law; (ii) the fact that payment upon maturity is subject to the requirements of Delaware partnership law, including limitation of payment in the event such payment would cause the Partnership to become insolvent; (iii) the ability of the Partnership, at its option, to redeem Preferred Units for Depositary Units rather than make payments of cash; (iv) the subordination of the holders of Preferred Units to other creditors of the

Partnership, including unsecured creditors; (v) the fact that holders of Preferred Units will have more limited and different rights against the Partnership than those available to creditors; (vi) the fact that holders of Preferred Units will have certain rights of limited partners, including limited voting rights; (vii) the fact that the right to payments on Preferred Units are unsecured and will be limited to the net assets of the Partnership; and (viii) the fact that the Partnership intends to treat Preferred Units as equity for both financial accounting and tax reporting purposes.

         Although there is limited authority which deals directly with the issue of when a formal partnership interest will be characterized as debt for federal income tax purposes, Counsel has advised the Partnership that in its opinion the proposed tax treatment of Preferred Units as equity for tax purposes more likely than not is correct and would be sustained if the issue were fully litigated in court. The following discussion assumes that the Preferred Units will be treated as partnership interests for federal income tax purposes.

         Allocation of Income and Loss. Holders of Preferred Units will accrue income in an amount equal to the accrued liquidation preference amounts plus the difference, if any, between the portion of the Subscription Price allocated to the Preferred Units and their par value. Such amounts will be treated by the Partnership as "guaranteed payments" under Section 707(c) of the Code. Holders of Preferred Units will be required to include these amounts in ordinary income for their taxable year within or with which the Partnership's taxable year ends, regardless of whether they receive any distributions during such year. The Partnership intends to deduct these amounts to the extent not required to be capitalized. Although the Partnership intends to allocate $10 of the Subscription Price to the Preferred Units, plus accrued interest thereon of _____, there is no assurance the IRS will agree that such allocation is proper. Recent trading prices of the Partnership's outstanding Preferred Units have reflected a lower price. If the IRS were to allocate a lesser portion of the Subscription Price to the Preferred Units, it may require an increased allocation of income to the holders of the Preferred Units in a corresponding amount for the period from issuance through redemption.

         In general, the balance of the Partnership's income, gain, loss and deduction will be allocated 1% to the General Partner and 99% to the holders of Depositary Units. Items allocated to the holders of Depositary Units will be shared among them according to the respective number of Depositary Units owned by each holder.

         The Partnership Agreement's allocation provisions will be recognized for federal income tax purposes only if they are considered to have "substantial economic effect" and are not retroactive allocations. If any allocation of an item fails to satisfy the "substantial economic effect" requirement, the item will be allocated among the Unitholders based on their respective "interests in the Partnership," determined on the basis of all of the relevant facts and circumstances. Such a determination could result in the income, gains, losses, deductions, or credits allocated under the Partnership Agreement being reallocated among the Unitholders or the General Partner. Such a reallocation, however, would not alter the distribution of cash flow under the Partnership Agreement.

         Regulations provide detailed rules for the maintenance of capital accounts. The Regulations permit partners' capital accounts to be increased or decreased to reflect the revaluations of partnership property (at fair market value) on a partnership's books in connection with a contribution or distribution of money or other property. Capital accounts will be restated to reflect the issuance of additional Depositary Units and Preferred Units upon the exercise of Rights.

         Adjusting a partner's book capital account to reflect a property's fair market value will create a disparity between the partner's "book" capital account and his "tax" capital account (a "Book-Tax Disparity"), because the tax capital account reflects only recognized tax consequences (i.e., it reflects only the basis rather than the value of contributed property). A Book-Tax Disparity exists because the partner has been given credit for specific economic consequences, through the amount recorded in his book capital account, but has not recognized the corresponding tax consequences. Section 704(c) of the Code provides rules for the allocation of gain, loss and certain deductions to eliminate Book-Tax Disparities by requiring allocations that cause the partner whose book capital account reflects built-in gain or loss to bear the tax burden or receive the tax benefit corresponding thereto.

         Allocations under Section 704(c) of the Code may require the allocation of depreciation deductions from property contributed to a partnership, or property whose book value is adjusted by a partnership upon issuing additional partnership interests, away from the contributing or previously admitted partners where there is unrealized gain inherent in such property. If the actual depreciation deductions available with respect to the property are insufficient to fully eliminate the Book-Tax Disparity, the so-called "ceiling rule" limits the depreciation to that actually realized by the partnership. This rule can prevent the full elimination of Book-Tax Disparities and could result in less depreciation being allocated to a person who exercises Rights than his share of book depreciation. The result would be that holders of Depositary Units received upon exercise of Rights may be allocated somewhat greater taxable income than their share of the Partnership's book income.

         The Partnership will attempt to correct ceiling rule problems by making allocations of gross income to the contributing partner or the previously admitted partner pursuant to Section 704(c) of the Code, which should completely eliminate Book-Tax Disparities and will give the non-contributing or newly admitted partners the equivalent of depreciation deductions equal to book depreciation. Regulations under Section 704(c) of the Code were recently issued. The allocations of gross income by the Partnership may not technically comply with Section 704(c) and the Regulations thereunder and might be challenged by the IRS. In that event, the allocations of income (including any allocations of gross income described above to correct a ceiling rule problem) or loss to the Depositary Unitholders may be affected.

         Specific regulations have been promulgated relating to partnership allocations of losses and deductions attributable to nonrecourse indebtedness (the "Nonrecourse Regulations"). In general, the Nonrecourse Regulations require that deductions and credits associated with nonrecourse debt must be allocated in accordance with the partners' interests in the partnership. The amount of nonrecourse deductions for a partnership's taxable year equals the net increase, if any, in the amount of that partnership's "minimum gain" during that taxable year ("Nonrecourse Deductions"). Partnership minimum gain is determined by computing, with respect to each nonrecourse liability of the Partnership or the Subsidiary (other than a nonrecourse liability payable to or guaranteed by a partner), the amount of book gain, if any, that would be realized for tax purposes by disposing of the property (subject to such liability) in a taxable transaction in full satisfaction of such liability. The Partnership Agreement will allocate Nonrecourse Deductions between the General Partner and holder of Depositary Units in proportion to their shares of other income and loss.

         As noted above, in general, the Partnership's income, gains, losses and deductions are allocated 99% to the Unitholders and 1% to the General Partner. The Partnership Agreement provides, for both book and federal income tax purposes, certain special allocations of income and gain if a Unitholder has a negative book capital account in excess of certain cumulative allocations of Nonrecourse Deductions or upon a sale of a property which had minimum gain. These allocations are required by the Regulations.

         The Partnership Agreement also requires that gain from the sale of Partnership properties, characterized as ordinary income attributable to prior depreciation deductions ("Recapture Income"), will be allocated (to the extent such allocation does not alter the allocation of gain otherwise provided for in the Partnership Agreement) among the partners (or their successors) in the same manner in which such partners were allocated the deductions giving rise to such Recapture Income. The Nonrecourse Regulations and Sections 1.1245-1(e) and 1.1250(f) of the Regulations tend to support a special allocation of Recapture Income. However, such Regulations do not specifically address a special allocation based on the allocation of the deductions giving rise to such Recapture Income as stated in the Partnership Agreement. Therefore, it is not clear that the allocation of Recapture Income will be given effect for federal income tax purposes. If it is not, such Recapture Income will be allocated among Depositary Unitholders and the General Partner.

         Based on the analysis set forth above, the Partnership has followed the allocations under the Partnership Agreement on the belief that they generally should be respected under the standards of Section 704(b) of the Code. Counsel is unable to opine to that effect, however, because the Partnership Agreement has not been amended to reflect certain technical changes to the Regulations adopted since formation of the Partnership, certain methods used by the Partnership to account for Book-Tax Disparities do not follow all technical requirements of the Regulations and because certain allocations to preserve uniformity as among Depositary Units and eliminate Book-Tax Disparities are not in technical compliance with the Regulations, although such allocations are consistent with the underlying purpose of Section 704(c) in fully eliminating Book-Tax Disparities.

         Unitholder's Basis in his Units. A Unitholder's adjusted basis in his Units is relevant in determining the gain or loss on the sale or other disposition of his Units and the tax consequences of a distribution from the Partnership. See "-- Treatment of Cash Distributions to Depositary Unitholders from the Partnership." In addition, a limited partner is entitled to deduct on his personal income tax return, subject to the limitations discussed below, his distributive share of a partnership's net loss, if any, to the extent of such partner's adjusted basis in his partnership interest.

         A Unitholder's initial basis in newly issued Units will be the portion of the Subscription Price allocated to the Units, increased by (i) his share of nonrecourse indebtedness of the Partnership and (ii) his share of items of Partnership income and gain, and reduced, but not below zero, by (a) his share of items of Partnership loss and deduction, and (b) any cash distributions received by such Unitholder from the Partnership. Cash distributions are considered to include, for this purpose, any reductions in the amount of the Partnership's nonrecourse indebtedness (including a reduction due to amortization thereof). Regulations under Section 752 of the Code employ an economic risk of loss analysis to determine (i) whether a partnership liability is recourse or nonrecourse, and (ii) the partners' shares of any recourse liability of the partnership. Under the regulations, a partnership liability is a recourse liability to the extent that any partner bears the economic risk of loss for the liability. If no partner bears the economic risk of loss for a partnership liability, the liability is a nonrecourse liability of the partnership. A partnership's nonrecourse liabilities are allocated among the partners first to reflect the partners' shares of (i) any partnership minimum gain and (ii) any tax gain that would be allocated to the partners under Section 704(c) of the Code if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of the liabilities and for no other consideration. The balance of the nonrecourse liabilities are shared by the partners according to their interests in the partnership profits. Because Preferred Units do not share in profits of the Partnership, other than through their cumulative liquidation preference, the Partnership Agreement has been amended to allocate nonrecourse liabilities solely to the General Partner and holders of Depositary Units.

         Treatment of Cash Distributions to Depositary Unitholders from the Partnership. Cash distributions made to holders of Depositary Units will generally be treated as a non-taxable return of capital and will not generally increase or decrease such holders' share of taxable income or loss from the Partnership. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but reduces a Unitholder's adjusted basis in his Depositary Units. Distributions of cash (including reductions in nonrecourse liabilities) in excess of a Unitholder's adjusted basis in his Depositary Units immediately prior thereto will result in the recognition of gain to the extent of such excess. See "-- Unitholder's Basis in his Units."

         Limitations on Deductibility of Losses. It is not anticipated that the Partnership will generate any tax losses. A corporate Unitholder generally will be entitled to deduct its distributive share of any losses of the Partnership to the extent of the tax basis of its Units at the end of the year in which such losses occur. However, Unitholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations are subject to limitations on deducting losses of the Partnership. In general, losses from the Partnership's "passive activities," such as ownership of rental real estate or operating real estate such as hotels, may offset only subsequent Partnership income of the Unitholder from the Partnership, but not including income accrued in respect of Preferred Units, or gain upon the sale of Units. Disallowed losses from passive activities may be carried forward and treated as a deduction in the next taxable year, subject to these limitations. Closely held corporations (a corporation more than 50% of the stock of which is owned directly or indirectly by not more than five individuals) may not offset portfolio income (such as interest and dividends) with passive losses but may use passive losses to offset active business income. Any disallowed losses from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the Partnership in a taxable transaction. Interest incurred in passive activities and interest incurred to purchase an interest in a passive activity (such as Depositary Units and, possibly, Preferred Units) are not generally subject to these limitations (and not the previously applicable investment interest limitations). See "-- Limitation on Interest Deductions."

         At Risk Limitations. A Unitholder subject to the "at risk" rules under
Section 465 of the Code may not deduct from taxable income his share of the Partnership's losses to the extent that such losses exceed the lesser of (i) the adjusted tax basis of his Units at the end of the Partnership's taxable year in which the loss occurs or (ii) the amount the Unitholder is considered "at risk" under Section 465 of the Code at the end of that year. It is not contemplated that the Partnership's operations will result in deductions or losses that would cause the application of the "at risk" limitation.

         Limitation on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest" expense is generally limited to the amount of such taxpayer's "net investment income." Investment interest expense includes
(i) interest on indebtedness incurred or continued to purchase or carry property held for investment and that is not part of a passive activity (such as rental real estate), (ii) a partnership's interest expense attributed to portfolio income under the passive loss rules and (iii) the portion of interest expense incurred or continued to purchase or carry an interest in a passive activity (such as a Depositary Unitholder's interest in the Partnership) to the extent attributed to portfolio income under the passive loss rules. Net investment income includes gross income from property held for investment, gain attributable to the disposition of property held for investment, and amounts treated as gross portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income.

         Specifically, a Depositary Unitholder would treat as investment interest his allocable portion of the Partnership's total interest expense, or of any margin account or other interest expense incurred to purchase or carry a Unit, that is attributable to the Partnership's gross portfolio income less deductible expenses directly connected with such portfolio income. The portion of a Depositary Unitholder's allocable share of interest expense of the Partnership, or of any margin account or other interest expense incurred to purchase or carry a Unit, that is attributable to the Partnership's passive income is subject to the passive loss limitations described above.

         The income of holders of Preferred Units from the Partnership likely will be treated as investment income. The law is not clear as to whether margin and other interest expense of a holder of Preferred Units incurred to acquire or hold Preferred Units will be treated as investment interest or as interest attributable to a passive activity. If interest is treated as passive activity interest, the interest would be subject to the passive loss limitation discussed in "-- Limitations on Deductibility of Losses" above. However, a literal interpretation of existing Regulations and IRS rulings is that such interest is subject to the passive loss limitations and is not investment interest. Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years. Rights Holders who intend to borrow funds to exercise their Rights should consult their tax advisors.

         Deductibility of Interest Connected with Tax-Exempt Income. Section 265(a)(2) of the Code disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. The IRS announced in Revenue Procedure 72-18, 1972-1 C.B. 940, that a purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. Therefore, in the case of a Unitholder (or a related person) owning tax-exempt obligations (or stock in a regulated investment company which distributes exempt interest as "dividends") the IRS might take the position that his allocable portion of any interest paid by the Partnerships on their borrowings and any interest paid by the Unitholder on indebtedness incurred to purchase an interest in the Partnership should be viewed in whole or in part as incurred to enable such Unitholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such Unitholder should be disallowed in whole or in part.

         Partnership Expenses. The Partnership has incurred or will incur various expenses in connection with its ongoing administration and with the operation of its properties. Payments for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. Payments for services related to the acquisition of an asset having a useful life in excess of one year, such as brokerage fees, generally must be capitalized into the cost basis of the acquired property. The IRS may not agree with the Partnership's determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. These issues are essentially questions of fact with respect to which Counsel cannot opine. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, the Partnership's taxable income would be increased or its losses would be reduced.

         An individual's miscellaneous itemized deductions, including his investment expenses, are deductible only to the extent they exceed 2% of his adjusted gross income. The Tax Reform Act of 1988 also authorized the Treasury Department to issue Regulations prohibiting an individual's indirect deduction, through the use of pass-through entities, such as partnerships, of expenses that could not be deducted by such individual directly.

         Offering Expenses. Expenses of issuing and marketing Units in the Partnership ("syndication expenses") are not allowable deductions to the Partnership or any Unitholder. Syndication expenses are defined as expenditures connected with the issuing and marketing of interests in partnerships. Fees payable to dealer managers and soliciting dealers, registration fees, printing costs, selling and promotional material costs and legal fees for securities and tax advice pertaining to registration of the Units with the Commission are syndication expenses and, therefore, do not qualify for amortization.

         Depreciation and Cost Recovery Deductions. Real property purchased or developed by the Subsidiary generally is subject to a 31 1/2-year or 39-year recovery period (27 1/2-years in the case of residential rental property), and is recovered using the straight-line method. Any personal property acquired by the Subsidiary generally will be depreciated over a seven-year recovery period using the double declining balance method (switching to straight-line at a time to maximize the depreciation deductions). In addition, if any tax-exempt entities hold Units and the Partnership's allocations are not considered to be "qualified allocations," then a portion of the Partnership's depreciation deductions, corresponding to the tax-exempt entities' percentage interest in the Partnership, may be required to be depreciated over somewhat longer recovery periods than those otherwise applicable.

         The Partnerships have made elections under Section 754 of the Code and are required to adjust the basis of partnership property on the transfer of partnership interests by the difference between the transferee's basis for his partnership interest and the transferee's allocable share of the basis of all partnership property. The increase or decrease affects the basis of partnership property only with respect to the transferee partner. The procedure for allocating the basis adjustment is complex and there is no assurance that the IRS would not challenge the allocations of the step-up among the Subsidiary's assets.

         Pursuant to Proposed Regulation Section 1.168-2(n)(1), the Section 743(b) "step-up" allocable to depreciable, tangible assets must be recovered over a new recovery period (7-years or 39-years, as the case may be) and will be recovered as discussed above. Thus, under the Proposed Regulations, the recovery period associated with the Section 743(b) adjustment will differ from the remaining recovery period used by the Partnership to compute its depreciation deductions in such assets. The differing useful lives will likely result in different tax consequences for Units acquired upon exercise of the Rights and Units already outstanding. Based on the advice of its accountants, the General Partner has determined that there is a reasonable and meritorious reporting position to depreciate a Section 743(b) adjustment (or a portion thereof) using the remaining recovery period attributable to a depreciable asset. The General Partner adopted such depreciation method, despite its inconsistency with Proposed Regulation Section 1.168-2(n)(1). In addition, the IRS may seek to challenge the allocation of the step-up to depreciable assets. If the IRS were successful, the effect would be to reduce the Partnership's cost recovery deductions.

         Depreciation Recapture. There is generally no depreciation recapture for real property that is depreciated pursuant to the straight-line method. However, legislation pending in Congress would tax the recapture of real estate depreciation at a somewhat higher maximum rate to individual Unitholders than the proposed 20% maximum rate on long-term capital gain. If real property is sold or otherwise disposed of within 12 months after it was acquired, all depreciation claimed will be recaptured as ordinary income on such disposition. All depreciation deductions attributable to personal property are subject, to the extent of any gain recognized, to being fully recaptured as ordinary income on a sale or other disposition of the personal property.

         Under Section 291(a)(1) of the Code, which applies only to corporate Unitholders, 20% of a corporate Unitholder's share of the depreciation deductions claimed by the Partnership will be subject to recapture as ordinary income on such disposition to the extent of the Unitholder's share of any gain recognized, even though the Partnership and the Unitholder might not otherwise be subject to general depreciation recapture on such depreciation.

         Tax Considerations for Tax-Exempt Entities. Unitholders who are exempt from federal income tax (including IRAs and tax-exempt organizations such as trusts that hold assets of employee benefit retirement plans) may be subject to federal income tax on their allocable share of Partnership income to the extent that such income is "unrelated business taxable income." Tax-exempt entities (including IRAs and trusts that hold assets of employee benefit or retirement plans) are subject to tax on certain income derived from a trade or business regularly carried on by the organization that is unrelated to its exempt activities (i.e., unrelated business taxable income). Unrelated business taxable income generally does not include rental income from real property, gain from the sale of property other than inventory, interest, dividends, and certain other types of passive investment income, unless such income is derived from "debt-financed property" (as defined in Section 514 of the Code). A Unitholder that is otherwise exempt from tax may have unrelated business taxable income with respect to such Unitholder's distributive share of Partnership taxable income in the proportion that the Partnership's acquisition indebtedness bears to the Partnership's total adjusted bases for its properties. Acquisition indebtedness could arise from indebtedness incurred directly by a Unitholder in connection with its Units or from indebtedness incurred by the Partnership.

         Section 514(c)(9)(A) of the Code provides, as a general rule, that a "qualified organization" (i.e., qualified corporate or government pension plans and certain educational organizations) will not be treated as having incurred "acquisition indebtedness" with respect to real property owned by a partnership.
Section 514(c)(9)(A) is not applicable, however, if the Partnership's tax allocations are not "qualified allocations." Because allocations to the Preferred Units may prevent the Partnership from having "qualified allocations" and the Partnership may not otherwise satisfy all requirements for qualified allocations, the General Partner does not anticipate that the exemption of
Section 514(c)(9) will be available.

         Any borrowing incurred by a qualified plan to acquire a Unit will constitute acquisition indebtedness resulting in the qualified plan realizing unrelated business taxable income on its income from the Partnership in accordance with the ratio of the indebtedness to the purchase price of his Unit.

         For social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9),
(c)(17) and (c)(20) of the Code, respectively, income from an investment in the Partnership will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by its investment in the Partnership. Such prospective Unitholders should consult their professional tax advisors concerning these "set aside" and reserve requirements.

         The receipt of unrelated business taxable income by a tax-exempt entity generally has no effect on its status or on the exemption from tax of its other income. However, for certain types of tax-exempt entities, the receipt of any unrelated business taxable income may have extremely adverse consequences. For example, the receipt of any taxable income from an unrelated business by a charitable remainder trust (defined under Section 664 of the Code) during a taxable year will result in the taxation of all of the trust's income from all sources during such year.

         An entity that is subject to tax on unrelated business taxable income would be subject to tax only to the extent that the sum of its unrelated business taxable income, if any, from Units and from other sources exceeds $1,000 in any particular year and would be required to file federal income tax returns for any taxable year in which it has gross income, included in computing unrelated business taxable income, in excess of $1,000 (whether or not any tax was due).

         Backup Withholding. Distributions to Unitholders whose Units are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the Unitholder (i) failed to furnish his Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a Unitholder, the Partnership would be required to withhold 31% of each distribution to such Unitholder and to pay such amount to the IRS on behalf of such Unitholder.

         Tax Considerations for Foreign Investors. A resident alien generally is taxed in the United States as if he were a United States citizen (with the result that this entire discussion of federal income tax considerations generally will apply to him). In contrast, a non-resident alien is taxed by the United States only on income arising out of (i.e., "effectively connected with") a United States trade or business (and, under some income tax treaties to which the United States is a party, only if such income is effectively connected with a permanent establishment in the United States) and on certain other types of income.

         A non-resident alien, as well as a foreign corporation, trust or estate (a "foreign person") who is a partner in a partnership engaged in a trade or business in the United States, such as the Partnership, will be considered to be engaged in such trade or business, even though the foreign person is only a limited partner. The activities of the Partnership constitute a United States trade or business for this purpose, and such activities will be deemed to be conducted through a permanent establishment within the meaning of the Code and applicable tax treaties. Therefore, a foreign person who becomes a Unitholder in the Partnership will be required to file a United States tax return on which he must report his distributive share of the Partnership's items of income, gain, loss, deduction, and credit, and to pay United States taxes at regular United States rates on his share of any Partnership net income, whether ordinary income or capital gains. Thus, the entire discussion of federal income tax considerations also is generally applicable to foreign persons who are Unitholders.

         The Partnership may have interest income or certain other investment-type income from United States sources that is not effectively connected with the Partnership's business. Such income, if any, would be subject to U.S. withholding tax at a 30% rate except to the extent that an applicable tax treaty provides for a reduced rate or an exemption for portfolio debt applies. Such income would be excluded in determining such Unitholder's distributive share of the Partnership's taxable income subject to regular tax.

         The Partnership generally is required to withhold, at the highest applicable tax rates, all amounts attributable to effectively connected income that are distributed to foreign Unitholders. Amounts withheld in excess of a Unitholder's actual tax liability will be eligible for refund. This withholding requirement does not apply to distributions from United States source income that are investment income subject to the 30% withholding or that would be subject to withholding but for an income tax treaty as described above. The withholding requirements will be coordinated with the withholding requirements on the disposition of United States real property interests in order to avoid duplication.

         The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), as amended, generally subjects foreign persons to United States taxation at regular United States rates, and imposes withholding requirements, on the sales by foreign persons of United States real property interests ("USRPIs"), which include (i) interests in United States real estate and (ii) interests in certain entities (including publicly traded partnerships) holding United States real estate. FIRPTA generally requires foreign persons to pay tax on the net gain from dispositions of USRPIs during the taxable year at rates generally identical to rates imposed on U.S. persons (but, with respect to non-resident aliens, at a minimum rate of 26%). Further, FIRPTA provides that, unless an exception applies or under Regulations to be promulgated, the proceeds of a sale of a partnership interest by a foreign person are treated as received from the sale of USRPIs to the extent of the seller's interest in the partnership's USRPIs. It is anticipated that substantially all of the proceeds of a sale of a Unit will be attributable to USRPIs. There is, however, an exception to these provisions which applies to investors in publicly traded partnerships, such as the Partnership. In general, any foreign person owning publicly traded Depositary Units comprising not more than a 5% interest in the Partnership will not be subject to U.S. taxation on the disposition of such Depositary Units, and any foreign persons owning publicly traded Depositary Units (regardless of the percentage interest owned) will not be subject to the withholding provisions of a disposition of such Depositary Units. This exception may not apply upon the sale of Preferred Units or the exchange of Preferred Units for Depositary Units. FIRPTA also subjects foreign persons to U.S. taxation at regular U.S. rates on, and imposes certain withholding obligations with respect to, dispositions of USRPIs by a partnership if the Partnership does not satisfy the withholding requirement for effectively connected income, discussed above.

         In addition, the Code imposes a branch-level tax on profits of foreign corporations engaged in a trade or business in the United States. The amount of the tax is 30% (or lower treaty rate for branch profits or dividends) of the earnings and profits of a U.S. branch of a foreign corporation for the taxable year which are attributable to its income that is effectively connected with a U.S. trade or business. Since foreign corporate Unitholders will be considered to be engaged in a trade or business in the United States, such Unitholders will be subject to the branch profits tax.

         A foreign person may be subject to tax on his distributive share of the Partnership's income and gain in his country of nationality, residence or elsewhere. The methods of taxation, if any, in such jurisdictions may differ considerably from the United States tax system described previously, and may be affected by the United States characterization of the Partnership and its income. Prospective Unitholders who are foreign persons should consult with their professional tax advisors with respect to the potential tax effects of these and other items relating to an investment in the Partnership.

         Issuance of Additional Units. The Partnership has adopted a Nonqualified Unit Option Plan under which options to purchase an aggregate of 1,416,910 Units may be granted to officers and key employees of the General Partner and the Partnership who provide services to the Partnership. On any issuance of additional Units, the capital accounts of the existing partners will be adjusted to reflect a revaluation of the Partnership's properties (based on their then fair market value, net of liabilities, to which they are then subject). Any resulting unrealized gain or loss will be allocated among the existing partners and subsequent allocations of taxable income, gain, loss and deduction will be allocated in such a manner as to eliminate any Book-Tax Disparities with respect to the revalued assets. See "-- Allocation of Income and Loss."

         The issuance of additional Units could also result in a decrease in a Unitholder's percentage interest in the Partnership and thereby decrease the Unitholder's share of nonrecourse debt. Any such reduction would be treated as a distribution of cash. See "-- Treatment of Cash Distributions to Depositary Unitholders from the Partnership." In addition, a Unitholder may recognize ordinary income to the extent that the cash distribution is treated as an exchange of "substantially appreciated inventory" and "unrealized receivables." In part, to avoid any constructive exchange occurring upon the Partnership's issuance of additional Units, the Partnership Agreement provides for special allocations of certain items of income, gain, loss or deduction. Thus, for example, certain items of recapture income will be allocated, to the extent possible, to the partner allocated the related depreciation deduction.

         Tax Returns, Audits, Interest and Penalties. The Partnership will supply Schedules K-1 to Form 1065 to each Unitholder of record as of the last day of each month after the end of each calendar year. See "Description of Partnership Agreement -- Books and Reports." The Partnership is not obligated to provide tax information to persons who are not such Unitholders of record.

         Any Unitholder who sells or exchanges a Unit will be required to notify the Partnership of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee; (ii) the taxpayer identification number of the transferor and, if known, of the transferee; and (iii) the date of the sale or exchange. A Unitholder will not be required to notify the Partnership of a sale or exchange of a Unit if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify the Partnership of a sale or exchange may be subject to a $50 penalty for each such failure. The Partnership will treat any transferor Unitholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

         In addition, the Partnership must file a return notifying the IRS of any sale or exchange of a Unit of which the Partnership has notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable Regulations, including the fair market value of the selling Unitholder's allocable share of unrealized receivables (including depreciation recapture, if any). If the Partnership does not know the identity of the beneficial owner of the Unit, the record holder of such Unit may be treated as the transferor or transferee, as the case may be. If the Partnership fails to file such a return, it may be subject to a penalty of $50 for each such failure up to an annual maximum of $250,000 (with no limit in the case of intentional disregard of the filing requirement). The Partnership is also required to provide this information to the transferor and the transferee. If the Partnership fails to furnish any such information, it may be subject to a penalty of $50 per failure up to an annual maximum of $250,000. However, the Partnership would not be required to file a return upon the sale or exchange of a Unit with respect to which an information return is required to be filed by a broker.

         The tax treatment of items of the Partnership's income, gain, loss or deductions or credit will be determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with Unitholders. With respect to proposed tax deficiency adjustments at the administrative level, in general each partner (other than a partner owning less than a 1% profits interest in a partnership having more than 100 partners) whose name and address is furnished to the IRS (a "notice partner") will receive notice of the commencement of a partnership level audit as well as notice of the final partnership administrative adjustment. All partners have the right to participate in the partnership audit proceeding. In general, each partner is free to negotiate his own settlement of partnership items with the IRS. If the IRS enters into a settlement agreement with any partner, it must offer the same settlement terms to the other parties who request settlement. A "tax matters partner" must be designated by the partnership who may enter into a settlement on behalf of, and binding on, partners owning less than a 1% profits interest in partnerships having more than 100 partners. The Partnership Agreement designates the General Partner as the tax matters partner. Under the Code, the tax matters partner may not settle on behalf of partners with less than a 1% profits interest if (i) an aggregate of 5% or more of such partners designate with the IRS a notice-partner to receive notice from the IRS on behalf of the group or
(ii) such partners notify the IRS that the tax matters partner may not settle on their behalf. Except for the above-described settlement power granted the tax matters partner, any settlement entered into by any partner (including the tax matters partner) is not binding on any partner who does not wish to be bound thereby. However, the tax matters partner may extend the statute of limitations for assessment of a deficiency with respect to all partners.

         Tax legislation is pending in the Congress which would simplify audit procedures for large partnerships and permit a partnership election to simplify to some degree the tax reporting to partners. The General Partner has not yet determined whether such an election would be beneficial to the Partners if the pending tax legislation is enacted. The proposed audit rules would require all Partners to report tax items as they are reported to the Partners by the Partnership, would provide that all audit adjustments are done at the Partnership level and without the participation of Partners other than the General Partner, and would generally require the Partnership to take an audit adjustment into account in the taxable year in which the adjustment takes effect. Enactment of this legislation may increase the risk that the Partnership will be audited in the future.

STATE, LOCAL AND FOREIGN INCOME TAXES

         In addition to the federal income tax consequences described above, Rights Holders should consider potential state, local and foreign tax consequences of an investment in the Partnership and are urged to consult their individual tax advisors in this regard. The rules of some states and localities for computing and/or reporting taxable income may differ from the federal rules. The Partnership owns property in thirty-five states and Canada. Certain of these states will impose an income tax on that portion of an individual Unitholder's distributive share of Partnership net income, as adjusted, attributable to that state in excess of certain allowable prorated deductions and/or personal exemptions (or credits). A number of states and Canada also impose withholding requirements on either income or distributions to holders who are nonresidents of such state or Canada.

         Both the substantive features and the filing requirements of state income taxation of Unitholders will vary according to several factors which include the following: (i) the status of the Unitholder as an individual (and, if so, his state or other jurisdiction of residence), taxable "C" corporation, taxable "S" corporation, taxable trust, tax-exempt trust (including IRAs and other employee benefit plans) or tax-exempt corporation; (ii) whether the state imposes personal or corporate income taxation or instead imposes a form of franchise, unincorporated business or occupational taxation; (iii) whether the state will allow credits or exemptions for income taxes to which a Unitholder is subject in his state or other jurisdiction of residence; (iv) the level of personal exemptions or credits allowed by the state and whether those exemptions or credits are required to be prorated in the ratio of income sourced in the taxing state to total income; and (v) whether the applicable tax rate structure is applied on the basis of income sourced in the taxing jurisdiction or on the basis of total income of a nonresident taxpayer. The Partnership may be required and, although there is no present intention to do so, the General Partner is allowed where not so required in its sole and absolute discretion, to withhold state taxes from distributions to Unitholders in some instances.

         Unitholders of record on December 31 of each year will be required to file a Canadian tax return for such year and will be subject to Canadian taxes on their share of the Partnership's Canadian income from Partnership operations for the entire year. Unitholders who dispose of their Units during the year will not be subject to Canadian taxes and will not be required to file a Canadian tax return. The amount of any Canadian tax paid by a Unitholder will, in general, be deductible for U.S. income tax purposes. Alternatively, at the election of the Unitholder, subject to various conditions and limitations, the amount paid in Canada may be credited against the Unitholder's U.S. income tax.

         The state of residence of a Unitholder may also impose state, local and foreign taxes for which such Unitholder may be liable as a result of his investment in the Partnership. Unitholders should consult with their individual tax advisors concerning the applicability of state, local and foreign taxes to an investment in the Partnership.

         The summary tax consequences set forth above is for general information only and does not address the circumstance of any particular Unitholder. Unitholders should consult their own tax advisors as to the specific tax consequences of the receipt, exercise or lapse of Rights and the ownership of Units including the application of state, local and foreign tax laws.


                                  LEGAL MATTERS

         The validity of the issuance of the Depositary Units and the Preferred Units offered hereby has been passed upon for the Partnership by Rogers & Wells and by its special Delaware counsel, Morris, Nichols, Arsht & Tunnell.


                                     EXPERTS

         The financial statements and schedule of American Real Estate Partners, L.P. and Subsidiary as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A
                       [FORM OF SUBSCRIPTION CERTIFICATE]

                        SUBSCRIPTION CERTIFICATE NUMBER: ______________________
                        NUMBER OF RIGHTS:                ______________________
                        CUSIP NO:                        029169117

                       AMERICAN REAL ESTATE PARTNERS, L.P.
           SUBSCRIPTION RIGHT FOR DEPOSITARY UNITS AND PREFERRED UNITS

           This Subscription Certificate represents the number of Rights set forth in the upper right hand corner of this Form. The registered holder hereof is entitled to acquire the following securities: (i) four depositary units representing limited partner interests (the "Depositary Units") in American Real Estate Partners, L.P. (the "Partnership") and (ii) one 5% cumulative pay-in-kind redeemable preferred unit representing a limited partner interest in the Partnership (the "Preferred Units") for each Right held. Depositary Units and Preferred Units purchased through the exercise of Basic Subscription Rights and the Over-Subscription Privilege must be purchased as a unit consisting of four Depositary Units and one Preferred Unit and may not be subscribed for separately.

           To subscribe for Depositary Units and Preferred Units, the Holder must present to Registrar and Transfer Company (the "Subscription Agent"), prior to 5:00 p.m., New York City time, on ___________ unless extended by the Partnership (the "Expiration Date"), either:

           (1) a properly completed and executed Subscription Certificate and a money order or check drawn on a bank located in the United States and payable to Registrar and Transfer Company, as Subscription Agent for American Real Estate Partners, L.P. for the Subscription Price of the number of Depositary Units and Preferred Units subscribed for under its Basic Subscription Rights and, if applicable, payment of the Subscription Price for the number of Depositary Units and Preferred Units for which the Over-Subscription Privilege is to be exercised; or

           (2) a Notice of Guaranteed Delivery from a bank, a trust company or a NYSE member guaranteeing delivery of (i) a properly completed and executed Subscription Certificate and (ii) a money order or check drawn on a bank located in the United States and payable to Registrar and Transfer Company, as Subscription Agent for American Real Estate Partners, L.P. for the Subscription Price of the number of Depositary Units and Preferred Units subscribed for under its Basic Subscription Rights and, payment of the Subscription Price for the number of Depositary Units and Preferred Units for which the Over-Subscription Privilege is to be exercised (which certificate and full payment must then be delivered by the close of business on the fifth Business Day after the Expiration Date).

           If the Holder of this certificate subscribes for additional Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege, Part B of Section I of the Subscription Certificate must be completed to indicate the maximum number of Depositary Units and Preferred Units for which the Over-Subscription Privilege is being exercised.

           No later than 12 Business Days following the Expiration Date, the Subscription Agent will send to each Exercising Rights Holder (or, if the Partnership's Depositary Units are held by Cede & Co. or any other depositary or nominee, to Cede & Co. or such other depositary or nominee), the certificates representing the Depositary Units and Preferred Units purchased pursuant to its Basic Subscription Rights and, if applicable, in the Over-Subscription Privilege, along with a letter explaining the allocation of Depositary Units and Preferred Units pursuant to the Over-Subscription Privilege. Any excess payment to be refunded by the Partnership to a Rights Holder who is not allocated the full amount of Depositary Units and Preferred Units subscribed for pursuant to the Over-Subscription Privilege will be mailed by the Subscription Agent. An Exercising Rights Holder will have no right to modify or rescind a subscription after the Subscription Agent has received payment, either by means of a notice of guaranteed delivery or a check. Any excess payment to be refunded by the Partnership to a Rights Holder will be mailed by the Subscription Agent to him as promptly as practicable.

           If the Holder does not make payment of any amounts due in respect of Depositary Units and Preferred Units subscribed for, the Partnership and the Subscription Agent reserve the right to (i) find other Holders or Rights Holders for the subscribed and unpaid for Depositary Units and Preferred Units; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Depositary Units and Preferred Units which could be acquired by such Holder upon exercise of his Basic Subscription Rights and/or pursuant to the Over-Subscription Privilege, and/or (iii) exercise any and all other rights and/or remedies to which it may be entitled, including, without limitation, the right to set-off against payments actually received by it with respect to such subscribed Depositary Units and Preferred Units.

           The Subscription Certificate may be transferred, in the same manner and with the same effect as in the case of a negotiable instrument payable to specific persons, by duly completing and signing the assignment on the reverse side hereof. Capitalized terms used but not defined in this Subscription Certificate shall have the meanings assigned to them in the Prospectus, dated ____________, 1997 relating to the Rights.

                                            AMERICAN REAL ESTATE PARTNERS, L.P.

                                            By:________________________________

THIS SUBSCRIPTION RIGHT IS TRANSFERABLE AND MAY BE COMBINED OR DIVIDED (BUT ONLY INTO SUBSCRIPTION CERTIFICATES EVIDENCING A WHOLE NUMBER OF RIGHTS) AT THE OFFICE OF THE SUBSCRIPTION AGENT.
Any questions regarding this Subscription Certificate and the Offer may be directed to the Subscription Agent toll-free at (800) 368-5948 or to the Partnership toll-free at (800) 255-2737 or collect at (914) 242-7700.

                                              EXPIRATION DATE: ___________, 1997

                   PLEASE COMPLETE ALL APPLICABLE INFORMATION

BY MAIL OR OVERNIGHT COURIER:               BY HAND ONLY:
Registrar and Transfer Company              c/o The Depository Trust Company
10 Commerce Drive                           Transfer Agent Drop Window
Cranford, New Jersey 07016                  55 Water Street, 1st Floor
                                            New York City


SECTION I: TO SUBSCRIBE: I hereby irrevocably subscribe for the dollar amount of Depositary Units and Preferred Units indicated in A and B below upon the terms and conditions specified in the Prospectus related hereto, receipt of which is acknowledged. I will send the Partnership a check or money order for the Subscription Price for the number of Depositary Units and Preferred Units indicated in A together with the Subscription Price for the number of Depositary Units and Preferred Units indicated in B. I hereby apply for admission as a limited partner of the Partnership with respect to all Depositary Units and Preferred Units acquired by me and agree to be bound by all of the terms of the Partnership Agreement, as from time to time in effect.

Please check (x/) below:


/ /  A.     Basic                                           =               .00         $__              = $
                                          _________________   _________________                             ________________
            Subscription                  (Rights Exercised)  (Units Requested)*    (Subscription Price)    (Amount Required)
            Rights

/ /  B.     Over-Subscription Privilege                                    .000  X      $__              = $
                                                              _________________                             _________________
                                                                                                            (Amount Required)
                                                              (Additional Units     (Subscription Price)
                                                              Requested)*

                                                              *For purposes of this Certificate, a Unit equals four
                                                              Depositary Units and one Preferred Unit.

/ /  C.     Amount of Check or Money Order Enclosed (Total of A and B).  Make check payable to                = $____________
            "Registrar and Transfer Company, as Subscription Agent for American Real Estate Partners, L.P."


               ___________________________________________    Please provide your            Day     (   )____________
               Signature of Subscriber(s)/Seller(s)           telephone number             Evening   (   )____________


SECTION II:    TO TRANSFER RIGHTS:
               For value received in the amount of $_________,__________ of the Rights represented by this Subscription Certificate are assigned to

                          -                      -
        ____________________________________________________           __________________________________________________
           Social Security Number or Tax ID of Assignee                           (Print Full Name of Assignee)


        ____________________________________________________           __________________________________________________

        ____________________________________________________           __________________________________________________
                    Signature(s) of Assignee(s)                          (Print Full Address including postal Zip Code)

The signature(s) must correspond with the name(s) as written upon the face of this Subscription Certificate, in every particular, without alteration.

IMPORTANT: For transfer, a Signature Guarantee must be provided by an eligible financial institution as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the issuer, and by a participant in a medallion guarantee program acceptable to the Subscription Agent.

SIGNATURE GUARANTEED BY:

______________________________

PROCEEDS FROM THE SALE OF RIGHTS MAY BE SUBJECT TO WITHHOLDING OF U.S. TAXES UNLESS THE SELLER'S CERTIFIED U.S. TAXPAYER IDENTIFICATION NUMBER (OR CERTIFICATION REGARDING FOREIGN STATUS) IS ON FILE WITH THE SUBSCRIPTION AGENT AND THE SELLER IS NOT OTHERWISE SUBJECT TO U.S. BACKUP WITHHOLDING.


/ / CHECK HERE IF RIGHTS ARE BEING EXERCISED PURSUANT TO A NOTICE OF GUARANTEED
    DELIVERY DELIVERED TO THE SUBSCRIPTION AGENT PRIOR TO THE DATE HEREOF AND COMPLETE THE FOLLOWING:

    NAME(S) OF REGISTERED OWNER(S):

    WINDOW TICKET NUMBER (IF ANY):

    DATE OF EXECUTION OF NOTICE OF GUARANTEED DELIVERY:

    NAME OF INSTITUTION WHICH GUARANTEED DELIVERY:

                                   APPENDIX B

                     [FORM OF NOTICE OF GUARANTEED DELIVERY]

    NOTICE OF GUARANTEED DELIVERY FOR DEPOSITARY UNITS AND PREFERRED UNITS OF
                       AMERICAN REAL ESTATE PARTNERS, L.P.
            SUBSCRIBED FOR PURSUANT TO BASIC SUBSCRIPTION RIGHTS AND
                         THE OVER-SUBSCRIPTION PRIVILEGE



           As set forth in the Prospectus under "The Offering - Payment for Securities," this form or one substantially equivalent hereto may be used as a means of effecting subscription and payment for all Depositary Units and Preferred Units of American Real Estate Partners, L.P. subscribed for pursuant to Basic Subscription Rights and the Over-Subscription Privilege. Such form may be delivered by hand or sent by facsimile transmission, overnight courier or mail to the Subscription Agent.



                           The Subscription Agent is:

                         Registrar and Transfer Company


       By Mail or Overnight Courier:                          By Hand Only:                             By Facsimile:

       Registrar and Transfer Company                c/o The Depository Trust Company                  (908) 497-2312
             10 Commerce Drive                          Transfer Agent Drop Window
         Cranford, New Jersey 07016                     55 Water Street, 1st Floor
        Attention: Reorg. Department                          New York City



           DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION
         OF INSTRUCTIONS VIA A TELECOPY OR FACSIMILE NUMBER, OTHER THAN
            AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY

           The New York Stock Exchange member firm or bank or trust company which completes this form must communicate the guarantee and the number of Depositary Units and Preferred Units subscribed for (under Basic Subscription Rights and the Over-Subscription Privilege) to the Subscription Agent and must deliver this Notice of Guaranteed Delivery of Payment guaranteeing delivery of
(i) payment in full for all subscribed Depositary Units and Preferred Units and
(ii) a properly completed and executed Subscription Certificate (which certificate and full payment must then be delivered by the close of business on the fifth business day after the Expiration Date, as defined in the Prospectus) to the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date (__________, 1997 unless extended). Failure to do so will result in a forfeiture of the Rights.

                                    GUARANTEE

           The undersigned, a member firm of the New York Stock Exchange or a bank or trust company guarantees delivery to the Subscription Agent by the close of business (5:00 p.m., New York City time) on the fifth Business Day after the Expiration Date (_________, 1997 unless extended) of (A) a properly completed and executed Subscription Certificate and (B) payment of the full Subscription Price for Depositary Units and Preferred Units subscribed for pursuant to Basic Subscription Rights together with payment of the Subscription Price for the number of Depositary Units and Preferred Units for which the Over-Subscription Privilege is to be exercised, as subscription for such Depositary Units and Preferred Units is indicated herein or in the Subscription Certificate.




___________________________________________________________           ________________________________________________________
Number of Depositary Units and Preferred Units Pursuant to            Number of Depositary Units and Preferred Units on Over-
Basic Subscription Rights for which you are guaranteeing              Subscription Privilege for which you are guaranteeing
delivery of Rights and payment                                        delivery of Rights and payment

Number of Rights to be delivered:                                     ________________________________________________________

Method of Delivery [circle one]                                       A.  Through DTC
                                                                      B.  Direct to Company


Please note that if you are guaranteeing for Depositary Units and Preferred Units subscribed for pursuant to the Over-Subscription Privilege and are a DTC participant, you must also execute and forward to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, a Nominee Holder Over-Subscription Exercise Form.


_____________________________________________          ___________________________________________
Name of Firm                                           Authorized Signature

_____________________________________________          ___________________________________________
Address                                                Title

_____________________________________________          ___________________________________________
Zip Code                                               Name (Please Type or Print)

_____________________________________________          ___________________________________________
Name of Registered Holder (If Applicable)              Date

_____________________________________________
Telephone Number


* Signature must be guaranteed by a participant in a medallion guarantee program acceptable to the Subscription Agent.


** IF THE RIGHTS ARE TO BE DELIVERED THROUGH DTC, A REPRESENTATIVE OF THE COMPANY WILL PHONE YOU WITH A PROTECT IDENTIFICATION NUMBER, WHICH NEEDS TO BE COMMUNICATED BY YOU TO DTC.

                                   APPENDIX C

            [FORM OF NOMINEE HOLDER OVER-SUBSCRIPTION EXERCISE FORM]

                       AMERICAN REAL ESTATE PARTNERS, L.P.
                                 RIGHTS OFFERING

                 NOMINEE HOLDER OVER-SUBSCRIPTION EXERCISE FORM
                   PLEASE COMPLETE ALL APPLICABLE INFORMATION*

        BY MAIL OR OVERNIGHT COURIER:                      BY HAND:

     To: Registrar and Transfer Company           c/o Midwest Clearing Corp.
              10 Commerce Drive                        40 Broad Street
         Cranford, New Jersey 07016                New York, New York 10004


THIS FORM IS TO BE USED ONLY BY NOMINEE HOLDERS TO EXERCISE THE OVER-SUBSCRIPTION PRIVILEGE IN RESPECT OF RIGHTS WITH RESPECT TO WHICH ITS BASIC SUBSCRIPTION RIGHTS WERE EXERCISED AND DELIVERED THROUGH THE FACILITIES OF A COMMON DEPOSITARY. ALL OTHER EXERCISES OF OVER-SUBSCRIPTION PRIVILEGES BY RIGHTS HOLDERS MUST BE EFFECTED BY THE DELIVERY OF SUBSCRIPTION CERTIFICATES. DEPOSITARY UNITS AND PREFERRED UNITS SUBSCRIBED FOR THROUGH THE EXERCISE OF THE OVER-SUBSCRIPTION PRIVILEGE MUST BE PURCHASED AS A UNIT CONSISTING OF FOUR DEPOSITARY UNITS AND ONE PREFERRED UNIT AND MAY NOT BE SUBSCRIBED FOR SEPARATELY.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PARTNERSHIP'S PROSPECTUS DATED _____________, 1997 (THE "PROSPECTUS") AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE PARTNERSHIP.

VOID UNLESS RECEIVED BY THE SUBSCRIPTION AGENT WITH PAYMENT IN FULL BY 5:00 PM, NEW YORK CITY TIME, ON __________, 1997, UNLESS EXTENDED BY THE PARTNERSHIP (THE "EXPIRATION DATE").

1. The undersigned hereby certifies to the Subscription Agent that it is a participant in [Name of Depositary] (the "Depositary") and that it has either
(i) exercised Basic Subscription Rights in respect of Rights and delivered such exercised Rights to the Subscription Agent by means of transfer to the Depositary Account of the Partnership or (ii) delivered to the Subscription Agent a Notice of Guaranteed Delivery in respect of the exercise of Basic Subscription Rights and will deliver the Rights called in for by such Notice of Guaranteed Delivery to the Subscription Agent by means of transfer to such Depositary Account of the Partnership.

2. The undersigned hereby exercises the Over-Subscription Privilege to purchase, to the extent available, ______ Depositary Units and ______ Preferred Units and certifies to the Subscription Agent that such Over-Subscription Privilege is being exercised for the account or accounts of persons (which may include the undersigned) who are Rights Holders and on whose behalf Basic Subscription Rights have been exercised. The undersigned hereby applies for admission as a limited partner of the Partnership with respect to all Depositary Units and Preferred Units subscribed for pursuant to this Over-Subscription Privilege and agrees to be bound by all of the terms and conditions of the Partnership Agreement, as from time to time in effect.

3. The undersigned understands that payment of the Subscription Price of $__ per each four Depositary Units and one Preferred Unit subscribed for pursuant to the Over- Subscription Privilege must be received by the Subscription Agent at or before 5:00 p.m. New York City time on the Expiration Date and represents that such payment, in the aggregate amount of $______ either (check appropriate box):

    / / has been or is being delivered to the Subscription Agent pursuant to the Notice of Guaranteed Delivery referred to above or

    / /   is being delivered to the Subscription Agent herewith

           or

    / / has been delivered separately to the Subscription Agent; and, in the case of funds not delivered pursuant to a Notice of Guaranteed Delivery, is or was delivered in the manner set forth below (check appropriate box and complete information relating thereto):

    / /   uncertified check

    / /   certified check

    / /   bank draft


_________________________________________________       _____________________________________________
Basic Subscription Right Confirmation Number            Name of Nominee Holder

_________________________________________________       _____________________________________________
Depositary Participant Number                           Address

Contact Name:____________________________________       _____________________________________________
                                                        State                                Zip Code
Phone Number:____________________________________
                                                        By:__________________________________________

                                                        Name:________________________________________
Dated:                , 1997
                                                        Title:_______________________________________


* PLEASE ATTACH A BENEFICIAL OWNER LISTING CONTAINING THE RECORD DATE POSITION OF BASIC SUBSCRIPTION RIGHTS OWNED, THE NUMBER OF BASIC SUBSCRIPTION RIGHTS SUBSCRIBED AND THE NUMBER OF DEPOSITARY UNITS AND PREFERRED UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE REQUESTED BY EACH OWNER.

================================================================================
   NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN REAL ESTATE PARTNERS, L.P. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                      -----

                                TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Available Information.............................   2
Information Incorporated By Reference.............   2
Prospectus Summary................................   3
Risk Factors......................................  13
The Partnership...................................  21
The Offering......................................  22
Purpose of the Offering...........................  30
Use of Proceeds...................................  33
Ratio of Earnings to Fixed Charges and
  Preferred Unit Distributions....................  35
Description of Securities.........................  36
Description of Partnership Agreement..............  41
Income Tax Considerations.........................  50
Legal Matters.....................................  63
Experts...........................................  63


                               SUBSCRIPTION RIGHTS
                            EXPIRING _________, 1997
                          TO PURCHASE DEPOSITARY UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                          AND 5% CUMULATIVE PAY-IN-KIND
                           REDEEMABLE PREFERRED UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS



                              AMERICAN REAL ESTATE
                                 PARTNERS, L.P.




                          -----------------------------

                                   PROSPECTUS

                          -----------------------------






                              ______________, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for the registration fee) of the fees and expenses payable by the registrant in connection with the issuance and distribution of the Depositary Units and Preferred Units:

                SEC Registration Fee.........................................   $   90,910
                Printing and engraving expenses..............................          *
                                                                                    ------
                Accountant's fees and expenses...............................          *
                                                                                    ------
                Legal fees and expenses......................................          *
                                                                                    ------
                NYSE Listing Fee.............................................          *
                                                                                    ------
                Blue Sky fees and expenses (including counsel's fees)........          *
                                                                                    ------
                Subscription Agent Fees......................................          *
                                                                                    ------
                Miscellaneous................................................          *
                                                                                ----------

                   Total.....................................................   $     *
                                                                                ----------

------------------

* To be provided by Amendment.


ITEM 15.  Indemnification of Directors and Officers.

     Indemnification of American Property Investors, Inc., in its capacity as the general partner of American Real Estate Partners, L.P. (the "Registrant"), and its affiliates is provided for in Section 6.15 of the Agreement of Limited Partnership of the Registrant. Section 6.15 of the Agreement of Limited Partnership of the Registrant provides as follows:

           "6.15 (a) The Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the General Partner, its Affiliates, and all officers, directors, employees and agents of the General Partner and its Affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the General Partner or an Affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the General Partner or an Affiliate thereof or (z) a person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business, affairs or the Exchange, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a General Partner, an Affiliate, or an officer, director, employee or agent of the General Partner or of an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee's conduct did not constitute willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.

           (b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.15 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount unless it shall be determined that such Person is entitled to be indemnified as authorized in this Section 6.15.

           (c) The indemnification provided by this Section 6.15 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of Record Holders, as a matter of law or equity, or otherwise, both as to an action in the Indemnitee's capacity as a General Partner, an Affiliate or as an officer, director, employee or agent of a General Partner or an Affiliate, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

           (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Exchange and the activities of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

           (e) Except as set forth in the next sentence below, any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. The Record Holders shall not be subject to a personal liability by reason of these indemnification provisions.

           (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

           (g) The provisions of this Section 6.15 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons."

           Indemnification of American Property Investors, Inc., in its capacity as the general partner of American Real Estate Holdings Limited Partnership, in which the Registrant owns a 99% limited partner interest, and its affiliates are provided for in Section 6.13 of the Agreement of Limited Partnership of American Real Estate Holdings Limited Partnership. Section 6.13 of the Agreement of Limited Partnership of American Real Estate Holdings Limited Partnership provides as follows:

           "6.13 (a) The Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the General Partner, its Affiliates, and all officers, directors, employees and agents of the General Partner and its Affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the General Partner or an Affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the General Partner or an Affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business, affairs of the Exchange, including, without limitation, liabilities under the federal or state securities laws, regardless of whether the Indemnitee continues to be a General Partner, an Affiliate, or an officer, director, employee or agent of the General Partner or of an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee's conduct did not constitute willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.

           (b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.13 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount unless it shall be determined that such Person is entitled to be indemnified as authorized in this Section 6.13.

           (c) The indemnification provided by this Section 6.13 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of Limited Partners, as a matter of law or equity, or otherwise, both as to an action in the Indemnitee's capacity as a General Partner, an Affiliate or as an officer, director, employee or agent in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

           (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Exchange and the activities of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

           (e) Except as set forth in the next sentence below, any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. The Limited Partners shall not be subject to a personal liability by reason of these indemnification provisions.

           (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.13 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

           (g) The provisions of this Section 6.13 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons."

           Indemnification of the officers and directors of American Property Investors, Inc. is provided for in Section 10 of its Certificate of Incorporation and ARTICLE X of its By-Laws. Section 10 of the Certificate of Incorporation of American Property Investors, Inc., as amended, provides as follows:

           No director will have any personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith of which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, as amended, or (iv) for any transaction from which the director obtained an improper personal benefit.

           ARTICLE X of the By-Laws of American Property Investors, Inc., provides as follows:

           (a) any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjusted in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

           (b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

           (c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association."


ITEM 16.  Exhibits.


   EXHIBIT
   NUMBER                                         DESCRIPTION OF DOCUMENTS
   -------                                        ------------------------
     4.1        --  Amended and Restated Agreement of Limited Partnership of
                    Registrant, dated as of May 12, 1987 (the "Partnership
                    Agreement") (filed as Exhibit No. 3.2 to Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference).

     4.2        --   Amendment No. 1 to the Partnership Agreement, dated as of February 22, 1995
                    (filed as Exhibit No. 4.2 to Registrant's Registration Statement on Form S-3
                    (Registration No. 33-54767) and incorporated herein by reference).

     4.3        --   Amendment No. 2 to the Partnership Agreement, dated as of August 16, 1996 (filed as Exhibit No. 10.1 to Registrant's Current Report on Form 8-K, dated August 16,
                    1996 and incorporated herein by reference).

     4.4        --  Amended and Restated Agreement of Limited Partnership of
                    American Real Estate Holdings, Limited Partnership ("AREH"), dated as of July 1, 1987 (filed as Exhibit No. 3.4 to
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1987 and incorporated herein by reference).

     4.5        --  Depositary Agreement dated as of May 21, 1987 among
                    Registrant, the General Partner and the Subscription Agent
                    (the "Depositary Agreement") (filed as Exhibit No. 4.1 to
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1987 and incorporated herein by reference).

     4.6        --  Amendment No. 1 to the Depositary Agreement (filed as Exhibit No. 4.5 to
                    Registrant's Registration Statement on Form S-3 (Registration No. 33-54767) and
                    incorporated herein by reference).

     4.7        --  Form of Subscription Certificate (included on pages A-1 and A-2 of the Prospectus forming part of this Registration
                    Statement).

     4.8        --  Form of Notice of Guaranteed Delivery (included on pages
                    B-1 and B-2 of the Prospectus forming part of this Registration Statement).

     4.9        --  Form of Nominee Holder Over-Subscription Exercise Form
                    (included on page C-1 of the Prospectus forming a part of this Registration Statement).

    4.10        --  Form of Subscription Guaranty Agreement between Registrant and High Coast
                    Limited Partnership (the "Guarantor").*

    4.11        --   Form of Registration Rights Agreement between Registrant and the Guarantor.*

      5         --   Opinion of Rogers & Wells.*

      8         --   Opinion of Rogers & Wells as to certain federal income tax matters.*

    10.1        --  Note Purchase Agreements, dated as of May 27, 1988, among
                    Registrant, AREH and The Prudential Insurance Company of
                    America (the "Note Agreements") (filed as Exhibit Nos. 2a and 2b to Registrant's Current Report on Form 8-K dated May
                    27, 1988 and incorporated herein by reference).

    10.2        --  Amendment No. 1 to the Note Agreements dated November 17, 1988 (filed as
                    Exhibit No. 10.2 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.3        --  Amendment No. 2 to the Note Agreements dated November 17, 1988 (filed as
                    Exhibit No. 10.3 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.4        --  Amendment No. 3 to the Note Agreements dated as of June 21, 1994 (filed as
                    Exhibit No. 10.4 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.5        --  Amendment No. 4 to the Note Agreements dated as of August 12, 1994 (filed as
                    Exhibit No. 10.5 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

     12         --  Computation of Ratio of Earnings to Fixed Charges (included on pages 36 and 37 of the Prospectus forming a part of this Registration Statement).

    23.1        --  Consent of KPMG Peat Marwick LLP.

    23.2        --  Consents of Rogers & Wells (included in Exhibits 5 and 8).*

    99.1        --  Form of Subscription Agent Agreement between Registrant and the Subscription
                    Agent.

    99.2        --  Form of Amended and Restated Agency Agreement between Registrant and the
                    Subscription Agent.*

--------
    *   To be filed by Amendment.


ITEM 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription Offer. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6)  The undersigned Registrant hereby undertakes that:

      (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Kisco, State of New York, on July 17, 1997.

                                       AMERICAN REAL ESTATE PARTNERS, L.P.

                                       By:AMERICAN PROPERTY INVESTORS, INC.
                                                 General Partner

                                       By:          /s/ Carl C. Icahn
                                          -------------------------------------
                                                        Carl C. Icahn
                                                    Chairman of the Board


                                POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John P. Saldarelli his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Amendments (including pre-effective and post-effective amendments) to this Registration Statement and any and all registration statements for the same offering as is registered by this Registration Statement and that will be effective on filing pursuant to Rule 462(b) of the Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     Signature                                       Title                              Date
                     ---------                                       -----                              ----
                 /s/ Carl C. Icahn                           Chairman of the Board                 July 17, 1997
---------------------------------------------------      (Principal Executive Officer)
                   Carl C. Icahn

                /s/ Alfred Kingsley                                Director                        July 17, 1997
---------------------------------------------------
                  Alfred Kingsley

             /s/ William A. Leidesdorf                             Director                        July 17, 1997
---------------------------------------------------
               William A. Leidesdorf

               /s/ Jack G. Wasserman                               Director                        July 17, 1997
---------------------------------------------------
                 Jack G. Wasserman

              /s/ John P. Saldarelli                               Treasurer                       July 17, 1997
---------------------------------------------------    (Principal Financial Officer and
                John P. Saldarelli                       Principal Accounting Officer)

                                EXHIBIT INDEX
                                -------------

   EXHIBIT
   NUMBER                               DESCRIPTION OF DOCUMENTS
   -------                              ------------------------
     4.1        --  Amended and Restated Agreement of Limited Partnership of
                    Registrant, dated as of May 12, 1987 (the "Partnership
                    Agreement") (filed as Exhibit No. 3.2 to Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference).

     4.2        --  Amendment No. 1 to the Partnership Agreement, dated as of February 22, 1995
                    (filed as Exhibit No. 4.2 to Registrant's Registration Statement on Form S-3
                    (Registration No. 33-54767) and incorporated herein by reference).

     4.3        --  Amendment No. 2 to the Partnership Agreement, dated as of August 16, 1996 (filed as Exhibit No. 10.1 to Registrant's Current Report on Form 8-K, dated August 16,
                    1996 and incorporated herein by reference).

     4.4        --  Amended and Restated Agreement of Limited Partnership of
                    American Real Estate Holdings, Limited Partnership ("AREH"), dated as of July 1, 1987 (filed as Exhibit No. 3.4 to
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1987 and incorporated herein by reference).

     4.5        --  Depositary Agreement dated as of May 21, 1987 among
                    Registrant, the General Partner and the Subscription Agent
                    (the "Depositary Agreement") (filed as Exhibit No. 4.1 to
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1987 and incorporated herein by reference).

     4.6        --  Amendment No. 1 to the Depositary Agreement (filed as Exhibit No. 4.5 to
                    Registrant's Registration Statement on Form S-3 (Registration No. 33-54767) and
                    incorporated herein by reference).

     4.7        --  Form of Subscription Certificate (included on pages A-1 and A-2 of the Prospectus forming part of this Registration
                    Statement).

     4.8        --  Form of Notice of Guaranteed Delivery (included on pages
                    B-1 and B-2 of the Prospectus forming part of this Registration Statement).

     4.9        --  Form of Nominee Holder Over-Subscription Exercise Form
                    (included on page C-1 of the Prospectus forming a part of this Registration Statement).

    4.10        --  Form of Subscription Guaranty Agreement between Registrant and High Coast
                    Limited Partnership (the "Guarantor").*

    4.11        --  Form of Registration Rights Agreement between Registrant and the Guarantor.*

      5         --  Opinion of Rogers & Wells.*

      8         --  Opinion of Rogers & Wells as to certain federal income tax matters.*

    10.1        --  Note Purchase Agreements, dated as of May 27, 1988, among
                    Registrant, AREH and The Prudential Insurance Company of
                    America (the "Note Agreements") (filed as Exhibit Nos. 2a and 2b to Registrant's Current Report on Form 8-K dated May
                    27, 1988 and incorporated herein by reference).

    10.2        --  Amendment No. 1 to the Note Agreements dated November 17, 1988 (filed as
                    Exhibit No. 10.2 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.3        --  Amendment No. 2 to the Note Agreements dated November 17, 1988 (filed as
                    Exhibit No. 10.3 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.4        --  Amendment No. 3 to the Note Agreements dated as of June 21, 1994 (filed as
                    Exhibit No. 10.4 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

    10.5        --  Amendment No. 4 to the Note Agreements dated as of August 12, 1994 (filed as
                    Exhibit No. 10.5 to Registrant's Registration Statement on Form S-3 (Registration
                    No. 33-54767) and incorporated herein by reference).

     12         --  Computation of Ratio of Earnings to Fixed Charges (included on pages 36 and 37 of the Prospectus forming a part of this Registration Statement).

    23.1        --  Consent of KPMG Peat Marwick LLP.

    23.2        --  Consents of Rogers & Wells (included in Exhibits 5 and 8).*

    99.1        --  Form of Subscription Agent Agreement between Registrant and the Subscription
                    Agent.

    99.2        --  Form of Amended and Restated Agency Agreement between Registrant and the
                    Subscription Agent.*


--------
    *   To be filed by Amendment.